Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252814
PROSPECTUS SUPPLEMENT NO. 6
(to Prospectus dated June 3, 2021)

HIMS & HERS HEALTH, INC.
174,516,077 Shares of Class A Common Stock
3,904,086 Warrants to Purchase Shares of Class A Common Stock
10,612,401 Shares of Class A Common Stock Underlying Warrants
This prospectus supplement supplements the prospectus dated June 3, 2021 (the "Prospectus"), which forms a part of our registration statement on Form S-1 (No. 333-252814). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 10, 2021 (the "Quarterly Report"). Accordingly, we have attached the Quarterly Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the "Selling Securityholders") of (A) up to 174,516,077 shares of Class A common stock, par value $0.0001 per share ("Class A common stock"), consisting of (i) up to 7,500,000 shares of Class A common stock issued in a private placement pursuant to subscription agreements entered into on September 30, 2020; (ii) up to 3,773,437 shares of Class A common stock issued upon consummation of the Business Combination (as defined in the Prospectus), in exchange for our Class B ordinary shares originally issued in a private placement to Oaktree Acquisition Holdings, L.P.; (iii) up to 136,191,471 shares of Class A common stock issued to former stockholders and advisors of Hims, Inc.; (iv) up to 8,377,623 shares of Class A common stock reserved for issuance by us upon conversion of Class V common stock held by trusts affiliated with Andrew Dudum, our Chief Executive Officer; (v) up to 14,153,520 shares of restricted Class A common stock issued in connection with the Business Combination and subject to certain stock price-based vesting conditions; (vi) up to 615,940 shares of Class A common stock reserved for issuance by us upon exercise of assumed warrants to purchase Class A common stock held by former warrant holders of Hims, Inc. and (vii) up to 3,904,086 shares of Class A common stock that are issuable upon exercise of the private placement warrants and business combination warrants (each as defined in the Prospectus); and (B) up to 3,904,086 warrants.
In addition, the Prospectus and this prospectus supplement relate to the offer and sale of up to 6,708,315 shares of Class A common stock that are issuable by us upon the exercise of 6,708,315 warrants (the "public warrants") that were previously registered by the holders thereof. Additionally, this prospectus relates to the offer and sale of (i) up to 3,012,500 shares of Class A common stock issuable by us upon exercise of 3,012,500 warrants to purchase shares of Class A common stock originally issued to the Sponsor (as defined in the Prospectus) in a private placement by the holders thereof and (ii) up to 891,586 shares of Class A common stock issuable by us upon exercise of 891,586 warrants to purchase shares of Class A common stock issued or issuable to former stockholders of Hims, Inc. by the holders thereof other than the initial holders.
Our Class A common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "HIMS". On November 9, 2021, the closing price of our Class A common stock was $8.28.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our securities involves risks. See the section entitled "Risk Factors" beginning on page 13 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 10, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended September 30, 2021

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

 For the transition period from                         to ____________

HIMS & HERS HEALTH, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-38986	98-1482650
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2269 Chestnut Street, #523	San Francisco	California	94123
(Address of principal executive office)			(ZIP Code)
(415) 851-0195
Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	HIMS	New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to filing requirements for the past 90 days.
Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).
Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer         ☐                         Accelerated filer          ☐
Non-accelerated filer         ☒                         Smaller reporting company     ☒
Emerging growth company         ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act)
Yes ☐ No ☒

As of November 5, 2021, 195,535,515 shares of Class A common stock, par value $0.0001, and 8,377,623 shares of Class V common stock, par value $0.0001, were issued and outstanding.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This quarterly report on Form 10-Q, including, without limitation, statements under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our financial and business performance, market acceptance and success of our business model, our ability to expand the scope of our offerings, and our ability to comply with the extensive, complex, and evolving regulatory requirements applicable to the healthcare industry. These statements are based on management’s current expectations, but actual results may differ materially due to various factors.

The forward-looking statements contained in this quarterly report on Form 10-Q are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control), and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under Part II, Item 1A: “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation (and expressly disclaim any obligation) to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under Part II, Item 1A: “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this quarterly report on Form 10-Q. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this quarterly report on Form 10-Q, those results or developments may not be indicative of results or developments in subsequent periods.
ii

PART I - FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
Hims & Hers Health, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$64,772	$27,344
Short-term investments	187,653	72,864
Inventory	10,858	3,543
Prepaid expenses and other current assets	10,950	5,404
Deferred transaction costs	—	3,929
Total current assets	274,233	113,084
Restricted cash	856	1,006
Other long-term assets	7,167	4,548
Intangibles, net	26,932	59
Goodwill	110,881	—
Total assets	$420,069	$118,697
Liabilities, mezzanine equity, and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$16,094	$8,066
Accrued liabilities	11,206	4,984
Deferred revenue	1,993	1,272
Earn-out liabilities	23,205	—
Warrant liabilities	—	906
Total current liabilities	52,498	15,228
Earn-out liabilities	11,200	—
Other long-term liabilities	1,218	381
Total liabilities	64,916	15,609
Commitments and contingencies (Note 12)
Mezzanine equity:
Redeemable convertible preferred stock par value $0.0001, 275,000,000 and 95,997,674 shares authorized and nil and 93,328,118 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; liquidation preference of nil and $268,452 as of September 30, 2021 and December 31, 2020, respectively	—	249,962
Total mezzanine equity	—	249,962
Stockholders' equity (deficit):
Common stock – Class A shares, par value $0.0001, 2,750,000,000 and 166,696,759 shares authorized and 195,439,626 and 46,025,754 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; Class V shares, par value $0.0001, 10,000,000 shares authorized and 8,377,623 shares issued and outstanding as of September 30, 2021; Class F shares, par value $0.0001, 6,941,352 shares authorized, issued, and outstanding as of December 31, 2020	20	—
Additional paid-in capital	602,975	24,429
Accumulated other comprehensive loss	(52)	(11)
Accumulated deficit	(247,790)	(171,292)
Total stockholders' equity (deficit)	355,153	(146,874)
Total liabilities, mezzanine equity, and stockholders' equity (deficit)	$420,069	$118,697
See accompanying notes to unaudited condensed consolidated financial statements.

Hims & Hers Health, Inc.
Condensed Consolidated Statements of
Operations and Comprehensive Loss (Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$74,173	$41,324	$187,179	$107,291
Cost of revenue	19,301	10,047	44,783	29,733
Gross profit	54,872	31,277	142,396	77,558
Operating expenses:
Marketing	38,293	15,102	93,195	39,675
Selling, general, and administrative	44,240	19,496	142,678	48,401
Total operating expenses	82,533	34,598	235,873	88,076
Loss from operations	(27,661)	(3,321)	(93,477)	(10,518)
Other income (expense):
Change in fair value of liabilities	8,328	(2,527)	13,610	(2,477)
Interest expense	—	—	—	(10)
Other income, net	219	8	320	223
Total other income (expense), net	8,547	(2,519)	13,930	(2,264)
Loss before income taxes	(19,114)	(5,840)	(79,547)	(12,782)
Benefit (provision) for income taxes	3,173	(31)	3,049	(103)
Net loss	(15,941)	(5,871)	(76,498)	(12,885)
Other comprehensive (loss) income	(12)	6	(41)	(12)
Total comprehensive loss	$(15,953)	$(5,865)	$(76,539)	$(12,897)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.08)	$(0.16)	$(0.42)	$(0.36)
Weighted average shares outstanding:
Basic and diluted	200,038,761	35,614,598	181,867,522	35,345,972
See accompanying notes to unaudited condensed consolidated financial statements.

Hims & Hers Health, Inc.
Condensed Consolidated Statements of Mezzanine Equity and Stockholders' Equity (Deficit) (Unaudited)
(In Thousands, Except Share Data)

	Redeemable Convertible Preferred Stock		Redeemable Class A Common Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	206,031,290	$249,962	—	$—	116,930,602	$—	$24,429	$(11)	$(171,292)	$(146,874)
Recapitalization	(112,703,172)	—	—	—	(63,963,496)	5	(5)	—	—	—
Balance as of December 31, 2020	93,328,118	249,962	—	—	52,967,106	5	24,424	(11)	(171,292)	(146,874)
Pre-closing stock repurchase, net of exercise of vested options	(206,511)	(125)	—	—	(1,817,519)	—	(21,902)	—	—	(21,902)
Conversion of preferred stock to common stock	(93,121,607)	(249,837)	—	—	93,121,607	9	249,828	—	—	249,837
Repayment of related-party promissory notes associated with vested shares	—	—	—	—	—	—	854	—	—	854
Forfeiture of related-party promissory notes	—	—	—	—	(370,734)	—	—	—	—	—
Conversion of Series D preferred stock warrants to Class A common warrants	—	—	—	—	—	—	1,160	—	—	1,160
Exercise of Class A common stock warrants	—	—	—	—	1,867,292	—	21,678	—	—	21,678
Issuance of common stock upon Merger, net of transaction costs of $16.2 million	—	—	—	—	23,892,244	2	129,657	—	—	129,659
Issuance of PIPE shares	—	—	—	—	7,500,000	1	74,999	—	—	75,000
Issuance of earn-out shares to common stockholders	—	—	—	—	14,153,520	1	—	—	—	1
Exercise of vested stock options	—	—	—	—	37,887	—	80	—	—	80
Vesting of early-exercised stock options	—	—	—	—	—	—	54	—	—	54
Warrant expense in connection with Merger	—	—	—	—	—	—	154	—	—	154
Stock-based compensation	—	—	—	—	—	—	34,230	—	—	34,230
Other comprehensive loss	—	—	—	—	—	—	—	(61)	—	(61)
Net loss	—	—	—	—	—	—	—	—	(51,404)	(51,404)
Balance as of March 31, 2021	—	—	—	—	191,351,403	18	515,216	(72)	(222,696)	292,466
Issuance of common stock for Merger transaction costs of $2.5 million	—	—	—	—	250,000	—	—	—	—	—
Issuance of common stock for acquisition of business	—	—	—	—	624,880	—	1,949	—	—	1,949
Exercise of Class A common stock warrants	—	—	—	—	88	—	1	—	—	1
Issuance of common stock upon vesting of RSUs, net of tax withholdings	—	—	—	—	725,740	1	(1,959)	—	—	(1,958)
Exercise of vested stock options	—	—	—	—	294,374	—	178	—	—	178
Vesting of early-exercised stock options, net of cancelations	—	—	—	—	(2,643)	—	48	—	—	48
Stock-based compensation	—	—	—	—	—	—	9,491	—	—	9,491
Other comprehensive income	—	—	—	—	—	—	—	32	—	32
Net loss	—	—	—	—	—	—	—	—	(9,153)	(9,153)
Balance as of June 30, 2021	—	—	—	—	193,243,842	19	524,924	(40)	(231,849)	293,054
Issuance of common stock for acquisition of business	—	—	—	—	8,074,935	1	50,664	—	—	50,665
Issuance of common stock for Class A common stock warrant redemption	—	—	—	—	1,958,615	—	16,967	—	—	16,967
Issuance of common stock upon vesting of RSUs, net of tax withholdings	—	—	—	—	159,247	—	(651)	—	—	(651)
Exercise of vested stock options	—	—	—	—	380,779	—	313	—	—	313
Vesting of early-exercised stock options, net of cancelations	—	—	—	—	(169)	—	41	—	—	41
Stock-based compensation	—	—	—	—	—	—	10,717	—	—	10,717
Other comprehensive loss	—	—	—	—	—	—	—	(12)	—	(12)
Net loss	—	—	—	—	—	—	—	—	(15,941)	(15,941)
Balance as of September 30, 2021	—	$—	—	$—	203,817,249	$20	$602,975	$(52)	$(247,790)	$355,153

	Redeemable Convertible Preferred Stock		Redeemable Class A Common Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	186,573,651	$186,741	1,627,132	$4,500	113,887,093	$—	$13,383	$2	$(153,178)	$(139,793)
Recapitalization	(102,059,460)	—	(890,074)	—	(62,298,481)	—	—	—	—	—
Balance as of December 31, 2019	84,514,191	186,741	737,058	4,500	51,588,612	—	13,383	2	(153,178)	(139,793)
Issuance of Series D convertible preferred stock, net of issuance costs of $0.1 million	4,537,700	31,511	—	—	—	—	—	—	—	—
Exercise of vested stock options	—	—	—	—	226	—	—	—	—	—
Early exercise of unvested stock options	—	—	—	—	226	—	—	—	—	—
Vesting of early-exercised stock options	—	—	—	—	—	—	11	—	—	11
Forfeiture of unvested early-exercised shares	—	—	—	—	(46,242)	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	1,404	—	—	1,404
Expiration of the Class A common stock redemption right	—	—	(737,058)	(4,500)	737,058	—	4,500	—	—	4,500
Other comprehensive loss	—	—	—	—	—	—	—	(42)	—	(42)
Net loss	—	—	—	—	—	—	—	—	(6,033)	(6,033)
Balance as of March 31, 2020	89,051,891	218,252	—	—	52,279,880	—	19,298	(40)	(159,211)	(139,953)
Issuance of Series D convertible preferred stock	868,768	6,028	—	—	—	—	—	—	—	—
Exercise of Series C convertible preferred stock warrants	583,632	3,852	—	—	—	—	—	—	—	—
Exercise of vested stock options	—	—	—	—	15,043	—	27	—	—	27
Early exercise of unvested stock options	—	—	—	—	10,438	—	—	—	—	—
Vesting of early-exercised stock options	—	—	—	—	—	—	9	—	—	9
Forfeiture of unvested early-exercised shares	—	—	—	—	(509,602)	—	—	—	—	—
Stock based compensation	—	—	—	—	—	—	1,925	—	—	1,925
Other comprehensive income	—	—	—	—	—	—	—	24	—	24
Net loss	—	—	—	—	—	—	—	—	(981)	(981)
Balance as of June 30, 2020	90,504,291	228,132	—	—	51,795,759	—	21,259	(16)	(160,192)	(138,949)
Issuance of Series D convertible preferred stock	2,065,594	14,361	—	—	—	—	—	—	—	—
Exercise of Series C convertible Preferred Stock warrants	280,924	2,675	—	—	—	—	—	—	—	—
Exercise of Class A common stock warrants	—	—	—	—	143,452	—	8	—	—	8
Exercise of vested stock options	—	—	—	—	122,810	—	44	—	—	44
Early exercise of unvested stock options	—	—	—	—	11,313	—	—	—	—	—
Vesting of early-exercised stock options	—	—	—	—	—	—	7	—	—	7
Stock-based compensation	—	—	—	—	—	—	1,414	—	—	1,414
Other comprehensive income	—	—	—	—	—	—	—	6	—	6
Net loss	—	—	—	—	—	—	—	—	(5,871)	(5,871)
Balance as of September 30, 2020	92,850,809	$245,168	—	$—	52,073,334	$—	$22,732	$(10)	$(166,063)	$(143,341)
See accompanying notes to unaudited condensed consolidated financial statements.

Hims & Hers Health, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2021	2020
Operating activities
Net loss	$(76,498)	$(12,885)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,445	692
Stock-based compensation	55,259	4,743
Change in fair value of liabilities	(13,610)	2,477
Warrant expense in connection with Merger	154	—
Lease termination expense	—	1,846
Amortization of debt issuance costs	144	251
Net amortization on securities	1,732	21
Benefit for deferred taxes	(3,178)	—
Non-cash other	871	—
Changes in operating assets and liabilities:
Inventory	(6,928)	(735)
Prepaid expenses and other current assets	2,635	37
Other long-term assets	(58)	777
Accounts payable	6,306	(897)
Accrued liabilities	(794)	1,149
Deferred revenue	217	(65)
Other long-term liabilities	(4)	379
Net cash used in operating activities	(31,307)	(2,210)
Investing activities
Purchases of investments	(219,361)	(84,015)
Maturities of investments	99,375	43,790
Proceeds from sales of investments	3,465	11,550
Acquisition of businesses, net of cash acquired	(46,468)	—
Investment in website development and internal-use software	(3,242)	(1,651)
Purchases of property, equipment, and intangible assets	(279)	(1,293)
Net cash used in investing activities	(166,510)	(31,619)
Financing activities
Proceeds from issuance of redeemable convertible preferred stock	—	51,927
Pre-closing stock repurchase	(22,027)	—
Proceeds from issuance of common stock upon Merger	197,686	—
Proceeds from PIPE	75,000	—
Payments for transaction costs	(12,851)	(2,074)
Proceeds from repayment of promissory notes associated with vested and unvested shares	1,193	—
Proceeds from exercise of Class A common stock warrants, net of redemption payments	787	—
Proceeds from exercise of vested and unvested stock options, net of repurchases and cancelations	567	111
Repayments of principal on term loan	—	(1,515)
Payments for taxes related to net share settlement of equity awards	(5,234)	—
Net cash provided by financing activities	235,121	48,449
Foreign currency effect on cash and cash equivalents	(26)	(11)
Increase in cash, cash equivalents, and restricted cash	37,278	14,609
Cash, cash equivalents, and restricted cash at beginning of period	28,350	22,797
Cash, cash equivalents, and restricted cash at end of period	$65,628	$37,406
Supplemental disclosures of cash flow information
Cash paid for taxes	$279	$246
Cash paid for interest	—	10
Non-cash investing and financing activities
Expiration of Class A common stock redemption right	$—	$4,500
Exercise of convertible preferred stock warrants	—	6,508
Recapitalization of redeemable convertible preferred stock from pre-closing stock repurchase	125	—
Conversion of redeemable convertible preferred stock to common stock	249,837	—
Assumption of Merger warrants liability	51,814	—
Redemption/exercise of Class A common stock warrants	37,834	—
Reclassification of deferred transaction costs	3,929	—
Conversion of Series D preferred stock warrants to Class A common warrants	1,160	—
Deferred transaction costs payable	—	577
Purchase of property and equipment included in accounts payable	—	35
Change in transaction costs payable	568	—
Vesting of early-exercised stock options	147	27
Common stock issued, contingent consideration, and liabilities assumed in acquisition of businesses	99,958	—
Equity awards classified as prepaid expenses	2,625	—

See accompanying notes to unaudited condensed consolidated financial statements.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Organization

Hims & Hers Health, Inc. (the “Company”), formerly known as Oaktree Acquisition Corp. (“OAC”), is a direct-to-customer telehealth company incorporated in Delaware. The Company’s mission is to make healthcare accessible, affordable, and convenient for everyone. The Company designed and built a digitally native, cloud-based technology centered around the consumer, and designed everything with the consumer in mind. The Company’s proprietary websites, telehealth platform, electronic medical records system, and pharmacy integration combine to provide customers with a seamless, easy-to-use, digital-first experience.

The Company offers a range of health and wellness products and services available for purchase directly by customers on the Company’s websites, the Company’s mobile application starting in November 2021, and through wholesale partners.

On January 20, 2021 (the “Closing Date”), OAC completed the acquisition of Hims, Inc. (“Hims”) pursuant to the Agreement and Plan of Merger dated as of September 30, 2020 (the “Merger Agreement”) by and among OAC, Hims, and Rx Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of OAC (“Merger Sub”). The Merger Agreement provided for, among other things, the combination of Hims and OAC pursuant to the merger of Merger Sub with and into Hims, with Hims continuing as the surviving entity and as a wholly-owned subsidiary of OAC, which changed its name to Hims & Hers Health, Inc. (the “Merger”).

The Merger was accounted for as a reverse recapitalization with Hims as the accounting acquirer and OAC as the acquired company for accounting purposes. Accordingly, all historical financial information presented in the unaudited condensed consolidated financial statements represents the accounts of Hims and its wholly-owned subsidiaries as if Hims is the predecessor to the Company. The shares and net loss per common share, prior to the Merger, have been retroactively restated as shares reflecting the exchange ratio established in the Merger (0.4530 shares of Company Class A common stock for 1 share of Hims Class A common stock).

Prior to the Merger, OAC ordinary shares and warrants were traded on the New York Stock Exchange (“NYSE”) under the ticker symbols “OAC” and “OAC WS”, respectively. On the Closing Date, the Company’s Class A common stock and warrants began trading on the NYSE under the ticker symbols “HIMS” and “HIMS WS”, respectively. One of the primary purposes of the Merger was to provide a platform for Hims to gain access to the U.S. capital markets. See Note 3 – Recapitalization for additional details.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The condensed consolidated financial statements as of September 30, 2021 are unaudited. The condensed consolidated balance sheet as of December 31, 2020, included herein was derived from the audited consolidated financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As such, the information included herein should be read in conjunction with the consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020 (the “audited consolidated financial statements”).

The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect, in management’s opinion, all adjustments of a normal, recurring nature that are necessary for the fair statement of the Company’s balance sheet, results of operations, and cash flows for the periods presented, but are not necessarily indicative of the results expected for the full fiscal year or any other period.

The unaudited condensed consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and variable interest entities in which it holds a controlling financial interest. All intercompany transactions and balances have been eliminated in these condensed consolidated financial statements.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
For the three and nine months ended September 30, 2021 and 2020, the Company had operations primarily in the United States and immaterial operations in the United Kingdom.

Except for the addition of business combinations to the Company’s significant accounting policies, there have been no changes to the Company’s significant accounting policies described in the audited consolidated financial statements for the year ended December 31, 2020, that have had a material impact on these condensed consolidated financial statements and related notes.

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The more significant estimates and assumptions by management include, among others, valuation of inventory, valuation and recognition of stock-based compensation expense, valuation and recognition of warrants, valuation of contingent consideration in business combinations, purchase price allocation for business combinations, valuation of earn-out liabilities, and estimates in capitalization of website development and internal-use software costs. Management believes that the estimates and judgments upon which it relies, are reasonable based upon information available to it at the time that these estimates and judgments were made. Actual results experienced by the Company may differ from management’s estimates. To the extent that there are material differences between these estimates and actual results, the Company’s condensed consolidated financial statements will be affected.

Business Combinations

The Company accounts for its business combinations using the acquisition method of accounting. The purchase price is attributed to the fair value of the assets acquired and liabilities assumed. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date. The excess of the purchase price of acquisition over the fair value of the identifiable net assets of the acquiree is recorded as goodwill. The results of businesses acquired in a business combination are included in the Company’s condensed consolidated financial statements from the date of acquisition.

When the Company issues stock-based or cash awards to an acquired company’s shareholders, the Company evaluates whether the awards are consideration or compensation for post-acquisition services. The evaluation includes, among other things, whether the vesting of the awards is contingent on the continued employment of the acquired company’s stockholders beyond the acquisition date. If continued employment is required for vesting, the awards are treated as compensation for post-acquisition services and recognized as expense over the requisite service period.

Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates, and selection of comparable companies. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including market conditions, technological developments, economic conditions, and competition. In connection with determination of fair values, the Company may engage a third-party valuation specialist to assist with the valuation of intangible and certain tangible assets acquired and certain assumed obligations.

Segment Reporting

The Company is managed as a single operating segment on a consolidated basis, inclusive of acquisitions. The Company determined that the Chief Executive Officer (“CEO”) is the chief operating decision maker as he is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions and managing the organization at a consolidated level.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity or remaining maturity of three months or less at the date of purchase to be cash equivalents. The Company deposits its cash and cash equivalents with financial institutions.

The restricted cash balance comprises cash collateral that is held by the Company’s primary financial institution to secure a letter of credit issued as a security deposit for the Company’s warehouse facility in New Albany, Ohio. In 2020, the Company

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Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
also had cash collateral for use of the financial institution’s cash management services. See Note 11 – Borrowing Arrangements for further details.

Total cash, cash equivalents, and restricted cash are summarized as follows (in thousands):

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$64,772	$27,344
Restricted cash	856	1,006
Total cash, cash equivalents, and restricted cash	$65,628	$28,350

Investments

Available-for-sale debt instruments with original maturities at the date of purchase greater than three months and remaining maturities of less than one year are classified as short-term investments. Available-for-sale debt instruments with original maturities at the date of purchase and remaining maturities of greater than one year are classified as long-term investments. The Company intends to sell such investments at or close to maturity.

The investments, if any, are designated as available-for-sale and are reported at fair value, with unrealized gains and losses, net of tax, recorded in other comprehensive income (loss) on the condensed consolidated statements of operations and comprehensive loss, except for other-than-temporary impairments. The Company determines the cost of the investment sold based on specific identification at the individual security level. The Company records the interest income and realized gains and losses on the sale of these instruments within other income (expense) on the condensed consolidated statements of operations and comprehensive loss.

Inventory

Inventory primarily consists of finished goods and raw materials that are located at Company-managed and third-party fulfillment warehouses. Inventory is stated at the lower of cost and net realizable value and inventory cost is determined by the weighted average cost method. The Company reserves for expired, slow-moving, and excess inventory by estimating the net realizable value based on the potential future use of such inventory. Management monitors inventory to identify events that would require impairment due to slow-moving, expired, or obsolete inventory and reduces the value of inventory when required. Obsolete inventory balances are written off against the inventory allowance when management determines that the inventory cannot be sold.

Revenue Recognition

The Company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services.

The Company’s consolidated revenue primarily comprises online sales of health and wellness products and services through the Company’s websites, including prescription and non-prescription products. In contracts that contain prescription products issued as the result of a consultation, revenue also includes medical consultation services provided by Affiliated Medical Groups (defined below). Additionally, the Company offers a range of health and wellness products through wholesale partners.

Revenue consists of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Online	$72,032	$38,829	$180,858	$100,637
Wholesale	2,141	2,495	6,321	6,654
Total revenue	$74,173	$41,324	$187,179	$107,291

For online revenue, the Company defines its customer as an individual who purchases products or services through websites. For wholesale revenue, the Company defines its customer as a wholesale partner. The transaction price in the Company’s

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
contracts with customers is the total amount of consideration to which the Company expects to be entitled in exchange for transferring products or services to the customer.

The Company’s contracts that contain prescription products issued as the result of a consultation include two performance obligations: access to (i) products and (ii) consultation services. The Company’s contracts for prescription refills and contracts that do not contain prescription products have a single performance obligation. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product to the customer and, in contracts that contain services, by the provision of consultation services to the customer. The Company satisfies its performance obligation for products at a point in time, which is upon delivery of the products to a third-party carrier. The Company satisfies its performance obligation for services over the period of the consultation service, which is typically a few days. The customer obtains control of the products and services upon the Company’s completion of its performance obligations.

For contracts with multiple performance obligations, the transaction price is allocated to each performance obligation on a relative stand-alone selling price basis. The stand-alone selling price is based on the prices at which the Company separately sells the products and services, as well as market and cost plus margin-based estimates. For each of the three and nine months ended September 30, 2021 and 2020, service revenue represented less than 10% of consolidated revenues.

To fulfill its promise to customers for contracts that include professional medical consultations, the Company maintains relationships with various “Affiliated Medical Groups”, which are professional corporations or other professional entities owned by licensed physicians and that engage licensed healthcare professionals (physicians, physician assistants, nurse practitioners, and mental health providers; collectively referred to as “Providers” or individually, a “Provider”) to provide consultation services. Refer to Note 9 – Variable Interest Entities. The Company accounts for service revenue as a principal in the arrangement with its customers. This conclusion is reached because (i) the Company determines which Affiliated Medical Group and Provider provides the consultation to the customer; (ii) the Company is primarily responsible for the satisfactory fulfillment and acceptability of the services; (iii) the Company incurs costs for consultation services even for visits that do not result in a prescription and the sale of products; and (iv) the Company, at its sole discretion, sets all listed prices charged on its websites for products and services.

Additionally, to fulfill its promise to customers for contracts that include sale of prescription products, the Company maintains relationships with certain affiliated and third-party pharmacies (“Partner Pharmacies” or individually, a “Partner Pharmacy”) to fill prescriptions that are ordered by the Company’s customers for fulfillment through the Company’s websites. The Company accounts for prescription product revenue as a principal in the arrangement with its customers. This conclusion is reached because (i) the Company has sole discretion in determining which Partner Pharmacy fills a customer’s prescription; (ii) Partner Pharmacies fill the prescription based on fulfillment instructions provided by the Company, including using the Company’s branded packaging for generic products; (iii) the Company is primarily responsible to the customer for the satisfactory fulfillment and acceptability of the order; (iv) the Company is responsible for refunds of the prescription medication after transfer of control to the customer; and (v) the Company, at its sole discretion, sets all listed prices charged on its websites for products and services.

The Company estimates refunds using the expected value method based on historical refunds granted to customers. The Company updates its estimate at the end of each reporting period and recognizes the estimated amount as contra-revenue with a corresponding refund liability. Sales, value-added, and other taxes are excluded from the transaction price and, therefore, from revenue.

The Company has made an accounting policy election to account for shipping activities, consisting of direct costs to ship products performed after the control of a product has been transferred to the customer, in cost of revenue.

For online sales, payment for prescription medication and non-prescription products is typically collected from the customer a few days in advance of product shipment. Contract liabilities are recorded when payments have been received from the customer for undelivered products or services and are recognized as revenue when the performance obligations are later satisfied. Contract liabilities consisting of balances related to customer prepayments are recognized as current deferred revenue on the condensed consolidated balance sheets since the associated revenue will be primarily recognized within the following fiscal period. For wholesale arrangements, payments are collected in accordance with contract terms.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
Stock-Based Compensation

The fair value of stock options, equity-classified warrants issued to vendors, and restricted stock units (“RSUs”), are measured at the grant date fair value. The fair value of employee stock options and vendor warrants are generally determined using the Black-Scholes Merton (“BSM”) option-pricing model using various inputs, including estimates of expected volatility, term, risk-free rate, and future dividends. Stock options that were granted to the Company’s Chief Executive Officer (“CEO”) with performance and market conditions and earn-out RSUs were valued using the Monte Carlo simulation model. The Company recognizes compensation costs on a straight-line basis over the requisite service period of the employee and vendor, which is generally the vesting term of four years for options, warrants, and RSUs that do not have performance or market conditions. Stock options and RSUs with performance conditions are recognized when it is probable that performance criteria will be achieved and compensation cost is recognized using the accelerated attribution method. The Company accounts for forfeitures as they occur.

Warrant Liabilities

The Company classifies Private Placement Warrants and Public Warrants (both defined and discussed in Note 15 – Common Stock), and warrants to purchase preferred stock as liabilities (discussed in Note 14 – Redeemable Convertible Preferred Stock). At the end of each reporting period, changes in fair value during the period are recognized as a component of other income (expense) within the condensed consolidated statements of operations and comprehensive loss. Warrant liabilities are adjusted for changes in fair value until the earlier of a) the exercise or expiration of the warrants or b) the redemption of the warrants. Since all liability-classified warrants were exercised or redeemed as of September 30, 2021, the associated warrant liabilities were reclassified to additional paid-in capital.

Recently Adopted Accounting Pronouncements

The Company qualifies as an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act. This classification allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, and the Company has elected to use adoption dates applicable to private companies. The Company will lose its EGC status on December 31, 2021 and qualify as a large accelerated filer based on its market capitalization as of June 30, 2021, according to Rule 12b-2 of the Securities Exchange Act of 1934, as amended. As a result, the Company will adopt all accounting pronouncements currently deferred under the EGC election according to public company standards beginning with its Annual Report on Form 10-K for the year ending December 31, 2021 (“2021 Annual Report”), including interim period disclosures within that filing. The adoption dates for the new accounting pronouncements disclosed below have been presented accordingly.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-04, Intangibles – Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the accounting for goodwill impairments by eliminating the requirement to compare the implied fair value of goodwill with its carrying amount as part of step two of the goodwill impairment test referenced in ASC 350, Intangibles – Goodwill and Other. As a result, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the impairment loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for smaller reporting companies for annual reporting periods beginning after December 15, 2022, including any interim impairment tests within those annual periods, with early application permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. In January 2021, the Company elected to early adopt ASU 2017-04, and the adoption had no impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which amends ASC 820, Fair Value Measurement. This ASU modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The standard is effective for public companies for annual periods beginning after December 15, 2019, with early adoption permitted for removed disclosures and delayed adoption until fiscal year 2020 permitted for the new disclosures. The Company adopted this disclosure requirement for the year ended December 31, 2020 and disclosures are presented accordingly.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheets and disclose key information about leasing arrangements. The ASU establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition on the income statement. In July 2018, the FASB approved an amendment to the new guidance that allows companies the option of using the effective date of the new standard as the initial application (at the beginning of the period in which it is adopted, rather than at the beginning of the earliest comparative period) and to recognize the effects of applying the new ASU as a cumulative effect adjustment to the opening balance sheet or retained earnings. ASU 2016-12 is effective for annual periods beginning after December 15, 2018 for public entities, including interim periods within those fiscal years. The standard is effective for nonpublic companies for annual and interim periods beginning after December 15, 2021, with early adoption permitted. The Company plans to adopt Topic 842 for the 2021 Annual Report. The Company is still evaluating the adoption approach as well as the impact of adopting this ASU, and expects to report increased assets and liabilities as a result of recording ROU assets and lease liabilities.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments to require the measurement of expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance also amended the impairment model for available-for-sale debt securities and requires entities to determine whether all or a portion of the unrealized loss on such debt security is a credit loss. The standard is effective for nonpublic companies for annual and interim periods beginning after December 15, 2022, with early adoption permitted. The Company plans to adopt the update for the 2021 Annual Report. The Company does not expect the impact of the adoption of this ASU to be material.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which is intended to improve consistency and simplify several areas of existing guidance. ASU 2019-12 removes certain exceptions to the general principles related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for annual periods beginning after December 15, 2020 for public entities, including interim periods within those fiscal years. The standard is effective for nonpublic companies for annual periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company plans to adopt the update for the 2021 Annual Report. The Company is still evaluating the impact of the adoption of this ASU and does not expect the impact to be material.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements. The guidance includes amendments to improve the codification by ensuring that all guidance that requires or provides an option for an entity to provide information in the notes to the financial statements is codified in the disclosure section of the codification and to clarify guidance so that entities can apply guidance more consistently on codifications that are varied in nature where the original guidance may have been unclear. ASU 2020-10 is effective for annual periods beginning after December 15, 2020 for public entities, including interim periods within those fiscal years. The standard is effective for nonpublic companies for annual periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company plans to adopt the update for the 2021 Annual Report. The Company does not expect the impact of the adoption of this ASU to be material.

3. Recapitalization

As discussed in Note 1 – Organization, on the Closing Date, OAC completed the acquisition of Hims and acquired 100% of Hims’ shares and Hims received gross proceeds of $197.7 million. Transaction costs of $18.7 million, which consist of legal, accounting, and other professional services directly related to the Merger, are included in additional paid-in capital on the condensed consolidated balance sheet. On the Closing Date, each Hims stockholder received approximately 0.4530 shares of the Company’s Class A common stock, par value $0.0001 per share, for each share of Hims Class A common stock, par value $0.000001 per share, that such stockholder owned (with the CEO receiving 0.4530 shares of Hims & Hers Class V common stock, par value $0.0001 per share, for each share of Hims Class V common stock, par value $0.000001 per share, that the CEO owned). Each Hims stockholder also received 0.0028 warrants exercisable for the Company’s Class A common stock, for each share of Hims Class A or Class V common stock owned by such stockholder prior to the Merger and earn-out shares at an exchange ratio of 0.0443. See Note 14 – Redeemable Convertible Preferred Stock and Note 15 – Common Stock for additional details of the Company’s stockholders’ equity prior to and subsequent to the Merger.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

As additional consideration, OAC also granted 888,143 OAC Class A common stock warrants (“Parent Warrants”) to Hims’ stockholders, 3,443 Parent Warrants to warrant holders, and approximately 35,000 RSUs to Hims’ option and RSU holders (“Parent Warrant RSUs”).

All equity awards of Hims were assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of the Company’s Class A common stock. As a result, each stock option was converted into an option to purchase shares of the Company’s Class A common stock based on an exchange ratio of 0.4530. Each award of the Hims’ RSUs was converted into RSUs of the Company based on an exchange ratio of 0.4530. Similarly, all outstanding Hims warrants were converted at an exchange ratio of 0.4530.

The Merger was accounted for as a reverse recapitalization with Hims as the accounting acquirer and OAC as the acquired company for accounting purposes. Hims was determined to be the accounting acquirer since Hims’ shareholders prior to the Merger had the greatest voting interest in the combined entity, Hims’ shareholders appointed the initial directors of the combined Board of Directors and control future appointments, Hims comprises all of the ongoing operations, and Hims’ senior management directs operations of the combined entity. Accordingly, all historical financial information presented in these unaudited condensed consolidated financial statements represents the accounts of Hims and its wholly-owned subsidiaries as if Hims, rather than OAC, is the predecessor to the Company. No step-up basis of intangible assets or goodwill was recorded and net assets were stated at historical cost consistent with the treatment of the transaction as a reverse recapitalization of Hims. The shares and net loss per common share prior to the Merger have been retroactively restated as shares reflecting the exchange ratio established in the Merger (0.4530 Company shares for 1 Hims share).

Merger Earn-Out Shares

Following the closing of the Merger, holders of Hims’ common stock and outstanding equity awards (including warrant, stock option and RSU holders) had the right to receive up to an aggregate amount of 16,000,000 shares of Company Class A common stock (or equivalent equity award) that would vest (in part) in equal thirds if the trading price of the Company’s Class A common stock was greater than or equal to $15.00, $17.50, and $20.00 for any 10 trading days within any 20-trading day period on or prior to the date that is five years following the Closing Date. These shares of restricted Class A common stock and equivalent equity awards would also vest in connection with an acquisition of the Company if the applicable thresholds were met in any sale (as defined in the Merger Agreement) but subject to the same five-year deadline. In February 2021, all earn-out thresholds were met. In the first quarter of 2021, earn-out awards related to option holders received final approval by the Board of Directors. The earn-out shares are equity classified since they do not meet the liability classification criteria outlined in ASC 480, Distinguishing Liabilities from Equity and are both (i) indexed to the Company’s own shares and (ii) meet the criteria for equity classification.

PIPE Investment

Concurrently with the execution of the Merger Agreement, OAC entered into subscription agreements on September 30, 2020 with certain investors (the “PIPE Investors”) pursuant to which such investors collectively subscribed for 7,500,000 shares of the Company’s Class A common stock at $10.00 per share for aggregate gross proceeds of $75.0 million (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Merger.

4. Acquisitions

The Company completed two acquisitions in 2021 and accounted for these transactions using the acquisition method with the purchase price being allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their respective estimated fair values on the acquisition date. Fair values were determined using income approaches. The purchase price allocation was prepared on a preliminary basis and may be subject to further adjustments as additional information becomes available concerning the fair value of the assets acquired and liabilities assumed.

Honest Health Limited

In June 2021, the Company acquired all of the outstanding equity of Honest Health Limited (“HHL”), an entity located in the United Kingdom that offers health and wellness products and services, to further expand its operations in the United Kingdom. The purchase price for accounting purposes was $4.8 million, including cash paid upfront and payable in the future, an

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
aggregate of 624,880 shares of the Company’s Class A common stock valued at $1.9 million, and contingent consideration of $1.2 million. The purchase agreement includes up to $10.0 million of potential earn-out payable upon achievement of revenue targets, which is recognized as contingent consideration as well as post-acquisition employment expense.

The purchase price for accounting purposes excludes stock and cash consideration to be paid by the Company that is subject to vesting, which is recognized as selling, general, and administrative expenses post-acquisition. See Note 13 – Stock-Based Compensation for additional details. The Company also incurred acquisition costs of $1.8 million directly related to the acquisition, which were recorded within selling, general, and administrative expenses on the condensed consolidated statements of operations and comprehensive loss.

The following table summarizes the preliminary acquisition date fair values of assets acquired and liabilities assumed (in thousands):

Trade name	$1,470
Other intangible assets	570
Goodwill	2,739
Other net assets	24
Net assets acquired	$4,803

Amortization expense related to identified intangible assets, which include trade name, developed technology, and customer relationships, is recognized on a straight-line basis over the assets’ useful lives of two to five years, within selling, general, and administrative expense on the condensed consolidated statements of operations and comprehensive loss.

The excess of the consideration paid over the fair value of the net assets acquired is recorded as goodwill. The acquired goodwill of $2.7 million represents future economic benefits expected to arise from synergies from combining operations and commercial organizations to increase market presence and the extension of existing customer relationships. The goodwill recognized upon acquisition is not expected to be deductible for U.S. or U.K. income tax purposes.

The pro forma financial information, assuming the acquisition had occurred as of the beginning of the fiscal year prior to the fiscal year of the acquisition, as well as the revenue and earnings generated during the period after the acquisition date, were not material and accordingly have not been presented.

Apostrophe

In July 2021, the Company acquired all of the outstanding equity of YoDerm, Inc. (“Apostrophe”), an entity located in the United States that offers health and wellness products and services. The purchase price for accounting purposes was $131.6 million, including cash payment of $48.2 million, an aggregate of 8,074,935 shares of the Company’s Class A common stock valued at $50.7 million, and contingent consideration of $32.7 million. The purchase agreement includes up to $50.0 million of potential earn-out payable upon achievement of revenue targets, which is recognized as contingent consideration as well as post-acquisition employment expense.

The purchase price for accounting purposes excludes stock consideration issued by the Company that is subject to vesting, which is recognized as selling, general, and administrative expenses post-acquisition. See Note 13 – Stock-Based Compensation for additional details. The Company also incurred acquisition costs of $4.9 million directly related to the acquisition, which

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
were recorded within selling, general, and administrative expenses on the condensed consolidated statements of operations and comprehensive loss.

The following table summarizes the preliminary acquisition date fair values of assets acquired and liabilities assumed (in thousands):

Trade name	$22,700
Other intangible assets	3,140
Goodwill	108,142
Other net liabilities	(2,346)
Net assets acquired	$131,636

The fair value measurements of the identified intangible assets were based primarily on significant unobservable inputs and thus represent a Level 3 measurement as defined in ASC 820. The fair values of trade name and developed technology were determined using the relief-from-royalty method under the income approach. This involves forecasting avoided royalties, reducing them by taxes, and discounting the resulting net cash flows to a present value using an appropriate discount rate. Judgment was applied for a number of assumptions in valuing the identified intangible assets including revenue and cash flow forecasts, customer churn rate, technology life, royalty rate, and discount rate. The fair value of customer relationships was determined using the multi-period excess earnings method which involves forecasting the net earnings expected to be generated by the asset, reducing them by appropriate returns on contributory assets, and then discounting the resulting net cash flows to a present value using an appropriate discount rate.

Amortization expense related to identified intangible assets, which include trade name, developed technology, and customer relationships, is recognized on a straight-line basis over the assets’ useful lives of two to ten years, within selling, general, and administrative expense on the condensed consolidated statements of operations and comprehensive loss. Amortization expense for the three and nine months ended September 30, 2021 was $0.9 million.

The excess of the consideration paid over the fair value of the net assets acquired is recorded as goodwill. The acquired goodwill of $108.1 million represents future economic benefits expected to arise from synergies from combining operations and commercial organizations to increase market presence and the extension of existing customer relationships. The goodwill recognized upon acquisition is not expected to be deductible for U.S. income tax purposes.

From the acquisition date through September 30, 2021, the Company recognized revenue related to Apostrophe of approximately $5 million. Incremental pro forma revenue attributed to Apostrophe, assuming the acquisition had occurred as of January 1, 2020, would have been approximately $5 million and $3 million for the three months ended September 30, 2021 and 2020, and approximately $15 million and $9 million for the nine months ended September 30, 2021 and 2020. The unaudited pro forma revenue is presented for informational purposes only and does not purport to be indicative of the results of future operations or the results that would have occurred had the transaction taken place on January 1, 2020. Pro forma earnings of Apostrophe, assuming the acquisition had occurred as of January 1, 2020, as well as earnings generated during the period after the acquisition date, were not material and accordingly have not been presented.

5. Investments

Short-term investments as of September 30, 2021, consist of the following (in thousands):

	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value
Corporate bonds	$149,606	$1	$(12)	$149,595
Government bonds	15,499	—	—	15,499
Asset-backed bonds	22,559	1	(1)	22,559
Total short-term investments	$187,664	$2	$(13)	$187,653

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
Short-term investments as of December 31, 2020, consist of the following (in thousands):

	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value
Corporate bonds	$55,224	$5	$(2)	$55,227
Government bonds	14,121	2	—	14,123
Asset-backed bonds	3,514	—	—	3,514
Total short-term investments	$72,859	$7	$(2)	$72,864

6. Inventory

Inventory consists of the following (in thousands):

	September 30, 2021	December 31, 2020
Finished goods	$9,230	$2,856
Raw materials	1,628	687
Total inventory	$10,858	$3,543

7. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Trade and other receivables, net	$1,324	$1,147
Prepaid expenses	8,910	2,691
Other current assets	716	1,566
Total prepaid expenses and other current assets	$10,950	$5,404

8. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Marketing expenses	$4,344	$1,122
Payroll costs	3,101	919
Professional services	866	1,241
Tax payables	755	651
Warrant exercise deposit liability	—	664
Other accrued liabilities	2,140	387
Total accrued liabilities	$11,206	$4,984

9. Variable Interest Entities

In order for customers to obtain a prescription product, customers must complete a consultation with a Provider on the Company’s websites through one of the Affiliated Medical Groups and receive a written prescription by the applicable Provider.

The Affiliated Medical Groups and the Company do not have any shareholders in common. The Affiliated Medical Groups are 100% owned by licensed Providers. The Company is party to service agreements with the Affiliated Medical Groups pursuant

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
to which the Company provides management and administrative services and collects the medical consultation fees from customers on behalf of the Affiliated Medical Groups.

In October 2020, the Company also entered into service agreements with XeCare LLC (“XeCare”), a licensed mail order pharmacy affiliated with the Company which provides prescription fulfillment services solely to the Company’s customers. Similarly, as part of the Apostrophe acquisition discussed in Note 4 – Acquisitions, the Company entered into service agreements with Apostrophe Pharmacy LLC (“Apostrophe Pharmacy”, together with XeCare, the “Affiliated Pharmacies”), which also provides prescription fulfillment services solely to the Company’s customers.

The Affiliated Medical Groups and Affiliated Pharmacies are legal entities that the Company has determined qualify as variable interest entities (“VIEs”). The Company determined that it is the primary beneficiary of these entities for accounting purposes because it has the ability to direct the activities that most significantly affect the entities’ economic performance and has the obligation to absorb the losses. Under the VIE model, the Company presents the results of operations and the financial position of the VIEs as part of the consolidated financial statements of the Company as if the consolidated group were a single economic entity. There is no noncontrolling interest upon consolidation of the entities. The results of operations and cash flows of the VIEs are also included in the Company’s condensed consolidated financial statements.

As of September 30, 2021 and December 31, 2020, the Company’s condensed consolidated balance sheets included current and total assets of $1.5 million and $1.4 million for the VIEs. As of September 30, 2021 and December 31, 2020, current liabilities were $1.4 million and $0.8 million and total liabilities were $1.8 million and $1.2 million. All amounts are after elimination of intercompany transactions and balances.

The results of operations and cash flows of the VIEs are included in the Company’s condensed consolidated financial statements. For the three months ended September 30, 2021 and 2020, the VIEs charged the Company $7.2 million and $5.6 million for services rendered. For the nine months ended September 30, 2021 and 2020, the VIEs charged the Company $14.8 million and $9.2 million for services rendered. For the three months ended September 30, 2021 and 2020, operations of the VIEs generated a net loss of $0.7 million and net income of $1.4 million inclusive of administrative expenses. For the nine months ended September 30, 2021 and 2020, operations of the VIEs generated net losses of $3.6 million and $0.7 million inclusive of administrative expenses.

10. Fair Value Measurements

The Company’s fair value hierarchy for its financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021, is as follows (in thousands):

	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents:
Money market funds	$57,575	$—	$—	$57,575
Government bonds	—	3,024	—	3,024
Short-term investments:
Corporate bonds	—	149,595	—	149,595
Government bonds	—	15,499	—	15,499
Asset-backed bonds	—	22,559	—	22,559
Restricted cash:
Money market funds	856	—	—	856
Total assets	$58,431	$190,677	$—	$249,108
Liabilities
Earn-out liabilities, current	—	—	23,205	23,205
Earn-out liabilities, long-term	—	—	11,200	11,200
Total liabilities	$—	$—	$34,405	$34,405

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
The Company’s fair value hierarchy for its financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020, is as follows (in thousands):

	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents:
Money market funds	$12,163	$—	$—	$12,163
Government bonds	—	12,693	—	12,693
Short-term investments:
Corporate bonds	—	55,227	—	55,227
Government bonds	—	14,123	—	14,123
Asset-backed bonds	—	3,514	—	3,514
Restricted cash:
Money market funds	1,006	—	—	1,006
Total assets	$13,169	$85,557	$—	$98,726
Liabilities
Warrant liabilities	$—	$—	$906	$906
Total liabilities	$—	$—	$906	$906

The fair values of cash, accounts receivable, accounts payable, and accrued liabilities approximated their carrying values as of September 30, 2021 and December 31, 2020, due to their short-term nature. All other financial instruments except for warrant liabilities related to the preferred stock warrants, Private Placement Warrants, and earn-out liabilities are valued either based on recent trades of securities in active markets or based on quoted market prices of similar instruments and other significant inputs derived from or corroborated by observable market data. The warrant liabilities related to the preferred stock warrants and Private Placement Warrants contain significant unobservable inputs including the expected term and with respect to the preferred stock warrants, the share exchange ratio in evaluating the fair value of underlying common stock and exercise price. Therefore, warrant liabilities associated with the preferred stock warrants and Private Placement Warrants were evaluated to be Level 3 fair value measurements.

As of December 31, 2020, the Company used a BSM option-pricing model to determine the value of the outstanding Series D preferred stock warrants (that replaced the Series C preferred stock warrants as discussed in Note 11 – Borrowing Arrangements). Subsequent to the Merger, the Series D preferred stock warrants were converted to Class A common stock warrants and recognized in additional paid-in capital as a result of the conversion to equity-classified Class A common stock warrants.

For the nine months ended September 30, 2021, changes in warrant liabilities were primarily related to changes in liabilities for warrants assumed as part of the recapitalization, including Private Placement Warrants and Public Warrants (defined and discussed in Note 15 – Common Stock). The Company valued the Private Placement Warrants using a Monte Carlo valuation simulation. Inherent in a Monte Carlo simulation are assumptions related to expected term, volatility, risk-free interest rate, and dividend yield. The expected term of the warrants was determined to be equivalent to their remaining contractual term and includes consideration of the redemption features that were incorporated into the Monte Carlo model. The Company derived the volatility of its Class A common stock based on average historical stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected term of the Private Placement Warrants. The risk-free interest rate is based on the U.S. Treasury’s rates of U.S. Treasury zero-coupon bonds with a maturity similar to the expected term of the Private Placement Warrants. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. The following assumptions were used for the valuation of the Private Placement Warrants on the settlement date:

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

Expected term	0.16
Volatility	65.0%
Risk-free rate	—%
Dividend yield	—%

The Public Warrants were valued using the listed trading price on the relevant settlement date. On July 9, 2021, the Company called the Public Warrants and the Parent Warrants for redemption. Refer to Note 15 – Common Stock for additional detail.

The change in the fair value of warrant liabilities is as follows (in thousands):

Balance at December 31, 2020	$906
Conversion of Series D preferred stock warrants to Class A common stock warrants	(1,160)
Private Placement Warrants and Public Warrants	51,814
Redeemed/exercised warrants	(37,859)
Change in fair value	(13,701)
Balance at September 30, 2021	$—

As of September 30, 2021, the Company had no transfers between levels of the fair value hierarchy of its assets or liabilities measured at fair value. Due to the exercise and conversion to Class A common stock warrants of all preferred stock warrants and exercise of all of the Private Placement Warrants during the period, there were no longer any Level 3 warrant liabilities.

The Company used Level 3 fair value measurements when determining earn-out liabilities as well as intangible assets obtained in the acquisitions of HHL and Apostrophe.

The fair value of the earn-out liabilities associated with the acquisitions of HHL and Apostrophe were determined based on revenue projections and probability of achievement of revenue targets as evaluated using a Monte Carlo simulation. This is considered a Level 3 fair value measurement containing significant unobservable inputs including estimates of achieving the revenue targets. The undiscounted range of contingent purchase consideration is nil to $3.3 million for HHL, and nil to $49.4 million for Apostrophe. The following assumptions were used to determine the fair value:

	HHL	Apostrophe
Revenue risk-adjusted discount rate	9.1%	4.9%
Revenue volatility	50.0%	50.0%
Counterparty discount rate	5.0%	5.0%

The fair value of the earn-out liabilities is remeasured at each reporting period. This change in fair value is related to contingent consideration as well as compensation costs (see Note 13 – Stock-Based Compensation) and is recognized in selling, general, and administrative expense on the condensed consolidated statements of operations and comprehensive loss. The change in the fair value of earn-out liabilities is as follows (in thousands):

Balance at December 31, 2020	$—
HHL acquisition	1,208
Apostrophe acquisition	32,650
Change in fair value due to revaluation and service-based vesting	547
Balance at September 30, 2021	$34,405

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
11. Borrowing Arrangements

Silicon Valley Bank

Under the Second Amended and Restated Loan Agreement dated November 27, 2019, between Hims and Silicon Valley Bank (“SVB”), upon Hims’ request, SVB would issue letters of credit (the “Letters of Credit”) in an aggregate amount not to exceed $2.0 million. This amount is reduced by the amount otherwise available with respect to the cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in SVB’s various agreements. On September 30, 2020, Hims entered into the First Loan Modification Agreement (“Loan Modification Agreement”) and the aggregate amount of the Letters of Credit was amended to $3.5 million. As of September 30, 2021, SVB issued on the Company’s behalf, a letter of credit in the amount of $0.8 million as a security deposit for a warehouse space in New Albany, Ohio. SVB required $0.8 million to be maintained as collateral for the outstanding letter of credit. The Company expects to continue to renew the letter of credit through the duration of the lease. As this is for longer than one year, the Company presents the $0.8 million within non-current restricted cash on the consolidated condensed balance sheet.

In January 2021, the Company terminated the Second Amended and Restated Loan Agreement with SVB resulting in the release of restricted cash of $0.2 million under the arrangement. The outstanding letter of credit for the warehouse was not included as part of this termination.

TriplePoint Venture Growth

On November 27, 2019, Hims entered into a Plain English Capital Growth and Security Agreement (the “2019 Capital Agreement”) with TriplePoint Venture Growth (“TPC”) consisting of a term loan in the aggregate principal amount of up to $50.0 million, with $25.0 million being available immediately through December 31, 2020 (the “Part 1 Commitment Amount”), and an additional $25.0 million becoming available upon utilization of the Part 1 Commitment Amount through December 31, 2020. There was no minimum advance amount. As collateral, the Company provided a second lien security interest to TPC of substantially all its assets. As of December 31, 2020, the Company had not drawn down from this term loan and the facility expired.

In connection with the 2019 Capital Agreement, the Company issued a warrant to TPC granting TPC the right to purchase 89,747 shares of Hims’ Series C preferred stock at an exercise price of $7.67 per share, subject to adjustment in regard to the preferred stock series, number of shares, and exercise price if the per share price of subsequent preferred stock rounds to less than $7.67. On March 12, 2020, Hims sold Series D preferred stock at an issuance price of $6.96, which triggered an adjustment to the TPC warrant terms per the original agreement, resulting in conversion of the previously issued 89,747 Series C preferred stock warrants at an exercise price of $7.67 into 98,723 Series D preferred stock warrants at an exercise price of $6.96. Subsequent to the Merger, the Series D preferred stock warrants were converted to Class A common stock warrants. Refer to Note 14 – Redeemable Convertible Preferred Stock for further discussion of the conversion into Class A common stock warrants.

12. Commitments and Contingencies

Leases

Total rent expense for the three months ended September 30, 2021 and 2020, was $0.3 million and $0.3 million. Total rent expense for the nine months ended September 30, 2021 and 2020, was $1.1 million and $1.7 million.

In January 2020, the Company entered into a 63-month non-cancelable lease for 302,880 square feet of warehouse space in New Albany, Ohio. The lease commenced on June 1, 2020. Total minimum lease payments are $7.9 million, net of rent abatement for an initial three-month period and with annual escalation of 2.5%. The Company has the option to extend the lease term for a period of five years.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
Future minimum lease commitments subsequent to September 30, 2021 are as follows (in thousands):

2021	$384
2022	1,559
2023	1,598
2024	1,638
2025	1,114
Total	$6,293

Purchase Obligations

As of September 30, 2021, the Company had contractual obligations to make $2.1 million in purchases related to cloud-based software contracts used in operations.

Legal Proceedings

From time to time, the Company is a party to various litigation, claims, and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions, or relief. Management is not currently aware of any matters that are reasonably likely to have a material adverse impact on the Company’s business, financial position, results of operations, or cash flows.

13. Stock-Based Compensation

2017 Stock Plan and 2020 Equity Incentive Plan

In July 2017, the Company adopted the 2017 Stock Plan (the “2017 Plan”). Under the 2017 Plan, the Board of Directors could grant awards, including incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, RSU awards, and other stock awards to employees, directors, and consultants.

In January 2021, in connection with the Merger, the Board of Directors adopted the 2020 Equity Incentive Plan (the “2020 Plan”) and reserved 21,000,000 authorized shares of Class A common stock the Company could issue. In addition, up to 19,000,000 shares of Hims Class A common stock subject to awards granted under the 2017 Plan that were forfeited, expired or lapsed unexercised or unsettled could be added to the 2020 Plan reserve. Beginning on January 1, 2022 and ending on January 1, 2031, the number of authorized shares of common stock under the 2020 Plan will automatically increase by 5% of the total number of Class A and Class V common stock issued and outstanding on the last day of the preceding fiscal year unless the Board of Directors approves a lesser number. As of the effective date of the 2020 Plan, no further stock awards have been or will be granted under the 2017 Plan. During the period, 335,577 shares of Class A common stock subject to awards granted under the 2017 Plan that were outstanding on the Merger date and forfeited after the adoption of the 2020 Plan were added to the 2020 Plan reserve. Therefore, as of September 30, 2021, there were 21,335,577 shares of Class A common stock reserved and 16,418,493 shares of Class A common stock available for the Company to grant under the 2020 Stock Plan; there were no more shares available for grant under the 2017 Plan (since the 2017 Plan was replaced by the 2020 Plan).

Under both the 2017 Plan and 2020 Plan, stock options and stock appreciation rights are granted at exercise prices determined by the Board of Directors which cannot be less than 100% of the estimated fair market value of the common stock on the grant date. Incentive stock options granted to any stockholders holding 10% or more of the Company’s equity cannot be granted with an exercise price of less than 110% of the estimated fair market value of the common stock on the grant date and such options are not exercisable after five years from the grant date.

Stock Options

Options for new employees generally vest over four years, with 25% vesting one year after the vesting commencement date and then 1/48th of the total grant vesting monthly thereafter. Options granted to current employees generally vest 1/48th of the total grant monthly over four years. Options granted are exercisable within a period not exceeding ten years from the grant date.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

On June 17, 2020, the Board of Directors granted 3,246,139 and 1,623,070 stock options to the CEO with an exercise price of $2.43 to vest upon either (i) an acquisition of the Company with per share consideration equal to at least $22.99 and $38.31, respectively, or (ii) a per share price on a public stock exchange that is at least equal to $22.99 and $38.31, respectively. The CEO is required to be employed at the time the per share consideration/price is achieved in order to receive the awards, but the awards are not subject to any other service condition. The Company recognizes expense related to these awards based on the fair value and derived service term as measured using a Monte Carlo simulation model, but only upon achieving the requirements outlined in (i) and (ii) above. The grant date fair value was $16.6 million for these awards. The $22.99 per share price threshold related to awards for the 3,246,139 stock options was achieved in February 2021 subsequent to the Merger and, therefore, the Company recognized all $11.3 million of expense related to the grant during the three months ended March 31, 2021 due to achievement of the market condition. As of September 30, 2021, there was $3.5 million of remaining compensation expense to be recognized for the remaining 1,623,070 stock options over a period of 2.54 years.

In connection with the Merger, each Hims option holder received an equivalent award at an exchange ratio of 0.4530 that vests in accordance with the original terms of the award. The Company determined this to be a Type I modification but did not record any incremental stock-based compensation expense since the fair value of the modified awards immediately after the modification was not greater than the fair value of the original awards immediately before the modification.

The grant date fair value of the Company’s stock options granted was estimated using the following weighted average assumptions for the nine months ended September 30, 2021:

Expected term (in years)	5.93
Expected volatility	58.6%
Risk-free interest rate	0.9%
Expected dividend yield	—%

Option activity (excluding the stock options granted to the CEO outlined above) is as follows (in thousands, except for weighted average exercise price and weighted average contractual term in years):

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Period (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	26,459	$1.16	8.50	$131,770
Recapitalization	(14,474)	1.41
Outstanding at December 31, 2020	11,985	$2.57	8.50	$131,770
Granted	1,255	12.69
Exercised (including early exercised options vested during the period)	(1,288)	0.73
Forfeited and expired	(249)	4.31
Outstanding at September 30, 2021	11,703	3.80	8.09	52,937
Vested and expected to vest as of September 30, 2021	11,703	3.80	8.09	52,937
Exercisable as of September 30, 2021	10,346	2.83	7.92	52,108

The weighted average grant date fair value of options granted for the nine months ended September 30, 2021 was $6.81 per share and the intrinsic value of vested options exercised was $9.2 million.

As of September 30, 2021, there was $21.3 million of unrecognized stock-based compensation related to unvested stock options excluding the CEO stock options, which is expected to be recognized over a weighted average period of 3.05 years.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
The options outstanding and exercisable as of September 30, 2021 (excluding CEO stock options) have been aggregated into ranges for additional disclosure as follows (in thousands, except weighted average remaining contractual life and exercise price):

	Options Outstanding		Options Exercisable
Exercise Price	Shares	Weighted Average Remaining Contractual Life (in Years)	Shares	Weighted Average Remaining Contractual Life (in Years)
$ 0.06 – 0.40	2,593	6.46	2,590	6.46
1.55 – 2.33	3,047	7.64	2,910	7.64
2.43 – 3.65	3,254	8.67	3,254	8.67
8.17 – 12.26	1,871	9.31	1,490	9.23
12.79 – 19.19	938	9.55	102	9.45
	11,703		10,346

RSUs

All RSUs granted prior to the Merger were subject to achievement of a liquidity event which included (i) an initial public offering, (ii) a business combination transaction, or (iii) a sale event as defined by the 2017 Plan. On January 20, 2021, the liquidity event was achieved with the closing of the Merger.

RSUs for new employees generally vest over four years, with 25% vesting one year after the vesting commencement date on the first Company Quarterly Vesting Date (defined below) and the remaining grant vesting quarterly thereafter on the specified vesting dates of March 15, June 15, September 15, and December 15 (each, a “Company Quarterly Vesting Date” or collectively, “Company Quarterly Vesting Dates”). Additional RSUs granted to current employees generally vest quarterly on Company Quarterly Vesting Dates over four years.

In connection with the Merger, each Hims RSU holder received an equivalent award at an exchange ratio of 0.4530 that vests in accordance with the original terms of the award. The Company determined this to be a Type I modification but did not record any incremental stock-based compensation expense since the fair value of the modified awards immediately after the modification was not greater than the fair value of the original awards immediately before the modification.

In addition, all Hims RSU and option holders received (a) earn-out RSUs that would vest in equal thirds if the trading price of the Company’s Class A common stock was greater than or equal to $15.00, $17.50, and $20.00 for any 10 trading days within any 20-trading day period, or a Company sale (as defined in the Merger Agreement) occurs and the thresholds are met on or prior to the date that is five years following the Closing Date; and (b) an allocation of Parent Warrant RSUs. All of these RSUs vest in accordance with the terms of the initial RSU and option award, in addition to any of the aforementioned requirements.

The earn-out thresholds for earn-out RSUs were all met in February 2021. The earn-out awards are equity classified since they do not meet the liability classification criteria outlined in ASC 480, Distinguishing Liabilities from Equity and are both (i) indexed to the Company’s own shares and (ii) meet criteria for equity classification. The Company determined the fair value of the earn-out RSUs using a Monte Carlo simulation model. The following assumptions were used in this valuation:

Expected term (in years)	5.00
Expected volatility	60.0%
Risk-free interest rate	0.5%
Expected dividend yield	—%

The value of the Company’s equity was also an input into the model and was determined based on the closing trading price of the Company’s Class A common stock on the Closing Date of $16.38.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
RSU activity including RSUs outstanding prior to the Merger, earn-out RSUs, and Parent Warrant RSUs is as follows (in thousands, except for weighted average grant date fair value):

	Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2020	3,480	$5.30
Recapitalization	(1,904)	5.99
Unvested at December 31, 2020	1,576	11.29
Granted	4,540	12.09
Vested	(1,385)	12.76
Forfeited and expired	(211)	10.93
Unvested at September 30, 2021	4,520	$11.64

Included in the above activity are 476,308 earn-out RSUs and 9,478 Parent Warrant RSUs issued to the CEO as part of the Merger that vest in accordance with the same market conditions as the CEO stock options, of which 317,539 earn-out RSUs and 6,319 Parent Warrant RSUs vested in the period. In addition, the Company granted 45,297 RSUs in 2020 and 4,431 earn-out RSUs and 88 Parent Warrant RSUs as part of the Merger in January 2021 to a non-executive officer that vest in accordance with the achievement of revenue targets upon meeting certain revenue targets from the sale of specific products. None of the awards vested in the period. These grants are also included in the above activity.

As of September 30, 2021, there was unrecognized stock-based compensation related to unvested RSUs of $42.5 million, which is expected to be recognized over a weighted average period of 2.96 years.

Vendor Warrants

Included in stock-based compensation expense is expense for issuance of Class A common stock warrants to nonemployees in connection with vendor service arrangements.

In connection with the Merger, warrant holders received (a) an equivalent warrant at an exchange ratio of 0.4530 (which was determined not to result in incremental stock-based compensation expense similar to the evaluations for stock options and RSUs above); (b) the right to receive, upon exercise, earn-out shares that vest in equal thirds if the trading price of the Company’s Class A common stock was greater than or equal to $15.00, $17.50, and $20.00 for any 10 trading days within any 20-trading day period, or a Company sale (as defined in the Merger Agreement) occurs and the thresholds are met on or prior to the date that is five years following the Closing Date; and (c) the right to receive, upon exercise, an allocation of Parent Warrants. All of these instruments vest in accordance with the terms of the initial warrant in addition to any of the aforementioned requirements. The earn-out thresholds were all met in February 2021. The earn-out shares and Parent Warrants are equity classified since they do not meet the liability classification criteria. On July 9, 2021, the Company called the Parent Warrants for redemption. Refer to Note 15 – Common Stock for additional detail.

Vendor warrant activity, excluding any right to receive Merger consideration, is as follows (in thousands, except for weighted average exercise price and weighted average contractual term in years):

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	1,861	$0.79	7.01	$9,957
Recapitalization	(1,018)	0.96
Outstanding at December 31, 2020	843	$1.75	7.01	$9,957
Exercised	(381)	1.75
Outstanding at September 30, 2021	462	1.75	7.01	2,677
Vested and expected to vest as of September 30, 2021	462	1.75	7.01	2,677
Exercisable as of September 30, 2021	462	1.75	7.01	2,677

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
Upon the exercise of outstanding warrants above, vendors also have the right to receive 45,225 shares of Merger consideration, consisting of the holders’ allocation of earn-out consideration.

As of September 30, 2021, all stock-based compensation expense related to vendor warrants and associated earn-out shares and Parent Warrants has been recognized.

Stock Subject to Vesting and Earn-out Share Liability

In June 2021, the Company granted 447,553 restricted shares of Class A common stock subject to vesting with an aggregate grant date fair value of $5.5 million in connection with the acquisition of HHL. As part of the acquisition of HHL, the Company also recognized an earn-out liability based on the achievement of certain revenue targets. A portion of the earn-out liability is expected to be settled in shares of Class A common stock. Vesting of the restricted shares and the earn-out are contingent on each recipient’s continued employment. Accordingly, the Company has recognized stock-based compensation expense related to these awards for the three and nine months ended September 30, 2021. The expense will be recognized over a four-year vesting period with 25% vesting one year after the acquisition date and the remaining vesting quarterly thereafter. Unrecognized stock-based compensation expense of $5.5 million will be recognized over a weighted average period of 3.58 years.

In July 2021, the Company granted 2,332,557 restricted shares of Class A common stock subject to vesting with an aggregate grant date fair value of $24.2 million in connection with the acquisition of Apostrophe. Vesting of the restricted shares is contingent on each recipient’s continued employment. Accordingly, the Company has recognized stock-based compensation expense related to these awards for the three and nine months ended September 30, 2021. The expense will be recognized over a three-year vesting period with 17% vesting 6 months after the acquisition date and the remaining vesting quarterly thereafter. Unrecognized stock-based compensation expense of $22.2 million will be recognized over a weighted average period of 2.76 years.

Stock-Based Compensation Expense

The following table summarizes stock-based compensation expense for employees and nonemployees, by category, on the condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2021 and 2020 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Marketing	$2,328	$261	$4,946	$919
Selling, general, and administrative	9,541	1,153	50,313	3,824
Total stock-based compensation expense	$11,869	$1,414	$55,259	$4,743

The Company capitalized $0.2 million and $0.5 million of stock-based compensation as internal-use software for the three and nine months ended September 30, 2021. The Company did not capitalize any stock-based compensation as internal-use software for the three and nine months ended September 30, 2020.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
14. Redeemable Convertible Preferred Stock

As of December 31, 2020 the Company had authorized 95,997,674 shares of Hims’ convertible preferred stock, designated in series, with the rights and preferences of each designated series to be determined by the Board of Directors.

The following table is a summary of Hims’ redeemable convertible preferred stock as of December 31, 2020 (in thousands, except for share data):

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Proceeds, Net of Issuance Costs	Issue Price per Share
Series Seed	4,987,477	4,987,477	$—	$—	$0.0001
Series A	23,822,492	23,822,492	6,621	5,106	0.2780
Series A-1	5,742,012	5,742,012	753	740	0.1312
Series B	13,270,590	13,270,590	24,600	23,429	1.8538
Series B-1	9,807,952	9,807,952	20,000	14,965	2.0392
Series B-2	13,464,939	13,464,939	51,371	49,911	3.8152
Series C	14,850,340	14,760,594	113,072	92,590	7.6604
Series D	10,051,872	7,472,062	52,035	51,900	6.9639
Total	95,997,674	93,328,118	$268,452	$238,641

Transactions Related to Convertible Preferred Stock

From March to July 2020, a group of investors purchased 7,472,062 shares of Hims Series D redeemable convertible preferred stock and the Company received $51.9 million in net proceeds.

In connection with the Merger, all series of Hims redeemable convertible preferred stock were converted into Hims’ Class A common stock on a one-for-one basis and then converted to the Company’s Class A common stock at an exchange ratio of 0.4530.

Warrants for Redeemable Convertible Preferred Stock

In February 2020, in accordance with the terms outlined in March 2019, the Company issued 1,341,865 Hims Series C convertible preferred stock warrants based on 2019 revenue. The fair market value of the Hims Series C convertible preferred stock warrants was estimated using the BSM option-pricing model, and at the issuance date, fair value of the liability was $10.0 million. The original liability was recorded as an issuance cost for the Hims Series C preferred stock, reducing the value of the Hims Series C proceeds within mezzanine equity on the consolidated balance sheets. Subsequent adjustments to the fair value of the Hims Series C convertible preferred stock warrants were recorded within other income (expense), net on the consolidated statements of operations and comprehensive loss.

The holders of the Hims Series C convertible preferred stock exercised all their warrants and purchased 1,341,865 shares of Hims Series C convertible preferred stock from the Company in 2020 resulting in settlement of the Hims Series C convertible preferred stock warrant liability. The Company received less than $0.1 million in net proceeds. Upon exercise, the warrant liability had an estimated fair market value of $11.3 million that was reclassified into convertible preferred stock on the consolidated balance sheet.

In November 2019, the Company issued 89,747 Hims Series C preferred stock warrants to TPC in connection with the 2019 Capital Agreement. The fair value of the warrants was considered debt issuance cost and recorded within prepaid and other current assets on the consolidated balance sheet. On March 12, 2020, the Company sold Hims Series D redeemable convertible preferred stock at an issuance price of $6.96, which triggered an adjustment to the TPC warrant terms per the original agreement, resulting in conversion of the previously issued 89,747 Hims Series C preferred stock warrants into 98,723 Hims Series D preferred stock warrants. Refer to Note 11 – Borrowing Arrangements for further discussion. Subsequent to the Merger, the Hims Series D preferred stock warrants were converted to Class A common stock warrants. As a result, the Hims Series D preferred stock warrants were adjusted to fair value prior to the conversion, and then settled in additional paid-in capital as a result of the conversion to equity-classified Class A common stock warrants.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
15. Common Stock

Prior to the Merger, the Company had two classes of authorized common stock, Hims Class A common stock and Hims Class F common stock. Shares issued on early exercise are not considered outstanding for accounting purposes because the employees holding these awards are not entitled to the rewards of stock ownership.

The rights of the holders of Hims Class A and Class F common stock were identical, except with respect to (i) electing members of the Board of Directors and (ii) voting rights. The outstanding shares of Hims Class A and Hims Class F common stock presented on the consolidated balance sheet and on the consolidated statement of mezzanine equity and stockholders’ equity (deficit) for the year ended December 31, 2020 were legally outstanding shares, including shares issued in exchange for related-party promissory notes.

Stock Repurchase

During 2020, the Company repurchased 85,594 of unvested shares of Hims Class A common stock for a cash payment of less than $0.1 million, which resulted in a reduction of deposit liability from the early exercise of stock options. In addition, in May 2020, an executive officer departed the Company, which resulted in the repurchase of 509,602 unvested shares of Hims Class A common stock in exchange for the cancelation of the principal payable of $0.9 million under an associated promissory note.

On January 20, 2021, the Company repurchased from its stockholders and canceled 2,207,580 shares of Hims Class A common stock, including certain stockholders who exercised outstanding stock options, for aggregate payment of $22.0 million. Included within the shares repurchased was 183,548 shares of Hims Class A common stock from the net exercise of stock options as part of the pre-closing stock repurchase for $1.8 million. The repurchase was recognized as a reduction of additional paid-in capital and redeemable convertible preferred stock.

Merger Transaction

Immediately prior to the Merger, each outstanding share of Hims’ Class F common stock and preferred stock converted into Hims Class A common stock at the then-effective conversion rate. As a result of the Merger, each outstanding share of the Hims capital stock was converted into the right to receive newly issued shares of the Company’s Class A common stock and certain other securities, other than the shares of Hims Class V common stock issued to its CEO immediately prior to the Closing, which were converted into the right to receive newly issued shares of the Company’s Class V common stock and certain other securities.

On the Closing Date, each Hims stockholder received approximately 0.4530 shares of the Company’s Class A common stock, par value $0.0001 per share, for each share of Hims Class A common stock, par value $0.000001 per share, that such stockholder owned (with the CEO receiving 0.4530 shares of the Company’s Class V common stock, par value $0.0001 per share, for each share of Hims Class V common stock, par value $0.000001 per share, that the CEO owned). Each stockholder also received 0.0028 warrants exercisable for the Company’s Class A common stock, for each share of Hims Class A or Class V common stock owned by such stockholder prior to the Merger and earn-out shares at an exchange ratio of 0.0443.

Settlement of Nonrecourse Related-Party Promissory Notes

In connection with the Merger, the obligations due under all nonrecourse related-party promissory notes were satisfied through the aggregate payment of $1.2 million and the aggregate forfeiture of 370,734 shares of the Company’s Class A common stock.

PIPE Investment

Concurrently with the execution of the Merger Agreement, certain investors collectively subscribed for 7,500,000 shares of the Company’s Class A common stock at $10.00 per share for aggregate gross proceeds of $75.0 million.

Class A Common Stock Warrants

As discussed above, Class A common stock warrants have been issued in connection with debt agreements (Note 11 – Borrowing Arrangements), vendor service agreements (Note 13 – Stock-Based Compensation), issuance of preferred stock

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
(Note 14 – Redeemable Convertible Preferred Stock) and to all common stockholders and warrant holders as part of the Merger.

Prior to Merger

In 2020, Hims Class A common stock warrants were exercised to purchase 1,051,204 shares of Hims Class A common stock at an exercise price range of $0.06 to $1.75 per share. In January 2021, holders of Hims Class A common stock vendor warrants exercised their warrants and purchased 380,746 shares of Hims Class A common stock at an exercise price of $1.75 per share.

Subsequent to Merger

As the accounting acquirer, Hims was deemed to assume 3,012,500 Class A common stock warrants that were held by Oaktree Acquisition Holdings, L.P. (“Sponsor”) at an exercise price of $11.50 (“Private Placement Warrants”) and 6,708,333 Class A common stock warrants held by OAC’s shareholders at an exercise price of $11.50 (“Public Warrants”) as well as 888,143 Parent Warrants that were granted to Hims’ equity holders as part of the Merger. The Parent Warrants have the same terms as the Public Warrants except they are subject to a lock-up that expired 180 days after the Merger. Subsequent to the Merger, the Private Placement Warrants, Public Warrants, and Parent Warrants for shares of Class A common stock meet liability classification requirements since the warrants may be required to be settled in cash under a tender offer. In addition, Private Placement Warrants are potentially subject to a different settlement amount as a result of being held by the Sponsor which precludes the Private Placement Warrants from being considered indexed to the entity’s own stock. Therefore, these warrants are classified as liabilities on the condensed consolidated balance sheets.

Each warrant held by Hims’ stockholders that was unexercised at the time of the Merger was assumed by the Company and represents the right to receive (a) an equivalent warrant at an exchange ratio of 0.4530 (which was determined not to result in incremental expense); (b) the right to receive, upon exercise, earn-out shares that vest in equal thirds if the trading price of the Company’s Class A common stock was greater than or equal to $15.00, $17.50 and $20.00 for any 10 trading days within any 20-trading day period, or a Company sale (as defined in the Merger Agreement) occurs and the thresholds are met on or prior to the date that is five years following the Closing Date; and (c) the right to receive, upon exercise, an allocation of Parent Warrants. All of these instruments vest in accordance with the terms of the initial warrant in addition to any of the aforementioned requirements. The earn-out thresholds were all met in February 2021. The earn-out shares are equity classified since they do not meet the liability classification criteria outlined in ASC 480, Distinguishing Liabilities from Equity and are both (i) indexed to the Company’s own shares and (ii) meet criteria for equity classification.

In February 2021, all of the outstanding 3,012,500 Private Placement Warrants were net exercised for 1,474,145 shares of Class A common stock.

Public Warrants Terms

The Public Warrants became exercisable into shares of Class A common stock upon 30 days after the Closing Date. The Public Warrants expire at the later of five years after the completion of a business combination or upon redemption or liquidation.

Commencing 90 days after the Public Warrants become exercisable, the Company could redeem all and only all of the Public Warrants:
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date at a price equal to the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants;
•if the last reported closing price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;
•if there is an effective registration statement covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
Upon calling the Public Warrants for redemption, management had the option to require all holders that wished to exercise the Public Warrants to do so on a cashless basis, as described in the warrant agreement. Additionally, in no event was the Company required to net cash settle.

Warrant Redemption

On July 9, 2021, the Company issued a redemption notice to warrant holders announcing that all Public Warrants and Parent Warrants outstanding on August 9, 2021 at 5:00 p.m. New York City time would be redeemed for $0.10 per warrant, if not earlier exercised on a cash or cashless basis. After July 9, 2021 and prior to redemption, warrant holders were entitled to exercise (i) in cash, at an exercise price of $11.50 per share of Class A common stock or (ii) on a cashless basis in which the exercising holder was entitled to receive 0.267 shares of Class A common stock per warrant. Any warrants not exercised by August 9, 2021 were automatically redeemed by the Company at a price of $0.10 per warrant. In connection with the redemption, 1,958,615 shares of Class A common stock were issued upon exercise of warrants prior to the redemption date and the Company made an immaterial redemption payment to the holders of redeemed warrants. Additionally, the fair value of the warrant liability was reclassified to additional paid-in capital.

RSU Releases

During the three and nine months ended September 30, 2021, the Company released 248,659 and 1,385,811 gross shares of Class A common stock upon vesting of RSUs. In connection with the releases, 89,412 and 500,824 shares of Class A common stock were withheld for the payment of employee taxes.

Shares Issued to Financial Advisor

In connection with the Merger, in 2021, the Company issued 250,000 shares of Class A common stock to a financial advisor who provided transaction-related services.

Acquisitions

As part of the acquisition of HHL, the Company issued 177,327 shares of Class A common stock and an additional 447,553 shares of Class A common stock that are subject to vesting. As part of the acquisition of Apostrophe, the Company issued 5,742,378 shares of Class A common stock and an additional 2,332,557 shares of Class A common stock that are subject to vesting. The shares subject to vesting are considered stock-based compensation as outlined in Note 13 – Stock-Based Compensation.

16. Related-Party Transactions

Atomic Labs, LLC (“Atomic Labs”) is a related-party venture capital startup studio that launched the Company, providing initial capital and governance. An affiliated company of Atomic Labs provides professional services to the Company, primarily to support engineering and operations functions. All services were provided at cost. For the three months ended September 30, 2021 and 2020, the Company recorded a total of $0.8 million and $1.4 million to Atomic Labs and its affiliated company for services performed and costs incurred on behalf of the Company. For the nine months ended September 30, 2021 and 2020, the Company recorded a total of $2.3 million and $2.5 million to Atomic Labs and its affiliated company for services performed and costs incurred on behalf of the Company.

In addition, for the three months ended September 30, 2021 and 2020, the Company recorded $0.2 million and less than $0.1 million of expense for services from Vouched, a related-party company that provides identity verification services. For the nine months ended September 30, 2021 and 2020, the Company recorded $0.5 million and $0.1 million of expense for services from Vouched.

Nonrecourse Related-Party Promissory Notes

As of December 31, 2020, the Company had promissory notes from certain of the Company’s executive officers, as well as a founding employee and an executive chairman. The promissory notes, which were issued to the Company by the related parties as consideration for the exercise of stock options, were considered nonrecourse notes for accounting purposes. The loans were secured by the shares of Hims Class A common stock held by the individuals. There were 16,345,627 shares of Hims Class A

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
common stock securing the related-party promissory notes as of December 31, 2020. The related-party promissory notes bore interest between 2.2% and 3.0% per annum. The loans were due upon the earliest of (1) ten years from the debt issuance date, (2) a liquidation of the Company, or (3) six months following an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. Prepayment of principal and interest could be made at any time without penalty.

The nonrecourse related-party promissory notes are not given accounting effect until the notes are repaid in full as the underlying stock options are not considered exercised for accounting purposes. As of December 31, 2020, the total outstanding balance under these promissory notes was $7.2 million.

In connection with the Merger, the obligations due under all nonrecourse related-party promissory notes were satisfied through the receipt of $1.2 million in the aggregate and the forfeiture of an aggregate 370,734 shares of Hims Class A common stock. The related-party promissory notes were settled within additional paid-in capital on the condensed consolidated balance sheet.

Redeemable Common Stock Transaction

On September 23, 2019, the Company’s CEO and a member of its Board of Directors, sold 737,058 shares of Hims Class A common stock to third party purchasers at $6.11 per share for aggregate consideration of $4.5 million pursuant to Hims Class A Common Stock Purchase Agreements. Under the terms of the vendor service agreement with the third party, the purchasers were granted a put right entitling them to sell the shares to the Company at $6.11 per share for a period of six months. The put right expired on March 23, 2020 without the purchasers exercising their rights to sell the shares to the Company. The Company recorded stock-based compensation expense associated with the transaction of $3.0 million. Upon expiration of the redemption right, the Company reclassified the aggregate consideration of $4.5 million that was subject to redemption from mezzanine equity to stockholders’ equity on the condensed consolidated balance sheet as of September 30, 2020.

17. Basic and Diluted Net Loss per Share

Prior to the Merger and prior to effecting the recapitalization, the Company had two classes of common stock: Hims Class A and Hims Class F common stock. The rights of the holders of Hims Class A and Hims Class F common stock were identical, including the liquidation and dividend rights, except with respect to electing members of the Board of Directors and voting rights. As the liquidation and dividend rights were identical, undistributed earnings and losses were allocated on a proportionate basis and the resulting net loss per share attributable to common stockholders was the same for both Hims Class A and Hims Class F common stock on an individual and combined basis.

Subsequent to the Merger, the Company continues to have two classes of common stock: Class A and Class V common stock. Similar to the previous structure, the rights are identical, including liquidation and dividend rights, except Class V common stock has additional voting rights.

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid for the three and nine months ended September 30, 2021 and 2020. Undistributed earnings for each period are allocated to participating securities, including the redeemable convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the redeemable convertible preferred stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average shares of common stock outstanding during periods with undistributed losses.

Hims & Hers Health, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)
The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the three and nine months ended September 30 (in thousands, except share and per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
	Class A	Class V	Class A	Class F	Class A	Class V	Class A	Class F
Numerator:
Net loss attributable to common stockholders	$(15,273)	$(668)	$(4,727)	$(1,144)	$(73,219)	$(3,279)	$(10,355)	$(2,530)
Denominator:
Weighted average shares outstanding, basic and diluted	191,661,138	8,377,623	28,673,246	6,941,352	174,072,957	7,794,565	28,404,620	6,941,352
Basic and diluted net loss per share	$(0.08)	$(0.08)	$(0.16)	$(0.16)	$(0.42)	$(0.42)	$(0.36)	$(0.36)

Basic net loss per share is the same as diluted net loss per share attributable to common stockholders for the three and nine months ended September 30, 2021 and 2020, because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented. There were no redeemable shares during the three and nine months ended September 30, 2021 and the three months ended September 30, 2020. During the nine months ended September 30, 2020, weighted average Hims Class A common shares presented excludes 220,579 shares subject to redemption. Redeemable shares do not absorb losses.

The following table discloses securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Common stock issued for exercise of stock options subject to nonrecourse promissory notes	—	16,345,627	1,168,952	16,570,671
Common stock issued for early exercise of stock options	130,925	191,337	235,766	216,401
Redeemable convertible preferred stock	—	92,318,613	6,495,364	89,293,938
Stock options	16,608,921	15,028,510	16,494,336	10,291,433
RSUs	4,447,842	—	3,972,999	—
Warrants to purchase Class A common stock	2,773,408	1,793,993	6,199,099	1,861,315
Warrants to purchase redeemable convertible preferred stock	—	704,633	—	1,158,407
Common stock issued subject to vesting	2,754,756	—	961,130	—

18. Income Tax

The effective income tax rate was 16.6% and (0.5)% for the three months ended September 30, 2021 and 2020 and 3.8% and (0.8)% for the nine months ended September 30, 2021 and 2020. During the current quarter, the tax rate was impacted by a partial release of valuation allowance totaling $3.1 million as a result of acquisitions. The effective tax rate differs from the U.S. federal rate primarily due to the impacts of the valuation allowance placed on the Company’s deferred tax assets and state minimum taxes.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our Amendment No. 2 on Form 10-K/A for the year ended December 31, 2020 (our “2020 Annual Report”), including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in ITEM 7 of Part II of our 2020 Annual Report, Amendment No. 1 to our Current Report on Form 8-K filed on March 22, 2021, including the audited consolidated financial statements of Hims as of December 31, 2020 and 2019 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hims, Inc.” filed as Exhibits 99.1 and 99.2, respectively, and the accompanying unaudited condensed consolidated financial statements and notes thereto included in this quarterly report on Form 10-Q. Our actual results may differ materially from those contained in any forward-looking statements. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date hereof or to conform these statements to actual results or revised expectations. Forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under “Risk Factors” in ITEM 1A of Part I of this quarterly report on Form 10-Q.

Unless otherwise indicated or the context otherwise requires, references in this discussion and analysis to “we,” “us,” “our,” the “Company,” and “Hims & Hers” refer to Hims & Hers Health, Inc., and references to “Hims” refer to Hims, Inc. and its subsidiaries.

Overview

Hims & Hers, formerly known as Oaktree Acquisition Corp. (“OAC”), is a direct-to-customer telehealth company incorporated in Delaware. Our mission is to make healthcare accessible, affordable, and convenient for everyone. Our proprietary websites, telehealth platform, electronic medical records system, and pharmacy integration combine to provide customers with a seamless, easy-to-use, digital-first experience. We are leading the transformation in healthcare by becoming the digital front door for healthcare consumers.

We believe the future of healthcare will be driven by consumer brands that empower people and give them full control over their healthcare. We have endeavored to build a healthcare model that squarely focuses on the needs of the healthcare consumer. To further our mission, we offer a range of health and wellness products and services available for purchase directly by customers on the Company’s websites, the Company’s mobile application starting in November 2021, and through wholesale partners..

Recent Developments

Merger Transaction

On January 20, 2021 (the “Closing Date”), OAC completed the acquisition of Hims, Inc. (“Hims”) pursuant to the Agreement and Plan of Merger dated as of September 30, 2020 (the “Merger Agreement”) by and among OAC, Hims, and Rx Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of OAC (“Merger Sub”). The Merger Agreement provided for, among other things, the combination of Hims and OAC pursuant to the merger of Merger Sub with and into Hims, with Hims continuing as the surviving entity and as a wholly-owned subsidiary of OAC, which changed its name to Hims & Hers Health, Inc. (the “Merger”).

The Merger was accounted for as a reverse recapitalization with Hims as the accounting acquirer and OAC as the acquired company for accounting purposes. Accordingly, all historical financial information presented in the unaudited condensed consolidated financial statements represents the accounts of Hims and its wholly-owned subsidiaries as if Hims is the predecessor to the Company. The shares and net loss per common share, prior to the Merger, have been retroactively restated as shares reflecting the exchange ratio established in the Merger (0.4530 shares of Company Class A common stock for 1 share of Hims Class A common stock).

Prior to the Merger, OAC ordinary shares and warrants were traded on the New York Stock Exchange (“NYSE”) under the ticker symbols “OAC” and “OAC WS”, respectively. On the Closing Date, the Company’s Class A common stock and warrants began trading on the NYSE under the ticker symbols “HIMS” and “HIMS WS”, respectively. One of the primary purposes of the Merger was to provide a platform for Hims to gain access to the U.S. capital markets.

Merger Earn-Out Shares

Following the closing of the Merger, holders of Hims’ common stock and outstanding equity awards (including warrant, stock option and RSU holders) had the right to receive up to an aggregate amount of 16,000,000 shares of Company Class A common stock (or equivalent equity award) that would vest (in part) in equal thirds if the trading price of the Company’s Class A common stock was greater than or equal to $15.00, $17.50, and $20.00 for any 10 trading days within any 20-trading day period on or prior to the date that is five years following the Closing Date. These shares of restricted Class A common stock and equivalent equity awards would also vest in connection with an acquisition of the Company if the applicable thresholds were met in any sale (as defined in the Merger Agreement) but subject to the same five-year deadline. In February 2021, all earn-out thresholds were met. In the first quarter of 2021, earn-out awards related to option holders received final approval by the Board of Directors.

PIPE Investment

Concurrently with the execution of the Merger Agreement, OAC entered into subscription agreements on September 30, 2020 with certain investors (the “PIPE Investors”) pursuant to which such investors collectively subscribed for 7,500,000 shares of the Company’s Class A common stock at $10.00 per share for aggregate gross proceeds of $75.0 million (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Merger.

Acquisitions

In June 2021, the Company acquired all of the outstanding equity of Honest Health Limited (“HHL”), an entity located in the United Kingdom that offers health and wellness products and services, to further expand its operations in the United Kingdom. The purchase price for accounting purposes was $4.8 million, including cash paid upfront and payable in the future, an aggregate of 624,880 shares of the Company’s Class A common stock valued at $1.9 million, and contingent consideration of $1.2 million. The purchase agreement includes up to $10.0 million of potential earn-out payable upon achievement of revenue targets, which is recognized as contingent consideration as well as post-acquisition employment expense. The purchase price for accounting purposes excludes stock and cash consideration to be paid by the Company that is subject to vesting, which is recognized as selling, general, and administrative expenses post-acquisition.

In July 2021, the Company acquired all of the outstanding equity of YoDerm, Inc. (“Apostrophe”), an entity located in the United States that offers health and wellness products and services. The purchase price for accounting purposes was $131.6 million, including cash payment of $48.2 million, an aggregate of 8,074,935 shares of the Company’s Class A common stock valued at $50.7 million, and contingent consideration of $32.7 million. The purchase agreement includes up to $50.0 million of potential earn-out payable upon achievement of revenue targets, which is recognized as contingent consideration as well as post-acquisition employment expense. The purchase price for accounting purposes excludes stock consideration issued by the Company that is subject to vesting, which is recognized as selling, general, and administrative expenses post-acquisition. See Note 13 – Stock-Based Compensation of the Company’s condensed consolidated financial statements for addition details.

As part of our overall expansion strategy and to support our long-term growth, we regularly review and will continue to pursue strategic acquisitions and partnership opportunities both here in the U.S. as well as in international markets. We anticipate that these acquisitions and partnerships will continue to be financed through a mix of cash and equity consideration.

Warrant Redemption

On July 9, 2021, the Company issued a redemption notice to warrant holders announcing that all Public Warrants and Parent Warrants outstanding on August 9, 2021 at 5:00 p.m. New York City time would be redeemed for $0.10 per warrant, if not earlier exercised on a cash or cashless basis. After July 9, 2021 and prior to redemption, warrant holders were entitled to exercise (i) in cash, at an exercise price of $11.50 per share of Class A common stock or (ii) on a cashless basis in which the exercising holder was entitled to receive 0.267 shares of Class A common stock per warrant. Any warrants not exercised by August 9, 2021 were automatically redeemed by the Company at a price of $0.10 per warrant. In connection with the redemption, 1,958,615 shares of Class A common stock were issued upon exercise of warrants prior to the redemption date and the Company made an immaterial redemption payment to the holders of redeemed warrants. Additionally, the fair value of the warrant liability was reclassified to additional paid-in capital.

Revenue and Key Business Metrics

Our management monitors two financial results, Online Revenue and Wholesale Revenue (both defined below), to track our total revenue generation.

“Online Revenue” represents the sales of products and services on our platform, net of refunds, credits, chargebacks and includes revenue recognition adjustments recorded pursuant to accounting principles generally accepted in the United States of America (“U.S. GAAP”), primarily relating to deferred revenue and returns reserve. Online Revenue is generated by selling directly to consumers through our websites. Our Online Revenue consists of products and services purchased by customers directly through our online platform. The majority of our Online Revenue is subscription-based, where customers agree to be billed on a recurring basis to have products and services automatically delivered to them.

“Wholesale Revenue” represents non-prescription product sales to retailers through wholesale purchasing agreements. We sell only non-prescription products to wholesale partners. In addition to being revenue generative and profitable, wholesale partnerships have the added benefit of generating brand awareness with new customers in physical environments.

“Subscriptions” are defined as the number of customer agreements where the customer has agreed to be automatically billed on a recurring basis at a defined cadence. The billing cadence is typically defined as a number of months (for example, billed every month or every three months). Subscriptions are excluded from our reporting when payment has not occurred at the contracted billing cadence. Subscription billing is preferred by many of our customers because most of the products and services we make available treat chronic conditions and these product and service offerings are most effective when taken consistently and continuously. Customers can cancel subscriptions in between billing periods to stop receiving additional products and services and can reactivate subscriptions to continue receiving additional products and services.

“Net Orders” are defined as the number of online customer orders minus transactions related to refunds, credits, chargebacks and other negative adjustments. Net Orders represent transactions made on our platform during a defined period of time and exclude revenue recognition adjustments recorded pursuant to U.S. GAAP.

Average Order Value (“AOV”) is defined as Online Revenue divided by Net Orders.

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following metrics are useful in evaluating our business. The table below provides a breakdown of total revenue between Online Revenue and Wholesale Revenue, for the three and nine months ended September 30, 2021 and 2020, as well as key metrics that drive Online Revenue (i.e., Subscriptions, Net Orders, AOV), and the dollar and percentage change between such periods (unaudited, in thousands, except for AOV):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change	% Change	2021	2020	Change	% Change
Online Revenue	$72,032	$38,829	$33,203	86%	$180,858	$100,637	$80,221	80%
Wholesale Revenue	2,141	2,495	(354)	(14)%	6,321	6,654	(333)	(5)%
Total revenue	$74,173	$41,324	$32,849	79%	$187,179	$107,291	$79,888	74%

Net Orders	968	582	386	66%	2,441	1,700	741	44%
AOV	$74	$67	$7	10%	$74	$59	$15	25%
	September 30, 2021	September 30, 2020	Change	% Change
Subscriptions	551	283	268	95%

We generated $72.0 million in Online Revenue for the three months ended September 30, 2021, an increase of 86% as compared to $38.8 million for the three months ended September 30, 2020. We generated $180.9 million in Online Revenue for the nine months ended September 30, 2021, an increase of 80% as compared to $100.6 million for the nine months ended September 30, 2020. Growth in Online Revenue for the three and nine months ended September 30, 2021 was driven by growth in Subscriptions, AOV, and Net Orders, and the acquisitions of Apostrophe and HHL.

We generated $2.1 million in Wholesale Revenue for the three months ended September 30, 2021, a decrease of 14% as compared to $2.5 million for the three months ended September 30, 2020. We generated $6.3 million in Wholesale Revenue for the nine months ended September 30, 2021, a decrease of 5% as compared to $6.7 million for the nine months ended September 30, 2020. During the first quarter of 2020, we began selling to a large retailer, who continues to be a wholesale partner today. Wholesale Revenue is driven by orders from our retail partners, which have been relatively consistent year-over-year.

For the three months ended September 30, 2021, AOV was $74, an increase of 10% compared to $67 for the three months ended September 30, 2020. For the nine months ended September 30, 2021, AOV was $74, an increase of 25% compared to $59 for the nine months ended September 30, 2020. AOV growth for the three and nine months ended September 30, 2021 was driven by higher price points from larger product bundles and multi-month Subscriptions (which allow customers to receive two to twelve months of product in one order).

Subscriptions grew 95% to approximately 551,000 as of September 30, 2021 as compared to approximately 283,000 subscriptions as of September 30, 2020. Growth in Subscriptions was driven by increased customer conversion rates from improved onsite and customer onboarding experiences, increased customer engagement with our marketing campaigns, increased retention rates of existing subscribers (also referred to as “members”), increased marketing expenses, and the addition of Subscriptions from the acquisitions of Apostrophe and HHL. As a result of growth in Subscriptions, we generated approximately 968,000 Net Orders, an increase of 66% as compared to approximately 582,000 Net Orders for the three months ended September 30, 2020. We generated approximately 2.4 million Net Orders, an increase of 44% as compared to approximately 1.7 million Net Orders for the nine months ended September 30, 2020.

Key Factors Affecting Results of Operations

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges.

New Customer Acquisition

Our ability to attract new customers is a key factor for our future growth. To date, we have successfully acquired new customers through marketing and the development of our brands and recently through acquisitions. As a result, revenue has increased each year since our launch. If we are unable to acquire enough new customers in the future, revenue might decline. New customer acquisition could be negatively impacted if our marketing efforts are less effective in the future. Increases in advertising rates could also negatively impact our ability to acquire new customers. Consumer tastes, preferences, and sentiment for our brands may also change and result in decreased demand for our products and services. Changes in law or regulatory enforcement could also negatively impact our ability to acquire new customers.

Retention of Customers

Our ability to retain customers is a key factor in our ability to generate revenue. Most of our customers purchase products and services through subscription-based plans, where customers are billed and sent products and/or receive services on a recurring basis. The recurring nature of this revenue provides us with a certain amount of predictability for future revenue if past customer behavior stays consistent in the future. If customer behavior changes, and customer retention decreases in the future, then future revenue will be negatively impacted. The ability of our customers to continue to pay for our products and services will impact the future results of our operations.

Investments in Growth

We expect to continue to focus on long-term growth through investments in product offerings and customer experience. We are working to enhance our offerings and expand the breadth of products and services offered on our websites. This includes near term investments in the ability to accept insurance on our platform for certain products or services and further development of mobile phone technology, including our recently launched mobile application. We expect to make significant investments in marketing to acquire new customers and we intend to continue to invest in our fulfillment and operating capabilities, including our own affiliated pharmacies and warehousing facilities. Additionally, we continue to invest in web and mobile technology to improve the customer experience on our platform. In the short term, we expect these investments to increase our operating expenses; however, in the long term, we anticipate that these investments will positively impact our results of operations. If we are unsuccessful at improving our offerings or are unable to generate additional demand for our offerings, we may not recover the financial investments we make into the business and revenue may not increase in the future.

Expansion into New Categories

We expect to expand into new categories with our offerings. Category expansion allows us to increase the number of customers for whom we can provide products and services. It also allows us to offer access to treatment of additional conditions that may already affect our current customers. Expanding into new categories will require financial investments in additional headcount, marketing and customer acquisition expenses, additional operational capabilities, and may require the purchase of new inventory. If we are unable to generate sufficient demand in new categories, we may not recover the financial investments we make into new categories and revenue may not increase in the future.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA (as defined below), a non-GAAP financial measure. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison. A reconciliation is provided below for Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review net loss and the reconciliation of Adjusted EBITDA to net loss, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. “Adjusted EBITDA” is defined as net loss before depreciation and amortization, benefit (provision) for income taxes, interest income, interest expense, amortization of debt issuance costs, stock-based compensation, change in fair value of liabilities, one-time Merger bonuses and warrant expense, and acquisition-related costs, which include professional services and consideration paid for employee equity with vesting requirements incurred directly as a result of acquisitions.

The following table reconciles net loss to Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	$(15,941)	$(5,871)	$(76,498)	$(12,885)
Depreciation and amortization	1,546	300	2,445	692
(Benefit) provision for income taxes	(3,173)	31	(3,049)	103
Interest income	(103)	(48)	(298)	(398)
Interest expense	—	—	—	10
Amortization of debt issuance costs	—	84	144	251
Stock-based compensation	11,869	1,414	55,259	4,743
Change in fair value of liabilities	(8,328)	2,527	(13,610)	2,477
Merger bonuses	—	—	5,219	—
Warrant expense in connection with Merger	—	—	154	—
Acquisition-related costs	4,342	—	7,214	—
Adjusted EBITDA	$(9,788)	$(1,563)	$(23,020)	$(5,007)

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, you should consider Adjusted EBITDA in addition to, and not a substitute for, other financial performance measures, including our net loss and other U.S. GAAP results.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the 2019 novel coronavirus (“COVID-19”) a global pandemic. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business. We have taken measures in response to the ongoing COVID-19 pandemic, including closing our offices and implementing a work from home policy for our worldwide workforce; implementing additional safety policies and procedures for employees working in our warehouse; suspending employee travel and in-person meetings prior to vaccination; and actively managing our fulfillment operations and inventory levels. We may take further actions that alter our business operations as may be required by federal, state, or local authorities or that we determine are in the best interests of our employees, customers, and stockholders.

Our financial condition and results of operations to date have not been adversely impacted by the COVID-19 pandemic. However, it is possible that the COVID-19 pandemic, the measures taken by the federal, state, or local authorities (including vaccine mandates) and businesses affected, supply chain impacts, and the resulting economic impact may materially and adversely affect our business, results of operations, cash flows and financial positions as well as our customers, suppliers, and partners. Widespread supply chain issues resulting from the pandemic have impacted businesses across multiple industries, including those in which we operate. If we experience delays or other challenges in obtaining supplies necessary for the production, fulfillment, or distribution of the products or services we offer, it could negatively affect our ability to satisfy our obligations to customers and maintain our operations in a cost-efficient manner and have a material adverse effect on our business. We will continue to monitor the status of the COVID-19 pandemic and adjust our strategy accordingly.

Basis of Presentation

Currently, we conduct business through one operating segment. Substantially all our long-lived assets are maintained in, and our losses are attributable to, the United States of America. The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and variable interest entities in which it holds a controlling financial interest. The variable interest entities are: (i) professional corporations or other professional entities owned by licensed healthcare providers that engage licensed clinical professionals to provide consultation services (“Affiliated Medical Groups”); and (ii) XeCare, LLC (“XeCare”) and Apostrophe Pharmacy LLC (“Apostrophe Pharmacy”, together with XeCare, the “Affiliated Pharmacies”), each of which is a licensed mail order pharmacy providing prescription fulfillment services solely to our customers. We determined that the Company is the primary beneficiary of the Affiliated Medical Groups and the Affiliated Pharmacies for accounting purposes because it has the ability to direct the activities that most significantly affect these entities’ economic performance and has the obligation to absorb the entities’ losses. Under the variable interest entity model, the Company presents the results of operations and the financial position of the entities as part of the Company’s consolidated financial statements as if the consolidated group were a single economic entity.

Components of Results of Operations

Revenue

We recognize revenue when we transfer promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

Our consolidated revenue primarily comprises of online sales of health and wellness products through our websites, including prescription and non-prescription products. In contracts that contain prescription products issued as the result of a consultation, revenue also includes medical consultation services provided by Affiliated Medical Groups. Additionally, revenue is generated through wholesale arrangements.

For information on our significant accounting policies, see Note 2 to our accompanying unaudited condensed consolidated financial statements.

Cost of revenue

Cost of revenue consists of costs directly attributable to the products shipped and services rendered, including product costs, packaging materials, shipping costs, and labor costs directly related to revenue generating activities. Costs related to free products, where there is no expectation of future purchases from a customer, are considered to be SG&A (as defined below) and are excluded from cost of revenue.

Gross profit and gross margin

Our gross profit represents total revenue less our total cost of revenue, and our gross margin is our gross profit expressed as a percentage of our total revenue. Our gross profit and gross margin have been and will continue to be affected by a number of factors, including the prices we charge for our products and services, the costs we incur from our vendors for certain components of our cost of revenues, the mix of the various products and services we sell in a period, the mix of Online Revenue and Wholesale Revenue in a period, and our ability to sell our inventory. We expect our gross margin to fluctuate from period to period depending on these and other factors.

Marketing expenses

The largest component of our marketing expenses consists of our discretionary customer acquisition expenses. Customer acquisition expenses are the advertising and media costs associated with our efforts to acquire new customers, promote our brands, and build awareness for our products and services. Customer acquisition expenses include advertising in digital media, social media, television, radio, out-of-home media and various other media outlets. Marketing expenses also include overhead expenses, including salaries, benefits, taxes and stock-based compensation for personnel; agency, contractor and consulting expenses; content production, software and other marketing operating costs. Marketing is an important driver of growth and we intend to continue to make significant investments in customer acquisition and our marketing organization. As a result, we expect our marketing expenses to increase for the foreseeable future, although our marketing expenses may fluctuate as a percentage of revenue from period to period due to the timing and discretionary nature of these expenses.

Selling, general, and administrative expenses

Selling, general, and administrative expenses (“SG&A”) include the salaries, benefits, taxes, and stock-based compensation for personnel for our executive, engineering, finance, operations, and other administrative functions. SG&A also includes general operating expenses for professional services, third-party software and hosting, facilities, warehousing and fulfillment, customer service, payment processing, depreciation and amortization, and acquisition-related expenses. We expect SG&A to increase for the foreseeable future as we increase headcount with the growth of our business. We also expect SG&A to increase in the near term as a result of operating as a public company, including expenses associated with compliance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”); and an increase in legal, audit, insurance, investor relations, professional services, and other administrative expenses. In addition, SG&A increases when we incur acquisition costs related to purchasing businesses. However, we anticipate SG&A to decrease as a percentage of revenue over the long term, although it may fluctuate as a percentage of total revenue from period to period due to the timing and amount of these expenses.

Other income (expense)

Other income (expense) primarily consists of the change in fair value of warrant and earn-out liabilities, as well as interest income from investments and our cash and cash equivalents, non-operating and one-time charges classified outside of operating expenses, and interest expense related to our past borrowing arrangements with a leading financial institution, which have been paid in full.

Benefit (provision) for income taxes

The income tax benefit (provision) primarily consists of a partial release in valuation allowance in 2021, as well as state taxes. Deferred tax assets are reduced by a valuation allowance to the extent management believes it is not more likely than not to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Management makes estimates and judgments about future taxable income based on assumptions that are consistent with our plans and estimates.

Results of Operations

Comparisons for three and nine months ended September 30, 2021 and 2020

The following table sets forth our unaudited condensed consolidated statement of operations for the three and nine months ended September 30, 2021 and 2020, and the dollar and percentage change between the two periods (dollars in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change	% Change	2021	2020	Change	% Change
	(Unaudited)	(Unaudited)			(Unaudited)	(Unaudited)
Revenue	$74,173	$41,324	$32,849	79%	$187,179	$107,291	$79,888	74%
Cost of revenue	19,301	10,047	9,254	92%	44,783	29,733	15,050	51%
Gross profit	54,872	31,277	23,595	75%	142,396	77,558	64,838	84%
Operating expenses:(1)
Marketing	38,293	15,102	23,191	154%	93,195	39,675	53,520	135%
Selling, general, and administrative	44,240	19,496	24,744	127%	142,678	48,401	94,277	195%
Total operating expenses	82,533	34,598	47,935	139%	235,873	88,076	147,797	168%
Loss from operations	(27,661)	(3,321)	(24,340)	733%	(93,477)	(10,518)	(82,959)	789%
Other income (expense):
Change in fair value of liabilities	8,328	(2,527)	10,855	*	13,610	(2,477)	16,087	*
Interest expense	—	—	—	—%	—	(10)	10	(100)%
Other income, net	219	8	211	*	320	223	97	43%
Total other income (expense), net	8,547	(2,519)	11,066	*	13,930	(2,264)	16,194	*
Loss before income taxes	(19,114)	(5,840)	(13,274)	227%	(79,547)	(12,782)	(66,765)	522%
Benefit (provision) for income taxes	3,173	(31)	3,204	*	3,049	(103)	3,152	*
Net loss	$(15,941)	$(5,871)	$(10,070)	172%	$(76,498)	$(12,885)	$(63,613)	494%
______________
(*)Not meaningful
(1)Includes stock-based compensation expense as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Marketing	$2,328	$261	$4,946	$919
Selling, general, and administrative	9,541	1,153	50,313	3,824
Total stock-based compensation expense	$11,869	$1,414	$55,259	$4,743

The following table sets forth our results of operations as a percentage of our total revenue for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	100%	100%	100%	100%
Cost of revenue	26%	24%	24%	28%
Gross profit	74%	76%	76%	72%
Operating expenses:
Marketing	52%	37%	50%	37%
Selling, general, and administrative	60%	47%	76%	45%
Total operating expenses	112%	84%	126%	82%
Loss from operations	(38)%	(8)%	(50)%	(10)%
Other income (expense):
Change in fair value of liabilities	11%	(6)%	7%	(2)%
Interest expense	—%	—%	—%	—%
Other income, net	—%	—%	—%	—%
Total other income (expense), net	11%	(6)%	7%	(2)%
Loss before income taxes	(27)%	(14)%	(43)%	(12)%
Benefit (provision) for income taxes	4%	—%	2%	—%
Net loss	(23)%	(14)%	(41)%	(12)%

Revenue

Revenue was $74.2 million for the three months ended September 30, 2021, compared to $41.3 million for the three months ended September 30, 2020, an increase of $32.8 million, or 79%, primarily attributable to an increase in Online Revenue. Revenue was $187.2 million for the nine months ended September 30, 2021, compared to $107.3 million for the nine months ended September 30, 2020, an increase of $79.9 million, or 74%, primarily attributable to an increase in Online Revenue.

Online Revenue was $72.0 million for the three months ended September 30, 2021, compared to $38.8 million for the three months ended September 30, 2020, an increase of $33.2 million, or 86%. Online Revenue was $180.9 million for the nine months ended September 30, 2021, compared to $100.6 million for the nine months ended September 30, 2020, an increase of $80.2 million, or 80%. Growth in Online Revenue for the three and nine months ended September 30, 2021 was driven by growth in Subscriptions, AOV, and Net Orders, and the acquisitions of Apostrophe and HHL.

For the three months ended September 30, 2021, AOV was $74, an increase of 10% compared to $67 for the three months ended September 30, 2020. For the nine months ended September 30, 2021, AOV was $74, an increase of 25% compared to $59 for the nine months ended September 30, 2020. AOV growth for the three and nine months ended September 30, 2021 was driven by higher price points from larger product bundles and multi-month Subscriptions (which allow customers to receive two to twelve months of product in one order).

Subscriptions grew 95% to approximately 551,000 as of September 30, 2021 as compared to approximately 283,000 subscriptions as of September 30, 2020. Growth in Subscriptions was driven by increased customer conversion rates from improved onsite and customer onboarding experiences, increased customer engagement with our marketing campaigns, increased retention rates of existing subscribers (also referred to as “members”), increased marketing expenses, and the addition of Subscriptions from the acquisitions of Apostrophe and HHL. As a result of growth in Subscriptions, we generated approximately 968,000 Net Orders, an increase of 66% as compared to approximately 582,000 Net Orders for the three months ended September 30, 2020. We generated approximately 2.4 million Net Orders, an increase of 44% as compared to approximately 1.7 million Net Orders for the nine months ended September 30, 2020.

Cost of revenue and gross profit

Cost of revenue was $19.3 million for three months ended September 30, 2021, compared to $10.0 million for three months ended September 30, 2020, an increase of $9.3 million, or 92%. This increase was primarily due to increased product and packaging costs of approximately 109%, increased shipping costs of 73%, and increased costs associated with medical consultation services of 73% compared to the three months ended September 30, 2020. Cost of revenue was $44.8 million for nine months ended September 30, 2021, compared to $29.7 million for nine months ended September 30, 2020, an increase of $15.1 million, or 51%. This increase was primarily due to increased product and packaging costs of approximately 66%, increased shipping costs of 41%, and increased costs associated with medical consultation services of 31% compared to the nine months ended September 30, 2020. These increases were due to overall increased business activity, growth of Net Orders, and the acquisitions of Apostrophe and HHL.

Gross profit was $54.9 million for the three months ended September 30, 2021, compared to $31.3 million for the three months ended September 30, 2020, an increase of $23.6 million, or 75%. Correspondingly, gross margin was 74% for the three months ended September 30, 2021, compared to 76% for the three months ended September 30, 2020. Gross margin of 74% for the three months ended September 30, 2021 decreased as compared to 76% for the three months ended September 30, 2020 primarily as a result of the acquisitions of Apostrophe and HHL. Gross profit was $142.4 million for the nine months ended September 30, 2021, compared to $77.6 million for the nine months ended September 30, 2020, an increase of $64.8 million, or 84%. Correspondingly, gross margin was 76% for the nine months ended September 30, 2021, compared to 72% for the nine months ended September 30, 2020. Gross margin of 76% for the nine months ended September 30, 2021 increased as compared to 72% for the nine months ended September 30, 2020 primarily from the result of higher growth in revenue as compared to growth in variable costs, such as shipping costs and those associated with medical consultation services, partially offset by the acquisitions of Apostrophe and HHL.

Marketing expenses

Marketing expenses were $38.3 million for the three months ended September 30, 2021, compared to $15.1 million for the three months ended September 30, 2020, an increase of $23.2 million, or 154%. The most significant component of marketing expenses is customer acquisition costs, which increased to $28.4 million in the three months ended September 30, 2021, compared to $11.6 million for the three months ended September 30, 2020, an increase of 145%. Marketing expenses were $93.2 million for the nine months ended September 30, 2021, compared to $39.7 million for the nine months ended September 30, 2020, an increase of $53.5 million, or 135%. Customer acquisition costs increased to $70.8 million in the nine months ended September 30, 2021, compared to $28.8 million for the nine months ended September 30, 2020, an increase of 146%. The increases in customer acquisition costs were a result of management’s decision to increase investment in display, search, and television marketing, as we continue to identify opportunities to drive new customer growth, and the customer acquisition costs we incurred following the acquisitions of Apostrophe and HHL.

Selling, general, and administrative expenses

SG&A expenses were $44.2 million for the three months ended September 30, 2021, compared to $19.5 million for the three months ended September 30, 2020, an increase of $24.7 million, or 127%. The increase in SG&A was primarily driven by an increase in stock-based compensation expense to $9.5 million for the three months ended September 30, 2021, from $1.2 million for the three months ended September 30, 2020, an increase of $8.3 million, primarily related to increased headcount and the acquisitions of Apostrophe and HHL.

Excluding stock-based compensation, employee compensation expense (comprising salaries and wages, benefits, taxes, and performance bonuses) was $11.3 million for the three months ended September 30, 2021, compared to $5.0 million for the three months ended September 30, 2020, an increase of $6.3 million. Additionally, for the three months ended September 30, 2021, the increase in SG&A was due to $3.9 million of fees incurred for acquisitions, a $2.2 million increase in depreciation, amortization, and software and hosting costs, a $1.9 million increase in higher director and officer insurance liability premiums as a result of becoming a public entity, $1.6 million of product development costs, a $1.5 million increase in order fulfillment and processing costs, and a $0.5 million increase from professional services costs as a result of overall increased business activity from Company growth. This increase in SG&A was partially offset by a decrease in general office administration costs of $1.7 million primarily resulting from the cancelation of the Company’s headquarters office lease in July 2020.

SG&A expenses were $142.7 million for the nine months ended September 30, 2021, compared to $48.4 million for the nine months ended September 30, 2020, an increase of $94.3 million, or 195%. The increase in SG&A was primarily driven by an increase in stock-based compensation expense to $50.3 million for the nine months ended September 30, 2021, from $3.8 million for the nine months ended September 30, 2020, an increase of $46.5 million. Most of the increase in stock-based compensation was a result of expenses related to the earn-out consideration issued as part of the Merger, as well as the recognition of expense related to stock options granted to the Chief Executive Officer and vesting of restricted stock units (“RSUs”), both of which were contingent upon the achievement of a liquidity event that was satisfied upon the closing of the Merger. All of these resulted in either one-time expenses or cumulative catch-up expense as a result of the Merger. In the nine months ended September 30, 2021, we also incurred $5.1 million of bonus expense almost entirely as a result of the previously disclosed transaction bonus related to the Merger.

Excluding stock-based compensation and Merger bonuses, employee compensation expense was $28.7 million for the nine months ended September 30, 2021, compared to $13.4 million for the nine months ended September 30, 2020, an increase of $15.3 million. Additionally, for the nine months ended September 30, 2020, the increase in SG&A was due to a $6.9 million increase from professional services costs, $6.7 million of fees incurred for acquisitions, a $5.2 million increase in higher director and officer insurance liability premiums as a result of becoming a public entity, a $4.9 million increase in depreciation, amortization, and software and hosting costs as a result of overall increased business activity from Company growth, a $3.9 million increase in order fulfillment and processing costs, and $1.6 million of product development costs. These costs were partially offset by a decrease in general office administration costs of $2.0 million primarily resulting from the cancelation of the Company’s headquarters office lease in July 2020.

Other income (expense)

Other income was $8.5 million for the three months ended September 30, 2021, compared to other expense of $2.5 million for the three months ended September 30, 2020, a change of $11.1 million. Other income was $13.9 million for the nine months ended September 30, 2021, compared to other expense of $2.3 million for the nine months ended September 30, 2020, a change of $16.2 million. The change in other income (expense), net for the three and nine months ended September 30, 2021 from other income (expense), net for the three and nine months ended September 30, 2020 was driven primarily by the change in fair value of the warrant and earn-out liabilities in each period of $10.9 million and $16.1 million.

Benefit (provision) for income taxes

Benefit for income taxes was $3.2 million for the three months ended September 30, 2021 and provision for income taxes was less than $0.1 million for the three months ended September 30, 2020. Benefit for income taxes was $3.0 million for the nine months ended September 30, 2021 and provision for income taxes was less than $0.1 million for the nine months ended September 30, 2020. The change in tax expense is primarily due to the partial release of valuation allowance totaling $3.1 million as a result of acquisitions.

Liquidity and Capital Resources

From inception through the Merger, we financed our operations primarily from the sales of redeemable convertible preferred stock. Following the Merger, our principal sources of liquidity have been cash and cash equivalents in the amount of $64.8 million, which were primarily invested in money market funds; and investments in the amount of $187.7 million, which were primarily invested in corporate, government, and asset-backed bonds.

We have historically incurred negative cash flows from operating activities and significant losses from operations in the past. We expect to continue to incur operating losses at least for the next 12 months due to the investments that we intend to make in our business. We believe our existing cash resources and funds raised from the closing of the Merger are sufficient to support planned operations for the next 12 months. As a result, management believes that our current financial resources are sufficient to continue operating activities for at least one year past the issuance date of the unaudited condensed consolidated financial statements.

Our future capital requirements will depend on many factors, including the number of orders we receive, the size of our customer base, the timing and extent of spend to support the expansion of sales, marketing and development activities, and the impact of the COVID-19 pandemic. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed. In order to support the growth of our business, we may need to incur additional indebtedness or seek capital through new equity or debt financings, which sources of additional capital may not be available to us on acceptable terms or at all.

Cash Flows

The following table provides a summary of cash flow data (in thousands):

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(31,307)	$(2,210)
Net cash used in investing activities	(166,510)	(31,619)
Net cash provided by financing activities	235,121	48,449

Cash Flows from Operating Activities

Our largest source of operating cash flows is cash collections from our customers. Our primary use of cash from operating activities includes costs of revenue, marketing expenses and personnel-related expenditures to support the growth of our business.

Net cash used in operating activities was $31.3 million for the nine months ended September 30, 2021. The most significant component of our cash used was a net loss of $76.5 million. This included non-cash expense related to stock-based compensation of $55.3 million, depreciation and amortization of $2.4 million, net amortization on securities of $1.7 million, warrant expense in connection with Merger totaling $0.2 million, amortization of debt issuance costs of $0.1 million, and non-cash other of $0.9 million. Non-cash expense was partially offset by non-cash income of $13.6 million related to the change in fair value of warrant and earn-out liabilities and benefit for deferred taxes of $3.2 million. In addition, a net cash inflow totaling $1.4 million was attributable to changes in operating assets and liabilities, primarily as a result of an increase in accounts payable and accrued liabilities of $5.5 million, a decrease in prepaid expenses of $2.6 million, and an increase in deferred revenue of $0.2 million. This inflow was partially offset by an increase in inventory of $6.9 million.

Net cash used in operating activities was $2.2 million for the nine months ended September 30, 2020. The most significant component of our cash used was a net loss of $12.9 million. This included non-cash expense related to stock-based compensation of $4.7 million, change in fair value of warrant liabilities of $2.5 million, lease termination expense of $1.8 million, depreciation and amortization of $0.7 million, and amortization of debt issuance costs of $0.3 million. In addition, a net cash inflow totaling $0.6 million was attributable to changes in operating assets and liabilities, primarily as a result of a decrease in other long-term assets of $0.8 million, an increase in other long-term liabilities of $0.4 million, and an increase in accounts payable and accrued liabilities of $0.3 million. This inflow was partially offset by an increase in inventory of $0.7 million.

Cash Flows from Investing Activities

Cash flows from investing activities primarily relate to our treasury operations of investing in available-for-sale investments and acquisitions, as well as investment in website development and internal-use software and purchase of property and equipment.

Net cash used in investing activities for the nine months ended September 30, 2021 was $166.5 million, which was primarily due to net investment cash outflows of $116.5 million, as well as business acquisitions net of cash acquired of $46.5 million, investment in website development and internal-use software of $3.2 million including investment in our mobile technology, and purchases of property, equipment, and intangible assets of $0.3 million.

Net cash used in investing activities for the nine months ended September 30, 2020 was $31.6 million, which was primarily due to net investment cash outflows of $28.7 million, investment in website development and internal-use software of $1.7 million, and purchases of property, equipment, and intangible assets of $1.3 million.

Cash Flows from Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2021 was $235.1 million, which was primarily due to the proceeds from the issuance of Class A common stock as a result of the Merger of $197.7 million, proceeds from the PIPE Investment of $75.0 million, proceeds received from employee repayment of promissory notes of $1.2 million, and proceeds from the exercise of warrants and stock options of $1.4 million. This cash inflow was partially offset by payments related to pre-closing stock repurchase of $22.0 million, payments for Merger transaction costs of $12.9 million, and payments for taxes related to net share settlement of equity awards of $5.2 million.

Net cash provided by financing activities for the nine months ended September 30, 2020 was $48.4 million, which was primarily due to the net proceeds from the issuance of convertible preferred stock of $51.9 million. This cash inflow was partially offset by payments for transaction costs of $2.1 million and repayments of principal on term loan of $1.5 million.

Indebtedness

Silicon Valley Bank

Under the Second Amended and Restated Loan Agreement dated November 27, 2019, between Hims and Silicon Valley Bank (“SVB”), upon Hims’ request, SVB would issue letters of credit (the “Letters of Credit”) in an aggregate amount not to exceed $2.0 million. This amount is reduced by the amount otherwise available with respect to the cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in SVB’s various agreements. On September 30, 2020, Hims entered into the First Loan Modification Agreement (“Loan Modification Agreement”) and the aggregate amount of the Letters of Credit was amended to $3.5 million. As of September 30, 2021, SVB issued on the Company’s behalf, a letter of credit in the amount of $0.8 million as a security deposit for a warehouse space in New Albany, Ohio. SVB required $0.8 million to be maintained as collateral for the outstanding letter of credit. The Company expects to continue to renew the letter of credit through the duration of the lease. As this is for longer than one year, the Company presents the $0.8 million within non-current restricted cash on the consolidated condensed balance sheet.

In January 2021, the Company terminated the Second Amended and Restated Loan Agreement with SVB resulting in the release of restricted cash of $0.2 million under the arrangement. The outstanding letter of credit for the warehouse was not included as part of this termination.

Contractual Obligations and Commitments

Total rent expense for the three months ended September 30, 2021 and 2020, was $0.3 million and $0.3 million. Total rent expense for the nine months ended September 30, 2021 and 2020, was $1.1 million and $1.7 million.

In January 2020, the Company entered into a 63-month non-cancelable lease for 302,880 square feet of warehouse space in New Albany, Ohio. The lease commenced on June 1, 2020. Total minimum lease payments are $7.9 million, net of rent abatement for an initial three-month period and with annual escalation of 2.5%. The Company has the option to extend the lease term for a period of five years.

Future minimum lease commitments subsequent to September 30, 2021 are as follows (in thousands):

2021	$384
2022	1,559
2023	1,598
2024	1,638
2025	1,114
Total	$6,293

As of September 30, 2021, the Company had contractual obligations to make $2.1 million in purchases related to cloud-based software contracts used in operations. These obligations are associated with multi-year agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions and the approximate timing of the services. Obligations under contracts that we can cancel without a significant penalty or agreements with a term of one year or less are not considered.

Critical Accounting Policies and Estimates

For a discussion of our critical accounting policies and estimates, please refer to ITEM 7 under Part II, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report for the year ended December 31, 2020. Except for the addition of business combinations to the Company’s significant accounting policies and estimates relating to contingent consideration and purchase allocations in business combinations, there have been no changes to the Company’s significant accounting policies and estimates in 2021 as outlined in our 2020 Annual Report.
Emerging Growth Company Status

We are an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an EGC, the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. As a result, our condensed consolidated financial statements for the three and nine months ended September 30, 2021 may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates. We will no longer qualify as an EGC as of the end of the fiscal year ending December 31, 2021 and will become a Large Accelerated Filer under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Therefore, we intend to adopt all accounting pronouncements currently deferred under the EGC election, which will be reflected in our 2021 Annual Report.

For as long as we continue to be an EGC, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

ITEM 3. QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As of September 30, 2021, as required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon their evaluation, and as a result of the material weakness described below, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective at the reasonable assurance level as of such date. Notwithstanding the identified material weakness, management has concluded that the condensed consolidated financial statements included in this quarterly report on Form 10-Q present fairly, in all material respects, the Company’s financial position, results of operations and cash flows for the periods disclosed in accordance with U.S. GAAP.

In July 2021, we acquired all of the outstanding equity of YoDerm, Inc. (“Apostrophe”). We are in the process of evaluating the existing controls and procedures of Apostrophe and integrating Apostrophe into our internal controls over financial reporting. In accordance with SEC Staff guidance permitting a company to exclude an acquired business from management’s assessment of the effectiveness of internal control over financial reporting for a period of one year following the date on which the acquisition is completed, we have excluded Apostrophe from our assessment of disclosure controls and procedures as of September 30, 2021. Refer to Note 4 – Acquisitions to the condensed consolidated financial statements for additional information.

Remediation Efforts to Address the Previously Disclosed Material Weakness

As previously disclosed in Part I, ITEM 9A of our 2020 Annual Report, our management, including our Chief Executive Officer and Chief Financial Officer, concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2020, due to a material weakness. The material weakness related to not having adequate controls over accounting for complex transactions primarily related to errors in the accounting for warrants issued in connection with OAC’s initial public offering and recorded in its pre-merger, historical consolidated financial statements through December 31, 2020. In response to this material weakness, our management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of our internal control over financial reporting. While we have processes to identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, we are improving these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards. As previously disclosed, our remediation plan includes continuing to enhance our internal and external technical accounting resources by hiring additional personnel and increasing communication with third-party professionals with whom we consult regarding the application of complex accounting transactions. We expect to accomplish our remediation plan over time and we will continually review our remediation activities to determine that they are achieving the plan’s objectives. We can offer no assurance that these initiatives will ultimately have the intended effects.

Changes in Internal Control over Financial Reporting

Except for the acquisition of Apostrophe noted above, there was no change in our internal control over financial reporting that occurred during the fiscal quarter ended September 30, 2021 covered by this Quarterly Report on Form 10-Q that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS
From time to time, we are party to litigation and subject to claims incident to the ordinary course of business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows, or financial position. We are not presently party to any legal proceedings that, in the opinion of management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

ITEM 1A. RISK FACTORS

A description of the risks and uncertainties associated with our business and ownership of our Class A common stock is set forth below. You should carefully consider the risks described below, as well as the other information in this quarterly report on Form 10-Q, including our condensed consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations, and growth prospects. In such an event, the market price of our Class A common stock could decline. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This quarterly report on Form 10-Q also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See “Cautionary Note Regarding Forward-Looking Statements.”

Summary of Principal Risk Factors

•Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects and increases the risk of your investment.
•Our quarterly results of operations, as well as our key metrics, may fluctuate on a quarterly and annual basis, which may result in us failing to meet the expectations of industry and securities analysts or our investors.
•We identified a material weakness in our internal control over financial reporting. If we do not adequately address this material weakness or if other material weaknesses or significant deficiencies in our internal control over financial reporting are discovered, this could adversely affect our business and the market price of our Class A common stock.
•If we are unable to expand the scope of our offerings, including the number and type of products and services that we offer, the number and quality of healthcare providers serving our customers and the number and types of conditions capable of being treated through our platform, our business, financial condition, and results of operations may be materially and adversely affected.
•If we are unable to successfully market to new customers and retain existing customers, or if evolving privacy, healthcare or other laws prevent or limit our marketing activities, our business, financial condition, and results of operations could be harmed.
•We operate in highly competitive markets and face competition from large, well-established healthcare providers and more traditional retailers and pharmaceutical providers with significant resources, and, as a result, we may not be able to compete effectively.
•Our brand is integral to our success. If we fail to effectively maintain, promote, and enhance our brand in a cost-effective manner, our business and competitive advantage may be harmed.
•If we are unable to attract and retain high quality healthcare providers for our customers, our business, financial condition, and results of operations may be materially and adversely affected.
•The COVID-19 pandemic has increased interest in and customer use of telehealth solutions, including our platform, and we cannot guarantee that this increased interest will continue after the pandemic.
•Our pharmacy business subjects us to additional healthcare laws and regulations beyond those we face with our core telehealth business, and increases the complexity and extent of our compliance and regulatory obligations.

•Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies.
•If we fail to comply with applicable healthcare and other governmental regulations, we could face substantial penalties, our business, financial condition, and results of operations could be adversely affected, and we may be required to restructure our operations.
•Evolving government regulations and enforcement activities may require increased costs or adversely affect our results of operations.
•Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or customers, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.
•We may be subject to legal proceedings and litigation, including intellectual property disputes, which are costly to defend and could materially harm our business and results of operations.
•We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
•Our dual class common stock structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, Andrew Dudum, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.
•The price of our Class A common stock may be volatile.
•The sale or the perception of future sales of a substantial number of shares of our Class A common stock could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

Risks Related to Hims & Hers’ Business

Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects and increases the risk of your investment.

Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects and plan for our future growth. We began offering products and services in 2017. Since that time, our business has expanded and we have increased the ways that we can address customer needs. We have encountered and will continue to encounter significant risks and uncertainties frequently experienced by new and growing companies in rapidly changing and heavily regulated industries, such as attracting new customers and healthcare providers (sometimes referred to herein as “providers”) to our platform, retaining our customers and encouraging them to utilize new offerings we make available, increasing the number of conditions that can be treated by providers through our platform, operating a licensed pharmacy and the compounding and distribution of pharmaceutical products, competition from other companies, whether online healthcare providers or traditional healthcare providers, hiring, integrating, training, and retaining skilled personnel, verifying the identity of customers and credentials of providers serving our customers, developing new solutions, determining prices for our solutions, unforeseen expenses, challenges in forecasting accuracy, and new or adverse regulatory developments affecting the use of telehealth, pharmaceutical products or operations, or other aspects of the healthcare industry. Additional risks include our ability to effectively manage growth and process, store, protect, and use personal data in compliance with governmental regulation, contractual obligations, and other legal obligations related to privacy and security. If our assumptions regarding these and other similar risks and uncertainties that relate to our business, which we use to plan our business, are incorrect or change as we gain more experience operating our platform or expand into the treatment of new conditions, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We may not be successful in our women’s health and wellness initiatives.

Our offerings originally catered towards men seeking treatment for conditions specifically affecting the male population, such as hair loss and erectile dysfunction. A substantial majority of our annual revenue to date has come from male customers. We began offering products and services for women in 2018 and this part of our business is still developing. We have less experience marketing our platform and its capabilities to women as compared to men. As a result, our efforts to attract new female customers and to retain existing customers may not be as successful.

If we are unable to expand the scope of our offerings, including the number and type of products and services that we offer, the number and quality of healthcare providers serving our customers and the number and types of conditions capable of being treated through our platform, our business, financial condition, and results of operations may be materially and adversely affected.

We provide customers with access to non-prescription products, telehealth-based consultations with healthcare providers, and certain prescription medications and/or home-based laboratory testing that may be prescribed by the providers in connection with telehealth consultations. In order for our business to continue growing and expanding, we need to continue expanding the scope of products and services we offer our customers, including telehealth consultations, prescription and non-prescription medication for additional conditions, and access to laboratory testing. The introduction of new products, services, or technologies by market participants, including us, can quickly make existing products and services offered by us obsolete and unmarketable. Additionally, changes in laws and regulations (or enforcement thereof) could impact the usefulness of our platform and could necessitate changes or modifications to our platform or offerings to accommodate such changes. Alternatively, the introduction of new products, services or technologies could expose us to new or increased regulatory risks, including with respect to privacy or healthcare laws, either through the provision of such products, services, or technologies, or by virtue of the new or expanded personal and health information we acquire from customers to support such offerings. We invest substantial resources in researching and developing new offerings and enhancing our solutions by incorporating additional features, improving functionality, and adding other improvements to meet our customers’ evolving demands. The success of any enhancements or improvements to our services or any new offerings depends on a number of factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies, and overall market acceptance. We may not succeed in developing, marketing, and delivering on a timely and cost-effective basis enhancements or improvements to our services or any new offerings that respond to continued changes in market demands or new customer requirements, and any enhancements or improvements to our services or any new offerings may not achieve market acceptance. Since developing enhancements to our services and the launch of new offerings can be complex, the timetable for the release of new offerings and enhancements to our existing services is difficult to predict, and we may not launch new offerings and updates as rapidly as our current or prospective customers require or expect. Any new offerings or service enhancements that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if we introduce new offerings, we may experience a decline in revenue of our existing offerings that is not offset by revenue from the new offerings. In addition, we may lose existing customers who choose a competitor’s products and services. This could result in a temporary or permanent revenue shortfall and adversely affect our business.

If we are unable to successfully market to new customers and retain existing customers, or if evolving privacy, healthcare, or other laws prevent or limit our marketing activities, our business, financial condition, and results of operations could be harmed.

We generate revenue from our platform by selling non-prescription health and personal care products to consumers and offering consumers access to telehealth consultations with providers and certain prescription medications that may be prescribed by the providers in connection with the telehealth consultations. We also rely on selling our products through wholesale partnerships. Unless we are able to attract new customers, retain existing customers, and maintain our wholesale partnerships, our business, financial condition, and results of operations may be harmed.

In order to attract new customers and incentivize existing customers to purchase more of our offerings, we use social media, emails, text messages, celebrity influencers, and other marketing strategies to reach new and existing customers. State and federal laws and regulations governing the privacy and security of personal information, including healthcare data, are evolving rapidly and could impact our ability to identify and market to potential and existing customers. Similarly, certain federal and state laws regulate, and in some cases limit, the use of discounts, promotions, and other marketing strategies in the healthcare industry. If federal, state, or local laws governing our marketing activities become more restrictive or are interpreted by governmental authorities to prohibit or limit these activities, our ability to attract new customers and retain customers would be affected and our business could be materially harmed. In addition, any failure, or perceived failure, by us to comply with any federal, state, or local laws or regulations governing our marketing activities could adversely affect our reputation, brand, and business, and may result in claims, proceedings, or actions against us by governmental entities, consumers, suppliers or others or other liabilities or may require us to change our operations and/or cease using certain marketing strategies.

Changes to social networking, advertising platforms’ or mobile device or other operating systems’ terms of use; terms of service or traffic algorithms that limit promotional communications or impose restrictions that would limit our ability or our customers’ ability to send communications through their platforms; disruptions or downtime experienced by these platforms; or reductions in the use of or engagement with social networking or advertising platforms by customers and potential customers could also harm our business. As laws and regulations rapidly evolve to govern the use of these channels, the failure by us or our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these channels could adversely affect our reputation or subject us to fines or other penalties. In addition, our employees or third parties acting at our direction may knowingly or inadvertently make use of social media in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential, or sensitive personal information of our business, employees, consumers or others. Any such inappropriate use of social media, emails, and text messages could also cause reputational damage and adversely affect our business.

Additionally, we collect consumer data, including email addresses and phone numbers, to further our marketing efforts with such consumers. If we fail to adequately or accurately collect such data or if our data collection systems are breached or information therein is misused, our business, financial condition, and results of operations could be harmed. Further, any failure, or perceived failure, by us, or any third parties processing such data, to comply with privacy policies or with any federal or state healthcare, privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy, consumer consent, or consumer protection could adversely affect our reputation, brand, and business, and may result in claims, proceedings or actions against us by governmental entities, consumers, suppliers or others or other liabilities or may require us to change our operations and/or cease using certain data sets.

Use of social media and celebrity influencers may materially and adversely affect our reputation or subject us to fines or other penalties.

We use third-party social media platforms as part of our marketing strategy. For example, our brands maintain Instagram, Facebook, YouTube and TikTok accounts. We also maintain relationships with many social media and celebrity influencers and engage in sponsorship initiatives. As existing e-commerce and social media platforms continue to rapidly evolve and new platforms develop, we expect to maintain a presence on these existing platforms and an important part of our marketing strategy is to establish and maintain a presence on new or emerging popular social media platforms. If we are unable to cost-effectively use social media platforms as marketing tools, if the social media platforms we use change their policies or algorithms, or if evolving laws and regulations limit how we can market through these channels, we may not be able to fully optimize our use of such platforms and our ability to retain current customers and acquire new customers may suffer. Any such failure could adversely affect our reputation, revenue, and results of operations.

In addition, an increase in the use of social media for product promotion and marketing may increase the burden on us to monitor compliance of such materials, and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations. For example, in some cases, the Federal Trade Commission has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a financial relationship or material connection between an influencer and an advertiser. We do not control the content of what our influencers post on social media, and if we were held responsible for any false, misleading, or otherwise unlawful content of their posts or their actions, we could be fined or subjected to other monetary liabilities or required to alter our practices, which could have an adverse impact on our business and reputation.

A failure to accurately identify promising celebrity influencers to use and endorse our products or a failure to enter into cost-effective celebrity influencer arrangements may have an adverse effect on our reputation or business. Moreover the cost to enter into arrangements with celebrity influencers may increase over time, which could have an adverse impact on our financial condition and results of operations.

Negative commentary regarding our business, or celebrity influencers who endorse our products and other third parties who are affiliated with or endorse us, may also be posted on social media platforms. Celebrity influencers with whom we maintain endorsement arrangements could engage in behavior or use their platforms to communicate with our customers in a manner that reflects poorly on our brand and may be attributed to us or otherwise adversely affect our reputation. Any such negative commentary could impact our reputation or brand and affect our ability to attract and retain customers, which could have a material adverse effect on our business and results of operations.

If we are unable to expand our marketing infrastructure, we may fail to increase the usage of our platform to meet our forecasts.

We first launched our services in 2017. As a result, we have limited experience marketing our offerings and engaging customers at our current scale. We derive a substantial majority of our revenue from customers’ subscription-based purchases of prescription products made available through our platform. We expect to expand the conditions for which customers can seek treatment from providers through our platform, including fulfillment of prescription medication and, as a result, new customer acquisition is integral to our business. Our financial condition and results of operations are and will continue to be highly dependent on the ability of our marketing function to adequately promote, market, and attract customers to our platform and offerings in a manner that complies with applicable laws and regulations and at a cost that does not exceed our current budget allocated to marketing.

A key element of our business strategy is the continued expansion of our marketing infrastructure to drive customer enrollment. As we increase our marketing efforts in connection with the expansion of our platform offerings, we will need to further expand the reach of our marketing networks. Our future success in this area will depend on our ability to continue to hire, train, retain, and motivate a skilled marketing workforce with significant industry-specific knowledge in various areas, including direct-to-consumer business models, e-commerce, technology, healthcare, and the regulatory restrictions related thereto, as well as the competitive landscape for our solutions.

If we are unable to expand our marketing capabilities, we may not be able to effectively expand the scope of our platform to attract new customers and give our existing customers additional treatment options. Relatedly, if any of our marketing platforms significantly increase their advertising fees, our ability to expand our marketing reach will be greatly impeded. Any such failure could adversely affect our reputation, revenue, and results of operations.

The failure of our offerings to achieve and maintain market acceptance could result in us achieving revenue below our expectations, which could cause our business, financial condition, and results of operation to be materially and adversely affected.

Our current business strategy is highly dependent on our platform and offerings achieving and maintaining market acceptance. Market acceptance and adoption of our business model and the products and services we make available depend on educating potential customers who may find our services and these products and services useful, as well as potential partners, suppliers, and providers, as to the distinct features, ease-of-use, positive lifestyle impact, cost savings, and other perceived benefits of our offerings as compared to those of competitors. If we are not successful in demonstrating to existing and potential customers the benefits of our services, our revenue may decline or we may fail to increase our revenue in line with our forecasts.

Achieving and maintaining market acceptance of our model and our services could be negatively impacted by many factors, including, to the extent they arise from:
•perceived risks associated with the use of our platform, telehealth or similar technologies generally, including those related to privacy and customer data;
•our inability to expand into new conditions and to attract providers qualified to treat those conditions;
•regulatory developments that affect our business, including in healthcare, data privacy and security, and consumer protection;
•competitors offering telehealth options or technologies for customers and the rate of acceptance of those solutions as compared to our platform;
•perceived difficulty or complexity of obtaining a medical consultation or prescription on our platform; and
•negative reviews of providers treating our customers.

In addition, our business model and the products and services we make available may be perceived by potential customers, providers, suppliers, and partners to be less trustworthy or effective than traditional medical care or competitive telehealth options, and people may be unwilling to change their current health regimens or adopt our offerings. Consumers who have healthcare insurance coverage may not wish to use the platform to access healthcare services or products for which insurance reimbursement is not available. Moreover, we believe that providers can be slow to change their treatment practices or approaches because of perceived liability risks or distrust of departures from traditional practice. Accordingly, we may face resistance to our offerings from brick-and-mortar providers until there is overwhelming evidence to convince them to alter their current approach.

The market for our model and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change and consolidation, which makes it difficult to forecast demand for our solutions.

The market for our model is new and rapidly evolving and we are expanding our business by offering access to consultation and treatment options for new conditions, and it is uncertain whether our offerings will achieve and sustain high levels of demand and market adoption. Our future financial performance depends in part on growth in this market, our ability to market effectively and in a cost-efficient manner, and our ability to adapt to emerging demands of our customers and the evolving regulatory landscape. It is difficult to predict the future growth rate and size of our target market. Negative publicity concerning telehealth generally, our offerings, customer success on our platform, or our market as a whole could limit market acceptance of our business model and services. If our customers do not perceive the benefits of our offerings, or if our offerings do not drive customer use and enrollment, then our market and our customer base may not continue to develop, or they may develop more slowly than we expect. Our success depends in part on the willingness of providers and healthcare organizations to partner with us, increase their use of telehealth, and our ability to demonstrate the value of our technology to providers, as well as our existing and potential customers. If providers, healthcare organizations or regulators work in opposition to us or if we are unable to reduce healthcare costs or drive positive health outcomes for our customers, then the market for our services may not continue to develop, or it might develop more slowly than we expect. Similarly, negative publicity regarding customer confidentiality and privacy in the context of telehealth could limit market acceptance of our business model and services.

The healthcare industry in the United States is continually undergoing or threatened with significant structural change and is rapidly evolving. We believe demand for our offerings has been driven in part by rapidly growing costs in the traditional healthcare system, difficulties accessing the healthcare system, patient stigma associated with sensitive medical conditions, the movement toward patient-centricity and personalized healthcare, and advances in technology. Widespread acceptance of personalized healthcare enabled by technology is critical to our future growth and success. A reduction in the growth of technology-enabled personalized healthcare could reduce the demand for our services and result in a lower revenue growth rate or decreased revenue. Additionally, the majority of our revenue is driven by products and services offered through our platform on a subscription basis, and the adoption of subscription business models is still relatively new, especially in the healthcare industry. If customers do not shift to subscription business models and subscription health management tools do not achieve widespread adoption, or if there is a reduction in demand for subscription products and services or subscription health management tools, our business, financial condition, and results of operations could be adversely affected.

Additionally, if healthcare or healthcare benefits trends shift or entirely new technologies are developed that replace existing offerings, our existing or future services could be rendered obsolete and require that we materially change our technology or business model. If we are unable to do so, our business could be adversely affected. In addition, we may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction, or implementation of new options on our platform and any enhancements thereto. Any such difficulties may have an adverse effect on our business, financial condition, and results of operations.

Competitive platforms or other technological breakthroughs for the monitoring, treatment or prevention of medical conditions may adversely affect demand for our offerings.

Our ability to achieve our strategic objectives will depend, among other things, on our ability to enable fast and efficient telehealth consultations, maintain comprehensive and affordable offerings, ensure the successful operation of our affiliated pharmacies, and deliver an accessible and reliable platform that is more appealing and user-friendly than available alternatives. Our competitors, as well as a number of other companies and providers, within and outside the healthcare industry, are pursuing new devices, delivery technologies, sensing technologies, procedures, treatments, drugs, and other therapies for the monitoring and treatment of medical conditions. Any technological breakthroughs in monitoring, treatment, or prevention of medical conditions that we could not similarly leverage could reduce the potential market for our offerings, which could significantly reduce our revenue and our potential to grow certain aspects of our business.

The introduction by competitors of solutions or offerings that are or claim to be superior to our platform or offerings may create market confusion, which may make it difficult for potential customers to differentiate between the benefits of our offerings and competitive solutions. In addition, the entry of multiple new products may lead some of our competitors to employ pricing strategies that could adversely affect the pricing of products and services we make available. If a competitor develops a product or business that competes with or is perceived to be superior to our offerings, or if a competitor employs strategies that place downward pressure on pricing within our industry, our revenue may decline significantly or may not increase in line with our forecasts, either of which could adversely affect our business, financial condition, and results of operations.

We operate in highly competitive markets and face competition from large, well-established healthcare providers and more traditional retailers and pharmaceutical providers with significant resources, and, as a result, we may not be able to compete effectively.

The markets for healthcare are intensely competitive, subject to rapid change, and significantly affected by new product and technological introductions and other market activities of industry participants. We compete directly not only with other established telehealth providers but also traditional healthcare providers, pharmacies, and large retailers that sell non-prescription products, including, for example, nutritional supplements, vitamins, and hair care treatments. Our current competitors include traditional healthcare providers expanding into the telehealth market, incumbent telehealth providers, as well as new entrants into our market that are focused on direct-to-consumer healthcare. Our competitors include enterprise-focused companies that may enter the direct-to-consumer healthcare industry, as well as direct-to-consumer healthcare providers. Many of our current and potential competitors may have greater name and brand recognition, longer operating histories, significantly greater resources than we do and may be able to offer products and services similar to those offered on our platform at more attractive prices than we can. Further, our current or potential competitors may be acquired by third parties with greater available resources, which has occurred and may continue to occur in our industry. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, our competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies, or services to increase the availability of their solutions in the marketplace.

New competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, and greater financial resources, which could put us at a competitive disadvantage. For example, some state and federal regulatory authorities lowered certain barriers to the practice of telehealth in order to make remote healthcare services more accessible in response to the COVID-19 pandemic. Although it is unclear whether these regulatory changes will be permanent or that they will have a long-term impact on the adoption of telehealth services by the general public or legislative and regulatory authorities, these changes may result in greater competition for our business. The lower barriers to entry may allow various new competitors to enter the market more quickly and cost effectively than before the COVID-19 pandemic.

Additionally, we believe that the COVID-19 pandemic has introduced many new users to telehealth and further reinforced its benefits to potential competitors. We believe this may drive additional industry consolidation or collaboration involving competitors that may create competitors with greater resources and access to potential customers. The COVID-19 pandemic may also cause various traditional healthcare providers to evaluate and eventually pursue telehealth options that can be paired with their in-person capabilities. These industry changes could better position our competitors to serve certain segments of our current or future markets, which could create additional price pressure. In light of these factors, even if our offerings are more effective than those of our competitors, current or potential customers may accept competitive solutions in lieu of purchasing from us.

Our ability to compete effectively depends on our ability to distinguish our company and our offerings from our competitors and their products, and includes factors such as:
•accessibility, ease of use and convenience;
•price and affordability;
•personalization;
•brand recognition;
•long-term outcomes;
•breadth and efficacy of offerings;
•market penetration;
•marketing resources and effectiveness;

•partnerships and alliances;
•relationships with providers, suppliers and partners; and
•regulatory compliance recourses.

If we are unable to successfully compete with existing and potential competitors, our business, financial condition, and results of operations could be adversely affected.

We have experienced rapid growth in recent fiscal years and expect to continue to invest in our growth for the foreseeable future. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, or adequately address competitive challenges.

We have recently experienced a period of rapid growth in our headcount and operations. The historical revenue of Hims & Hers grew from $26.7 million for the year ended December 31, 2018, to $82.6 million for the year ended December 31, 2019, to $148.8 million for the year ended December 31, 2020. Our number of full-time employees has increased significantly over the last few years, from 41 employees as of December 31, 2018 to 181 employees as of December 31, 2020. We have also established operations in the United Kingdom, launched our affiliated pharmacy dedicated to our operations, completed acquisitions of Honest Health Limited and Apostrophe, and significantly increased the size of our customer base.

We anticipate that we will continue to significantly expand our operations and headcount in the near term, including internationally. This growth has placed, and future growth will place, a significant strain on our management, administrative, operational, and financial infrastructure. Our success will depend in part on our ability to manage this growth effectively and execute our business plan. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial, and management controls and our reporting systems and procedures, and we will need to ensure that we maintain high levels of customer support. Failure to effectively manage growth and execute our business plan could result in difficulty or delays in increasing the size of our customer base, declines in quality of customer support or customer satisfaction, increases in costs, difficulties in introducing new products or features, or other operational difficulties, and any of these difficulties could adversely affect our business performance and results of operations.

Our brand is integral to our success. If we fail to effectively maintain, promote, and enhance our brand in a cost-effective manner, our business and competitive advantage may be harmed.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with existing customers, providers, strategic partners, and partner pharmacies, and to our ability to attract new customers, providers, strategic partners, and partner pharmacies. The promotion of our brand may require us to make substantial investments, and we anticipate that, given the highly competitive nature of our market, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our customers, providers, or partners, could harm our reputation and brand and make it substantially more difficult for us to attract new customers, providers, and partners. If we do not successfully maintain and enhance our reputation and brand recognition in a cost-effective manner, our business may not grow and we could lose our relationships with customers, providers, and partners, which could harm our business, financial condition, and results of operations.

We are dependent on our relationships with the Affiliated Medical Groups, which we do not own, to provide healthcare consultation services, and our business could be adversely affected if those relationships were disrupted.

In certain jurisdictions, the corporate practice of medicine doctrine generally prohibits non-physicians from practicing medicine, including by employing physicians to provide clinical services, directing the clinical practice of physicians, or holding an ownership interest in an entity that employs or contracts with physicians. Some states have similar doctrines with respect to other professional licensure categories, including behavioral health services and providers. Other practices, such as professionals splitting their professional fees with a non-professional, are also prohibited in some jurisdictions. Many states also limit the extent to which nurse practitioners and physician assistants can practice independently and require that they practice under the supervision of or in collaboration with a supervising physician.

Through our platform, our customers gain access to one or more licensed providers, including physicians, physician assistants, nurse practitioners, and behavioral health providers for telehealth consultations conducted by video, phone, and/or store-and-forward technology. These providers are employed by or contracted with “Affiliated Medical Groups,” which are professional corporations or other professional entities owned by licensed physicians and that engage licensed healthcare professionals, to provide telehealth consultations and related services, including applicable physician supervision of nurse practitioners and physician assistants. We enter into certain contractual arrangements with the Affiliated Medical Groups and their provider owners, including an administrative services agreement with each Affiliated Medical Group for the exclusive provision by us of non-clinical services and support for the Affiliated Medical Groups. While we expect that these relationships with the Affiliated Medical Groups will continue, we cannot guarantee that they will. We believe that our arrangements with the Affiliated Medical Groups have been structured to comply with applicable law and allow the healthcare providers the ability to maintain exclusive authority regarding the provision of clinical healthcare services (including consults that may lead to the writing of prescriptions), but there can be no assurance that government entities or courts would find our approach to be consistent with their interpretation of, and enforcement activities or initiatives related to, these laws and the corporate practice of medicine doctrine or similar prohibitions. If our arrangements are deemed to be inconsistent with any applicable government entity’s interpretation of a law or regulation prohibiting the corporate practice of medicine, a fee-splitting law, or similar regulatory prohibitions, we would need to restructure the arrangements with the Affiliated Medical Groups to create a compliant arrangement or terminate the arrangement, and we could face fines or other penalties in connection with such arrangements. A material change in our relationships with the Affiliated Medical Groups, whether resulting from a dispute, a change in government regulation or enforcement patterns, a determination of non-compliance, or the loss of these agreements or business relationships, could impair our ability to provide products and services to our customers and could have a material adverse effect our business, financial condition and results of operations. Violations of the prohibition on corporate practice of medicine doctrine, fee-splitting, or similar laws may impose penalties (e.g., fines or license suspension) on healthcare providers, which could discourage professionals from entering into arrangements with the Affiliated Medical Groups and using our platform and could result in lawsuits by providers against the Affiliated Medical Groups and us. These laws and regulations are subject to change and enforcement based upon political, regulatory, and other influences. More restrictive treatment of healthcare professionals’ relationships with non-professionals such as our company in the healthcare services delivery context could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to attract and retain high quality healthcare providers for our customers, our business, financial condition, and results of operations may be materially and adversely affected.

Our success depends on our continued ability to maintain customer access to a network of qualified healthcare providers, which includes medical doctors, physician assistants, nurse practitioners, and licensed behavioral health providers. If the Affiliated Medical Groups are unable to recruit and retain licensed physicians and other qualified providers to perform services on our platform, it could have a material adverse effect on our business and ability to grow and could adversely affect our results of operations. In any particular market, providers could demand higher payments from the Affiliated Medical Groups or take other actions that could result in higher medical costs, less attractive service for our customers, or difficulty meeting regulatory requirements. Our ability to develop and maintain satisfactory relationships with providers and the Affiliated Medical Groups also may be negatively impacted by other factors not associated with us, such as pressures on healthcare providers, consolidation activity among hospitals, physician groups, and other healthcare providers, changes in the patterns of delivery and payment for healthcare services, and any perceived liability risks associated with the use of telehealth. The failure to maintain or to secure new cost-effective arrangements with the Affiliated Medical Groups that engage the providers on our platform may result in a loss of, or inability to grow, our customer base, higher costs, less attractive service for our customers and/or difficulty in meeting regulatory requirements, any of which could have a material adverse effect on our business, financial condition, and results of operations.

The activities and quality of healthcare providers treating our customers, including any potentially unethical or illegal practices, could damage our brand, subject us to liability, and harm our business and financial results.

Our business entails the risk of professional liability claims against the Affiliated Medical Groups, the providers, and us. Although we carry insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business, successful professional liability or other claims could result in substantial damage awards that exceed the limits of our insurance coverage. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand the scope of our services and the number of conditions for which we provide access to treatment. As a result, adequate professional liability insurance may not be available to the Affiliated Medical Groups, the providers, our partner pharmacies, or to us in the future at acceptable costs or at all.

Any claims made against us, the Affiliated Medical Groups, and/or the providers that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us, and divert the attention of our management, Affiliated Medical Groups, and/or providers from our operations, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, claims against us, even if covered by insurance, may adversely affect our business, brand, or reputation, and divert the attention of our management, Affiliated Medical Groups, affiliated pharmacies, and/or providers from our operations. If our customers have negative experiences on our platform as a result of the activities or quality of providers, including any allegations of potentially unethical or illegal practices, such negative experiences could subject us to liability and negatively affect our brand, our ability to attract new customers, and our ability to retain existing customers.

Any failure to offer high-quality support may adversely affect our relationships with customers and healthcare providers, and in turn our business, financial condition, and results of operations.

In using our platform, our customers depend on our customer support to resolve issues in a timely manner. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We also may be unable to modify the nature, scope, and delivery of our offerings or customer support to compete with changes in solutions provided by our competitors. Increased customer demand for support could increase costs and adversely affect our business, financial condition, and results of operations. Our revenue is highly dependent on our reputation and on positive recommendations from our customers, providers, and partners. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation, our ability to sell the offerings on our platform, and in turn our business, financial conditions, and results of operations.

Our business could be adversely affected if healthcare providers were classified as employees of the Affiliated Medical Groups instead of independent contractors.

The Affiliated Medical Groups with which we have relationships typically engage providers that perform services through our platform as independent contractors. The Affiliated Medical Groups believe that the providers are independent contractors because, among other things, they can choose whether, when, and where to provide services on our platform and are free to provide services on our competitors’ platforms. Nevertheless, recent legislative and judicial activity have in some jurisdictions created more restrictive standards or enforcement uncertainty with respect to the classification of workers within certain industries. The Affiliated Medical Groups may not be successful in defending the independent contractor status of providers in some or all jurisdictions in which we and/or they operate. Furthermore, the costs associated with defending, settling, or resolving pending and future lawsuits (including demands for arbitration) relating to the independent contractor status of providers could be material to the Affiliated Medical Groups. Foreign, state, and local laws governing the definition or classification of independent contractors, or changes thereto, or judicial decisions regarding independent contractor classification, could require classification of providers as employees (or workers or quasi-employees where those statuses exist) of the Affiliated Medical Groups. If the Affiliated Medical Groups are required to classify providers as employees (or as workers or quasi-employees where applicable), it could result in significant additional expenses, potentially including expenses associated with the application of wage and hour laws (including minimum wage, overtime, and meal and rest period requirements), employee benefits, social security contributions, taxes, and penalties. Further, any such reclassification could add significant complexity to our business model and could force us to have to modify or renegotiate our relationships with the Affiliated Medical Groups, which may not be possible on mutually agreeable terms, and could have an adverse effect on our business, financial condition, and results of operations.

Acquisitions and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact our business, financial condition, and results of operations. Additionally, if we are not able to identify and successfully acquire suitable businesses, our results of operations and prospects could be harmed.

We have made, and may in the future make, acquisitions to add employees, complementary companies, products, solutions, technologies, or revenue. These transactions could be material to our results of operations and financial condition. We also expect to continue to evaluate and enter into discussions regarding a wide array of potential strategic transactions. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions on favorable terms, if at all. The process of integrating acquired companies, businesses, or technologies has created, and will continue to create unforeseen operating difficulties and expenditures. The related areas where we face risks include, but are not limited to:
•diversion of management’s time and focus from operating our business to addressing acquisition integration challenges;
•loss of key employees of the acquired company and other challenges associated with integrating new employees into our culture, as well as reputational harm if integration is not successful;
•difficulties in integrating and managing the combined operations, technologies, technology platforms, and products of the acquired companies, and realizing the anticipated economic, operational, and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical, or financial problems;
•regulatory complexities of integrating or managing the combined operations or expanding into other industries or parts of the healthcare industry;
•assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights, or increase our risk for liabilities;
•failure to successfully further develop the acquired technology or realize our intended business strategy;
•uncertainty of entry into markets in which we have limited or no prior experience or in which competitors have stronger market positions;
•unanticipated costs associated with pursuing acquisitions;
•failure to find commercial success with the products or services of the acquired company;
•difficulty of transitioning the acquired technology onto our existing platforms and maintaining the security standards for such technology consistent with our other solutions;
•failure to successfully onboard customers or maintain brand quality of acquired companies;
•responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, as well as, without limitation, liabilities arising out of their failure to maintain effective data protection and privacy controls and comply with applicable regulations;
•failure to generate the expected financial results related to an acquisition on a timely manner or at all; and
•potential accounting charges to the extent intangibles recorded in connection with an acquisition, such as goodwill, trademarks, client relationships, or intellectual property, are later determined to be impaired and written down in value.

Acquisitions can also result in expenditures of significant cash, dilutive issuances of our equity securities, the incurrence of debt, restrictions on our business, contingent liabilities, amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. In addition, any acquisitions we announce could be viewed negatively by customers, providers, partners, suppliers, or investors.

Additionally, competition within our industry for acquisitions of business, technologies and assets may become intense. Even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or the target may be acquired by another company. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management’s time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions successfully, we may not be able to realize the benefits of these acquisitions, and our results of operations could be harmed. If we are unable to successfully address any of these risks, our business, financial condition, or results of operations could be harmed.

Expansion into international markets is important for our long-term growth, and as we expand internationally, we will face additional business, political, legal, regulatory, operational, financial, and economic risks, any of which could increase our costs and hinder such growth.

Expanding our business to attract customers, providers, and suppliers in countries other than the United States is an element of our long-term business strategy. An important part of targeting international markets is increasing our brand awareness and establishing relationships with partners internationally. Doing business internationally involves a number of risks, including:
•uncertain legal and regulatory requirements applicable to telehealth and prescription medication;

•our inability to replicate our domestic business structure consistently outside of the United States, especially as it relates to our contractual arrangement with affiliated professional entities;
•multiple, conflicting and changing laws and regulations such as tax laws, privacy and data protection laws and regulations, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;
•obtaining regulatory approvals or clearances where required for the sale of our offerings, products, devices, and services in various countries;
•requirements to maintain data and the processing of that data on servers located within the United States or in such countries;
•protecting and enforcing our intellectual property rights;
•logistics and regulations associated with prescribing medicine online and engaging with partner pharmacies to ship the prescribed medication;
•natural disasters, political and economic instability, including wars, terrorism, social or political unrest, including civil unrest, protests, and other public demonstrations, outbreaks of disease, pandemics or epidemics, boycotts, curtailment of trade, and other market restrictions; and
•regulatory and compliance risks that relate to maintaining accurate information and control over activities subject to regulation under the U.S. Foreign Corrupt Practices Act (the “FCPA”), and comparable laws and regulations in other countries.

Our ability to continue to expand our business and to attract talented employees, customers, providers, partners, and suppliers in various international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute resolution systems, regulatory systems, and commercial infrastructures. Entering new international markets will be expensive, our ability to successfully gain market acceptance in any particular market is uncertain, and the distraction of our senior management team could harm our business, financial condition, and results of operations.

Economic uncertainty or downturns, particularly as it impacts particular industries, could adversely affect our business and results of operations.

In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain, particularly as a result of the ongoing COVID-19 pandemic and its related resurgences. Economic uncertainty and associated macroeconomic conditions make it extremely difficult for our partners, suppliers, and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our offerings, and could limit the ability of our pharmacy partners to purchase sufficient quantities of pharmaceutical products from suppliers, which could adversely affect our ability to fulfill customer orders and attract new providers.

A significant downturn in the domestic or global economy may cause our customers to pause, delay, or cancel spending on our platform or seek to lower their costs by exploring alternative providers or our competitors. To the extent purchases of our offerings are perceived by customers and potential customers as discretionary, our revenue may be disproportionately affected by delays or reductions in general healthcare spending. Also, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.

We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or any industry in particular. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and results of operations could be materially adversely affected.

The COVID-19 pandemic has increased interest in and customer use of telehealth solutions, including our platform, and we cannot guarantee that this increased interest will continue after the pandemic.

The global COVID-19 pandemic and measures introduced by local, state, federal, and international jurisdictions to contain the virus and mitigate its public health effects have significantly impacted and may continue to significantly impact our industry and the global economy. Given recent resurgences in the COVID-19 pandemic, the timing and effectiveness of global efforts to roll out vaccines and the impacts of COVID-19 variants, the complete impact of the pandemic is still unknown and rapidly evolving.

Due to COVID-19, telehealth has seen a steep increase in use across the industry, in part due to governmental waivers of statutory and regulatory restrictions that have historically limited how telehealth may be used in delivering care in certain jurisdictions. We do not know if this relaxation of regulatory barriers resulting from COVID-19 will remain or for how long. There is renewed focus on telehealth among legislatures and regulators due to COVID-19 and the expanded use of telehealth that could result in regulatory changes inconsistent with or that place additional restrictions on our current business model or operations in certain jurisdictions. If customer adoption of telehealth generally or our platform in particular materially decreases as the COVID-19 restrictions are lifted, or if COVID-19 results in regulatory changes that limit our current activities, our industry, business, and results of operations could be adversely affected.

If we are unable to deliver a rewarding experience on mobile devices, whether through our mobile website or our mobile application, we may be unable to attract and retain customers.

We believe that current and prospective customers are increasingly interested in accessing telehealth offerings through mobile devices. We maintain a mobile website and in November 2021, we launched a new mobile application. Developing and supporting a mobile website and mobile application across multiple operating systems and devices requires substantial time and resources. Despite devoting significant time and resources to developing mobile solutions, we may not be able to develop mobile solutions that meet the needs of our customers or consistently provide a rewarding customer experience. As a result, our ability to attract new customers could be impaired and customers we meet through our mobile website or mobile application may not choose to use our offerings at the same rate as customers we meet through our website.

As new mobile devices and mobile operating systems are released, we may encounter problems in developing or supporting our mobile website or mobile application for them. Developing or supporting our mobile website or mobile application for new devices and their operating systems may require substantial time and resources. The success of our mobile website and mobile application could also be harmed by factors outside of our control, such as:

• increased costs to develop, distribute, or maintain our mobile website or mobile application;
•changes to the terms of service or requirements of a mobile application store that requires us to change our mobile application development or features in an adverse manner; and
•changes in mobile operating systems, such as Apple’s iOS and Google’s Android, that disproportionately affect us, degrade the functionality of our mobile website or mobile application, require that we make costly upgrades to our technology offerings, or give preferential treatment to competitors' websites or mobile applications.

If our customers experience difficulty accessing or using, or if they elect not to use, our mobile website or mobile application, our business and results of operations may be adversely affected.

Our business depends on continued and unimpeded access to the internet and mobile networks.

Our ability to deliver our internet-based and mobile-application based services depends on the development and maintenance of the infrastructure of the internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity, and security. Our services are designed to operate without interruption. However, we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems or those of our service providers, we may experience an extended period of system unavailability, which could negatively impact our relationship with customers, providers, partners, and suppliers. To operate without interruption, both we and our service providers must guard against:
•damage from fire, power loss, natural disasters, and other force majeure events outside our control;
•communications failures;
•software and hardware errors, failures, and crashes;
•security breaches, computer viruses, hacking, denial-of-service attacks, and similar disruptive problems; and
•other potential interruptions.

We also rely on software licensed from third parties in order to offer our services. These licenses are generally commercially available on varying terms. However, it is possible that this software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated. Furthermore, our use of additional or alternative third-party software would require us to enter into license agreements with third parties, and integration of our software with new third-party software may require significant work and require substantial investment of our time and resources. Also, any undetected errors or defects in third-party software could prevent the deployment or impair the functionality of our software, delay new updates or enhancements to our solution, result in a failure of our solution, and injure our reputation. The occurrence of any of the foregoing events could have an adverse impact on our business, financial condition, and results of operations.

Any disruption of service at Amazon Web Services, partner pharmacies, or other third-party service providers could interrupt access to our platform or delay our customers’ ability to seek treatment.

We currently host our platform, serve our customers and support our operations in the United States using Amazon Web Services (“AWS”), a provider of cloud infrastructure services, and through partner pharmacies and other third-party service providers, including shipping providers and contract manufacturers. We do not have control over the operations of the facilities of AWS, partner pharmacies, or other third-party service providers. Such facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our ability to generate revenue through customer purchases on the platform. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Our platform’s continuing and uninterrupted performance is critical to our success. Because our platform is used by our customers to engage with providers who can diagnose, manage, and treat medical conditions, and pharmacies who can fulfill and ship prescription medication, it is critical that our platform be accessible without interruption or degradation of performance. Customers may become dissatisfied by any system failure that interrupts our ability to provide our platform or access to the products and services offered through our platform to them. Outages and partner pharmacy closures could lead to claims of damages from our customers, providers, partners, suppliers, and others. We may not be able to easily switch our AWS operations to another cloud provider if there are disruptions or interference with our use of AWS. Sustained or repeated system failures could reduce the attractiveness of our offerings to customers and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our platform. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our platform. Thus, any such disruptions could have an adverse effect on our business and results of operations.

None of our call centers, partner pharmacies, shipping providers, contract manufacturers, nor AWS have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these third-party service providers on commercially reasonable terms, if our agreements with these providers are prematurely terminated, or if in the future we add additional data, call center, or pharmacy providers, we may experience costs or downtime in connection with the transfer to, or the addition of, such new providers. If these third-party service providers were to increase the cost of their services, we may have to increase the price of our offerings, and our results of operations may be adversely impacted.

We depend on a number of other companies to perform functions critical to our ability to operate our platform, generate revenue from customers, and to perform many of the related functions.

We depend on the Affiliated Medical Groups and their providers to deliver quality healthcare consultations and services through our platform. Through our platform, providers are able to prescribe medication fulfilled by a partner pharmacy. Any interruption in the availability of a sufficient number of providers or supply from our partner or affiliated pharmacies could materially and adversely affect our ability to satisfy our customers and ensure they receive consultation services and any medication that they have been prescribed. If we were to lose our relationship with one of the Affiliated Medical Groups, we cannot guarantee that we will be able to ensure access to a sufficient network of providers. Similarly, if we were to lose our relationship with one of our partner or affiliated pharmacies, or are unable to obtain access for customers to low cost pharmaceutical products through such pharmacies, we cannot guarantee that we will be able to find, perform due diligence on, and engage with one or more replacement partners in a timely manner. Our ability to service customer requirements could be materially impaired or interrupted in the event that our relationship with an Affiliated Medical Group or partner or affiliated pharmacy is terminated. We also depend on cloud infrastructure providers, payment processors, suppliers of non-prescription products and packaging, and various others that allow our platform to function effectively and serve the needs of our customers. Difficulties with our significant partners and suppliers, regardless of the reason, could have a material adverse effect on our business.

Our pharmacy business subjects us to additional healthcare laws and regulations beyond those we face with our core telehealth business, and increases the complexity and extent of our compliance and regulatory obligations.

XeCare LLC (“XeCare”), our affiliated pharmacy dedicated to our operations, launched in Ohio during the fiscal quarter ended March 31, 2021, and is in the process of obtaining licensure in additional geographies. We also recently acquired a telehealth platform operated by YoDerm, Inc. (“Apostrophe”), which has an affiliated pharmacy dedicated to its operations: Apostrophe Pharmacy LLC (“Apostrophe Pharmacy”). The operation of XeCare and Apostrophe Pharmacy subjects us to extensive federal, state, and local regulation. Pharmacies, pharmacists, and pharmacy technicians are subject to a variety of federal and state statutes and regulations governing various aspects of the pharmacy business, including the distribution of drugs; operation of mail order pharmacies; licensure of facilities and professionals, including pharmacists, technicians, and other healthcare professionals; packaging, storing, distributing, shipping, and tracking of pharmaceuticals; repackaging of drug products; labeling, medication guides, and other consumer disclosures; interactions with prescribing professionals; compounding of prescription medications; counseling of patients; prescription transfers; advertisement of prescription products and pharmacy services; security; controlled substance inventory control and recordkeeping; and reporting to the U.S. Drug Enforcement Agency, the U.S. Food and Drug Administration (the “FDA”), state boards of pharmacy, the U.S. Consumer Product Safety Commission, and other state enforcement or regulatory agencies. Many states have laws and regulations requiring out-of-state mail-order pharmacies to register with that state’s board of pharmacy. In addition, the FDA inspects facilities in connection with procedures to effect recalls of prescription drugs. The Federal Trade Commission also has requirements for mail-order sellers of goods. The U.S. Postal Service (the “USPS”) has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that may have an adverse effect on our mail-order operations. The USPS historically has exercised this statutory authority only with respect to controlled substances. If the USPS restricts our ability to deliver drugs through the mail, alternative means of delivery are available to us. However, alternative means of delivery could be significantly more expensive. The U.S. Department of Transportation has regulatory authority to impose restrictions on drugs inserted into the stream of commerce. These regulations generally do not apply to the USPS and its operations. Failure to successfully expand XeCare’s or Apostrophe Pharmacy’s capabilities or any failure or perceived failure by us, XeCare, or Apostrophe Pharmacy to comply with any applicable federal, state, and local laws and regulations could have a material adverse effect on our business, financial condition, and results of operations and may expose us to civil and criminal penalties.

Our payments system depends on third party service providers and is subject to evolving laws and regulations.

We have engaged third-party service providers to perform underlying card processing and currency exchange. If these service providers do not perform adequately or if our relationships with these service providers were to terminate, our ability to accept orders through the platform could be adversely affected and our business could be harmed. In addition, if these service providers increase the fees they charge us, our operating expenses could increase and if we respond by increasing the fees we charge to our customers, we could lose some of our customers.

The laws and regulations related to payments are complex and vary across different jurisdictions in the United States and globally. As a result, we are required to spend significant time and effort to comply with those laws and regulations. Any failure or claim of our failure to comply, or any failure by our third-party service providers to comply, could cost us substantial resources, could result in liabilities, or could force us to stop offering third-party payment systems. As we expand the availability of payments via third parties or offer new payment methods to our customers in the future, we may become subject to additional regulations and compliance requirements.

Further, through our agreement with our third-party credit card processor, we are indirectly subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard. We are also subject to rules governing electronic funds transfers. Any change in these rules and requirements could make it difficult or impossible for us to comply. Any such difficulties or failures with respect to the payment systems we utilize may have an adverse effect on our business.

Our pricing decisions may adversely affect our ability to attract new customers, healthcare providers, and other partners.

We have limited experience determining the optimal prices for our offerings. As competitors introduce new solutions that compete with our offerings, especially in the telehealth market where we face significant competition, we may be unable to attract new customers, providers, or other partners at the same price or based on the same pricing models as we have used historically. Pricing decisions may also impact the mix of adoption among our products and services and negatively impact our overall revenue. As a result, in the future we may be required to reduce our prices, which could adversely affect our revenue, gross profit, profitability, financial position, and cash flows.

Our success depends on the continuing and collaborative efforts of our management team, and our business may be severely disrupted if we lose their services.

Our success depends largely upon the continued services of our key executive officers. These executive officers are at-will employees and therefore they may terminate employment with us at any time with no advance notice. We rely on our leadership team in the areas of marketing, legal and regulatory compliance, telehealth, operations, finance, public policy and government relations, and other general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.

On August 31, 2021, as previously announced, our Chief Financial Officer (“CFO”) and Treasurer, Spencer Lee, informed us of his intention to resign. Mr. Lee agreed to lead a transition plan and continue to support the Company in a consultant capacity after his resignation date until a new CFO is appointed. Mr. Lee has indicated that his resignation is not the result of any dispute or disagreement with the Company’s accounting principles or practices or financial statements and disclosures. We have initiated a search for our next CFO; however, this search may be time-consuming and expensive, and if we are unable to appoint a new CFO before Mr. Lee’s resignation, we will need to appoint an interim Principal Financial Officer. Our search for a permanent CFO, and any related speculation and uncertainty regarding the Company’s future business strategy and direction in connection with the search for and the appointment of a permanent CFO, may cause or result in disruptions in our business operations or significant delays in, or the prevention of, achieving our business objectives; distraction of our employees and management; departures of other key employees, and increased stock price volatility. If we are unable to mitigate these or other potential risks related to the appointment of and transition to a permanent CFO, it may disrupt our business or adversely affect our revenue, operating results, and financial condition.

We depend on our talent to grow and operate our business, and if we are unable to hire, integrate, develop, motivate, and retain our personnel, we may not be able to grow effectively.

Our success depends in large part on our ability to attract and retain high-quality management in marketing, engineering, operations, healthcare, regulatory, legal, finance, and support functions. Competition for qualified employees is intense in our industry, and the loss of even a few qualified employees, or an inability to attract, retain, and motivate additional highly skilled employees required for the planned expansion of our business could harm our results of operations and impair our ability to grow. To attract and retain key personnel, we use various measures, including an equity incentive program for key executive officers and other employees. These measures may not be enough to attract and retain the personnel we require to operate our business effectively.

As we continue to grow, we may be unable to continue to attract or retain the personnel we need to maintain our competitive position. In addition to hiring new employees, we must continue to focus on retaining our best talent. Competition for these resources, particularly for engineers, is intense. We may need to invest significant amounts of cash and equity for new and existing employees and we may never realize returns on these investments. If we are not able to effectively increase and retain our talent, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed. The loss of one or more of our key employees, and any failure to have in place and execute an effective succession plan for key employees, could seriously harm our business. Employees may be more likely to leave us if the shares of our capital stock they own or the shares of our capital stock underlying their equity incentive awards have significantly reduced in value, or the vested shares of our capital stock they own or vested shares of our capital stock underlying their equity incentive awards have significantly appreciated.

We also have a remote-first policy that permits most of our employees to work remotely should their particular positions allow. While we believe that most of our operations can be performed remotely, there is no guarantee that we will be as effective while working remotely because our team is dispersed and many employees may have additional personal needs to attend to or distractions in their remote work environment. To the extent our current or future remote work policies result in decreased productivity, harm our company culture, or otherwise negatively affect our business, our financial condition and results of operations could be adversely affected.

A significant portion of our inventory is stored in our Ohio facility and Apostrophe Pharmacy facility and any damage or disruption at either facility may harm our business.

Our Ohio facility and Apostrophe Pharmacy collectively have a significant portion of our inventory located at their facilities. A natural disaster, fire, power interruption, work stoppage, or other calamity at either of these facilities would significantly disrupt our ability to deliver our products and operate our business. If any material amount of our facility, machinery, or inventory were damaged or unusable, we would be unable to meet our obligations to customers and wholesale partners, which could materially adversely affect our business, financial condition, and results of operations.

Risks Related to Governmental Regulation

Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies.

The healthcare industry is subject to changing political, economic and regulatory influences that may affect companies like ours. During the past several years, the healthcare industry has been subject to an increase in governmental regulation and subject to potential disruption due to legislative initiatives and government regulation, as well as judicial interpretations thereof. While these regulations may not directly impact us or our offerings in every instance, they will affect the healthcare industry as a whole and may impact customer use of our services. We currently accept payments only from our customers—not any third-party payors, such as government healthcare programs or health insurers. Because of this approach, we are not subject to many of the laws and regulations that impact many other participants in the healthcare industry. However, it is our intention to begin accepting reimbursement from insurance providers or other third parties as early as 2022. If the government asserts broader regulatory control over companies like us or if we determine that we will facilitate payment from and/or participate in third-party payor programs, the complexity of our operations and our compliance obligations will materially increase.

If we fail to comply with applicable healthcare and other governmental regulations, we could face substantial penalties, our business, financial condition, and results of operations could be adversely affected, and we may be required to restructure our operations.

The healthcare industry in general is subject to numerous federal, state, and local laws and regulations that carry substantial criminal and civil fines and penalties. Under our current business model, we accept payments only from our customers, and not from any third-party payors, such as government healthcare programs or health insurers. Because of this approach, we are not subject to many of the laws and regulations that impact many other participants in healthcare industry. If the government asserts broader regulatory control over companies like ours or if we determine that we will change our business model and accept payment from and/or participate in third-party payor programs, the complexity of our operations and our compliance obligations will materially increase. Additionally, we expect this complexity and compliance obligation to increase when we begin accepting payment from insurance providers or other third parties in the future. Failure to comply with any applicable federal, state and local laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Even within the narrowed band of applicable healthcare laws and regulations, because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Although we have adopted policies and procedures designed to comply with these laws and regulations and conduct internal reviews of our compliance with these laws, our compliance is also subject to governmental review. The growth of our business and sales organization and our future continued expansion outside of the United States may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the federal, state, and foreign laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight, imprisonment for individuals, and exclusion from participation in government healthcare programs, such as Medicare and Medicaid, as well as contractual damages and reputational harm. We could also be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results.

Our ability to offer access to telehealth services internationally is subject to the applicable laws governing remote care and the practice of medicine in the applicable jurisdiction. Each country’s interpretation and enforcement of these laws is evolving and could vary significantly. We cannot provide assurance that we have accurately interpreted each such law and regulation. Moreover, these laws and regulations may change significantly as this manner of providing products and services evolves. New or revised laws and regulations (or interpretations thereof) could have a material adverse effect on our business, financial condition, and results of operations.

If our business practices are found to violate federal or state anti-kickback, physician self-referral, or false claims laws, we may incur significant penalties and reputational damage that could adversely affect our business.

The healthcare industry is subject to extensive federal and state regulation with respect to kickbacks, physician self-referral arrangements, false claims, and other fraud and abuse issues. For example, the federal anti-kickback law (the “Anti-Kickback Law”) prohibits, among other things, knowingly and willfully offering, paying, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for, or recommending of an item or service that is reimbursable, in whole or in part, by a federal healthcare program. “Remuneration” is broadly defined under the Anti-Kickback Law to include anything of value, such as, for example, cash payments, gifts or gift certificates, discounts, or the furnishing of services, supplies, or equipment. The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry.

The penalties for violating the Anti-Kickback Law can be severe. These sanctions include criminal and civil penalties, imprisonment, and possible exclusion from the federal healthcare programs. Many states have adopted laws similar to the Anti-Kickback Law, and some apply to items and services reimbursable by any payor, including private insurers.

In addition, the federal ban on physician self-referrals, commonly known as the “Stark Law,” prohibits, subject to certain exceptions, physician referrals of Medicare patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity. A “financial relationship” is created by an investment interest or a compensation arrangement. Penalties for violating the Stark Law include the return of funds received for all prohibited referrals, fines, civil monetary penalties, and possible exclusion from the federal healthcare programs. In addition to the Stark Law, many states have their own self-referral bans, which may extend to all self-referrals, regardless of the payor.

The federal False Claims Act (the “False Claims Act”) generally prohibits anyone from knowingly and willingly presenting, or causing to be presented, any claims for payment for goods or services to third-party payers that are false or fraudulent and generally treat claims generated through kickbacks as false or fraudulent. Penalties for violating the False Claims Act include substantial monetary penalties and fines, the imposition of a corporate integrity agreement and possible exclusion from the federal healthcare programs. Many states have adopted laws similar to the False Claims Act.

Given our current operations and the current state of federal law, the Stark Law, the Anti-Kickback Law and the False Claims Act should not apply to our business. If the scope of the Anti-Kickback Law, the Stark Law, or the False Claims Act changes or a state analog of the Anti-Kickback Law, the Stark Law, or the False Claims Act includes a broader spectrum of activities than the federal statutes, or if we change our business model to accept payments from third-party payors such as a government program, our failure to comply with such laws, or an allegation that we have not complied, could have a material adverse effect on our business, financial condition, and results of operations.

State-based laws governing kickbacks and physician self-referrals can apply in some cases regardless of whether it is a third-party payor or the customer paying. The interpretation, application, and enforcement of these laws by governmental authorities is a developing area, and there is little precedent to determine how these laws would be applied to companies like ours. Moreover, the safe harbors and exceptions to these laws are often not as well developed as they are at the federal level. Our business practices and marketing activities include certain components that are common among e-commerce and other technology companies, such as the use of social media influencers. While we have structured our business practices and marketing activities in ways that we believe comply with state laws governing kickbacks and physician self-referrals and the policies behind those laws, given the lack of healthcare regulatory precedent specific to these practices, a governmental authority could disagree with our position. If a governmental authority alleged or determined we are not in compliance with these laws, or if new laws or changes to these laws created additional limits on our business practices or marketing activities, we could face fines or other penalties or damages and we may need to modify or terminate certain arrangements, any of which could have a material adverse effect on our business, financial condition, and results of operations.

State legislative and regulatory changes specific to the area of telehealth or pharmacy law may present the Affiliated Medical Groups, XeCare, and/or Apostrophe Pharmacy with additional requirements and state compliance costs, which may create additional operational complexity and increase costs.

The Affiliated Medical Groups and their providers’ ability to provide telehealth services to patients in a particular jurisdiction is dependent upon the laws that govern the provision of remote care, professional practice standards, and healthcare delivery in general in that jurisdiction. Likewise, the ability of XeCare and Apostrophe Pharmacy to fulfill prescriptions and distribute pharmaceutical products, including compounded pharmaceutical products, is dependent upon the laws that govern licensed pharmacies and the fulfillment and distribution of prescription medication and other pharmaceutical products, which include in some cases requirements relating to telehealth. Laws and regulations governing the provision of telehealth services and the compounding, fulfillment, and/or distribution of pharmaceutical products are evolving at a rapid pace and are subject to changing political, regulatory, and other influences. Some states’ regulatory agencies or medical boards may have established rules or interpreted existing rules in a manner that limits or restricts providers’ ability to provide telehealth services or for physicians to supervise nurse practitioners and physician assistants remotely. Additionally, there may be limitations placed on the modality through which telehealth services are delivered. For example, some states specifically require synchronous (or “live”) communications and restrict or exclude the use of asynchronous telehealth modalities, which is also known as “store-and-forward” telehealth. However, other states do not distinguish between synchronous and asynchronous telehealth services. Similarly, the FDA as well as some states’ regulatory agencies or pharmacy boards have established rules or interpreted existing rules in a manner that limits or restricts the manner in which prescription medications, including compounded products, can be dispensed and sold.

Because these are developing areas of law and regulation, we continually monitor our compliance in every jurisdiction in which we operate. However, we cannot be assured that our or the Affiliated Medical Groups’, providers’, or affiliated pharmacies’ activities and arrangements, if challenged, will be found to be in compliance with the law or that a new or existing law will not be implemented, enforced, or changed in manner that is unfavorable to our business model. We cannot predict the regulatory landscape for those jurisdictions in which we operate and any significant changes in law, policies, or standards, or the interpretation or enforcement thereof, could occur with little or no notice. The majority of the consultations provided through our platform are asynchronous consultations for customers located in jurisdictions that permit the use of asynchronous telehealth. If there is a change in laws or regulations related to our business, or the interpretation or enforcement thereof, that adversely affects our structure or operations, including greater restrictions on the use of asynchronous telehealth or remote supervision of nurse practitioners or physician assistants, or limitations on the ability to develop or distribute compounded pharmaceutical products, it could have a material adverse effect on our business, financial condition, and results of operations.

Evolving government regulations and enforcement activities may require increased costs or adversely affect our results of operations.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. This risk is especially acute in the healthcare industry given the level of government spending, oversight, and control over the industry as a whole. Compliance with these evolving laws, regulations, and interpretations may require us to change our practices at an indeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations.

There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

In the states in which we operate, we believe we are in material compliance with all applicable material regulations, but, due to the uncertain regulatory environment, certain states may determine that we are in violation of their laws and regulations. If we must remedy such violations, we may be required to modify our business and services in such states in a manner that undermines our platform’s attractiveness to customers, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states are overly burdensome, we may elect to terminate our operations in such states. In each case, our revenue may decline and our business, financial condition, and results of operations could be adversely affected.

Additionally, the introduction of new products, services or solutions to our platform may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate federal, state, or local licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent our products or services from being offered to customers, which could have a material adverse effect on our business, financial condition, and results of operations.

Changes in public policy that mandate or enhance healthcare coverage could have a material adverse effect on our business, operations, and/or results of operations.

Our mission is to make healthcare accessible, affordable, and convenient for everyone. It is reasonably possible that our business operations and results of operations could be materially adversely affected by public policy changes at the federal, state, or local level, which include mandatory or enhanced healthcare coverage. Such changes may present us with new marketing and other challenges, which may, for example, cause use of our products and services to decrease or make doing business in particular states less attractive. If we fail to adequately respond to such changes, including by implementing effective operational and strategic initiatives, or do not do so as effectively as our competitors, our business, operations, and results of operations may be materially adversely affected.

We cannot predict the enactment or content of new legislation and regulations or changes to existing laws or regulations or their enforcement, interpretation or application, or the effect they will have on our business or results of operations, which could be materially adverse. Even if we could predict such matters, we may not be able to reduce or eliminate the potential adverse impact of legislative or enforcement changes that could fundamentally change the dynamics of our industry.

Changes in insurance and healthcare laws, as well as the potential for further healthcare reform legislation and regulation, have created uncertainty in the healthcare industry and could materially affect our business, financial condition, and result of operations.

The Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act, each enacted in March 2010, generally known as the “Health Care Reform Law,” significantly expanded health insurance coverage to uninsured Americans and changed the way healthcare is financed by both governmental and private payors. Since then, the Health Care Reform Law has prompted legislative efforts to significantly modify or repeal the Health Care Reform Law, which may impact how the federal government responds to lawsuits challenging the Health Care Reform Law. We cannot predict what further reform proposals, if any, will be adopted, when they may be adopted, or what impact they may have on our business. While we currently only accept payments from customers—not any third parties or insurance providers—we intend to accept reimbursement from insurance providers or other third parties as early as 2022, and our business model could be impacted by healthcare reform whether or not we begin taking reimbursement or payments from third parties other than customers. If we are required to comply with the Health Care Reform Law and fail to comply or are unable to effectively manage such risks and uncertainties, our financial condition and results of operations could be adversely affected.

The products we sell and our third-party suppliers are subject to FDA regulations and other international, federal, state and local requirements and if we or our third-party suppliers fail to comply with international, federal, state, and local requirements, our ability to fulfill customers’ orders through our platform could be impaired.

The products available through our platform, and the third-party suppliers and manufacturers of these products, are subject to extensive regulation by the FDA and international, federal, state and local authorities, including pharmaceuticals, over-the-counter drugs, over-the-counter devices, cosmetics, dietary supplements, and home or laboratory-based clinical testing. These authorities can enforce regulations related to methods and documentation of the testing, production, compounding, control, quality assurance, labeling, packaging, sterilization, storage, and shipping of products. Government regulations specific to pharmaceuticals are wide ranging and govern, among other things: the ability to bring a pharmaceutical to market, the conditions under which it can be sold, the conditions under which it must be manufactured, and permissible claims that may be made for such product. Likewise, the regulation of home-based and laboratory testing is an evolving area and is subject to extensive international, federal, state, and local authorities. Failure to meet—or significant changes to—any international, federal, state, or local requirements attendant to the testing, production, distribution, labeling, packaging, handling, sales and marketing and/or other aspects of a regulated product could result in enforcement actions, impede our ability to provide access to affected products, and have a material adverse effect on our business, financial condition, and results of operations.

We may be subject to fines, penalties, and injunctions if we are determined to be promoting the use of products for unapproved uses.

Certain of the products available through our platform require approval by the FDA and are subject to the limitations placed by FDA on the approved uses in the product prescribing information. Some of these products are prescribed by providers on the platform for “off-label” uses (i.e., for a use other than that specifically authorized by the FDA for the medication in question). While providers are legally permitted to prescribe medications for off-label uses, and although we believe our product promotion is conducted in material compliance with FDA and other regulations, if the FDA determines that our product promotion constitutes promotion of an unapproved use of an approved product or of an unapproved product, the FDA could request that we modify our product promotion or subject us to regulatory and/or legal enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine, and criminal penalties. It is also possible that other federal, state, or foreign enforcement authorities might take action if they consider the product promotion to constitute promotion of an unapproved use of an approved product or of an unapproved product, which could result in significant fines or penalties under other statutes, such as laws prohibiting false claims for reimbursement, and have a material adverse effect on our business, financial condition, and results of operations.

The information that we provide to healthcare providers, customers, and our partners could be inaccurate or incomplete, which could harm our business, financial condition, and results of operations.

We collect and transmit healthcare-related information to and from our customers, providers and partner pharmacies in connection with the telehealth consultations conducted by the providers and prescription medication fulfillment by our partner pharmacies. If the data that we provide to our customers, providers, or partner pharmacies are incorrect or incomplete or if we make mistakes in the capture or input of these data, our reputation may suffer and we could be subject to claims of liability for resulting damages. While we maintain insurance coverage, this coverage may prove to be inadequate or could cease to be available to us on acceptable terms, if at all. Even unsuccessful claims could result in substantial costs and the diversion of management resources. A claim brought against us that is uninsured or under-insured could harm our business, financial condition, and results of operations.

Our use, disclosure, and other processing of personally identifiable information, including health information, is subject to federal, state, and foreign privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our customers, providers, and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of health information and other types of personal data or personally identifiable information (“PII”). We believe that, because of our operating processes, we are not a covered entity or a business associate under the Health Insurance Portability and Accountability Act (“HIPAA”), which establishes a set of national privacy and security standards for the protection of protected health information by health plans, healthcare clearinghouses, and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. However, to the extent we begin accepting payment from third parties or insurance providers, we may become subject to HIPAA and could face penalties and fines if we fail to comply with applicable requirements of HIPAA and its implementing regulations. Regardless of whether or not we meet the definition of a covered entity or business associate under HIPAA, we have executed business associate agreements with certain other parties and have assumed obligations that are based upon HIPAA-related requirements.

We have developed and maintain policies and procedures with respect to health information and personal information that we use or disclose in connection with our operations, including the adoption of administrative, physical, and technical safeguards to protect such information. As our business operations continue to develop, including through the launch of new product offerings or the development of new services, we may collect additional sensitive health and personal information from our customers that could create additional compliance obligations and may increase our exposure to compliance and regulatory risks regarding the protection and dissemination of such information.

In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity, and security of health information and other types of PII, including the California Confidentiality of Medical Information Act. These laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules, particularly with respect to highly sensitive PII involving behavioral health or sexually transmitted disease. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us, the Affiliated Medical Groups, and the providers, and potentially exposes us to additional expense, adverse publicity, and liability. While we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some health information and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules, and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit health information and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules, or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems, and compliance procedures in a manner adverse to our business.

We also publish statements to our customers through our privacy policy that describe how we handle health information or other PII. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to us may limit customers’ use and adoption of, and reduce the overall demand for, our platform. Any of the foregoing consequences could have a material adverse impact on our business and our financial results.

Public scrutiny of internet privacy and security issues may result in increased regulation and different industry standards, which could deter or prevent us from providing services to our customers, thereby harming our business.

The regulatory framework for privacy and security issues worldwide is evolving and is likely to remain in flux for the foreseeable future. Various government and consumer agencies have also called for new regulation and changes in industry practices. Practices regarding the registration, collection, processing, storage, sharing, disclosure, use, and security of personal and other information by companies offering an online service like our platform have recently come under increased public scrutiny.

For example, the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020, requires, among other things, covered companies to provide new disclosures to California consumers and afford such consumers new abilities to opt-out of certain sales of personal information. Similar legislation has been proposed or adopted in other states. Aspects of the CCPA and these other state laws and regulations, as well as their enforcement, remain unclear, and we may be required to modify our practices in an effort to comply with them. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters in November 2020, and significantly modifies the CCPA, requiring us to incur additional costs and expenses and modify certain of our privacy practices.

Our business, including our ability to operate and to expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our websites, mobile applications, solutions, features, or our privacy policies. In particular, the success of our business has been, and we expect will continue to be, driven by our ability to responsibly gather and use data from data subjects. Therefore, our business could be harmed by any significant change to applicable laws, regulations, or industry standards or practices regarding the storage, use, or disclosure of data our customers or providers share with us, or regarding the manner in which the express or implied consent of customers or providers for such collection, analysis, and disclosure is obtained. Such changes may require us to modify our platform, possibly in a material manner, and may limit our ability to develop new offerings, functionality, or features.

Security breaches, loss of data, and other disruptions could compromise sensitive information related to our business or customers, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we collect, store, use and disclose sensitive data, including health information and other types of PII. We also process and store, and use additional third parties to process and store, confidential and proprietary information such as intellectual property and other proprietary business information, including that of our customers, providers, and partners. Our customer information is encrypted but not always de-identified. We manage and maintain our platform and data utilizing a combination of managed data center systems and cloud-based computing center systems.

We are highly dependent on information technology networks and systems, including the internet, to securely process, transmit, and store this critical information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, and employee or contractor error, negligence or malfeasance, can create system disruptions, shutdowns, or unauthorized disclosure or modifications of information, causing sensitive, confidential or proprietary information to be accessed or acquired without authorization, or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage, transmission, and verification of customer information and other confidential, and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the nature of the sensitive, confidential, and proprietary information that we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We take certain administrative, physical, and technological safeguards to address these risks, such as requiring outsourcing subcontractors who handle customer, user, and patient information for us to enter into agreements that contractually obligate those subcontractors to use reasonable efforts to safeguard sensitive, confidential, and proprietary information. Measures taken to protect our systems, those of our third-party service providers, or sensitive, confidential, and proprietary information that we or our third-party service providers process or maintain, may not adequately protect us from the risks associated with the collection, storage, and transmission of such information. Although we take steps to help protect sensitive, confidential, and proprietary information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses, failures or breaches due to third-party action, employee negligence or error, malfeasance, or other disruptions.

Increased global IT security threats and more sophisticated and targeted computer crime pose a risk to the security of our systems and networks and the confidentiality, availability, and integrity of our data. There have been several recent, highly publicized cases in which organizations of various types and sizes have reported the unauthorized disclosure of customer or other confidential information, as well as cyberattacks involving the dissemination, theft and destruction of corporate information, intellectual property, cash, or other valuable assets. There have also been several highly publicized cases in which hackers have requested “ransom” payments in exchange for not disclosing customer or other confidential information or for not disabling the target company’s computer or other systems. A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, sensitive, confidential, or proprietary information we or our third-party service providers maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, and cause us to incur significant costs for remediation, fines, penalties, notification to individuals and governmental authorities, implementation of measures intended to repair or replace systems or technology, and to prevent future occurrences, potential increases in insurance premiums, and forensic security audits or investigations. As a result, a security breach or privacy violation could result in increased costs or loss of revenue.

If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our platform, and could suffer a loss of customers or providers or a decrease in the use of our platform, and we may suffer loss of reputation, adverse impacts on customer, provider, and partner confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.

Any such breach or interruption of our systems or any of our third-party information technology partners, could compromise our networks or data security processes and sensitive, confidential, or proprietary information could be inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost, or stolen. Any such interruption in access, improper access, disclosure or other loss of such information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of customer information or other personal information, such as the California Consumer Privacy Act or the General Data Protection Regulation, and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to operate our platform and perform our services, provide customer assistance services, conduct research and development activities, collect, process, and prepare company financial information, provide information about our current and future offerings, and engage in other user and clinician education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position.

While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident. In addition, cyber liability insurance is expensive and insurance premiums may increase significantly and/or we may have trouble obtaining adequate cyber insurance in the future based upon increasing global IT security threats. Any data privacy or security claims made against us or relating to our business that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us, and divert the attention of our management, which could have a material adverse effect on our business, financial condition, and results of operations.

Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the FCPA and other anti-corruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person, or gain any improper advantage. The FCPA and similar applicable anti-bribery and anti-corruption laws also prohibit our third-party business partners, representatives, and agents from engaging in corruption and bribery. We and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners, and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible. Our exposure for violating these laws will increase as we continue to expand internationally and as we commence sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, drop in stock price, or overall adverse consequences to our business, all of which may have an adverse effect on our reputation, business, financial condition, and results of operations.

Risks Related to Intellectual Property and Legal Proceedings

Failure to protect or enforce our intellectual property rights could harm our business and results of operations.

Our intellectual property includes the content of our websites, our software code, our electronic medical record system, our mobile application, our unregistered copyrights, and our trademarks. We believe that our intellectual property is an essential asset of our business. If we do not adequately protect our intellectual property, our brand and reputation could be harmed and competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could materially harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our technology, and delay or render impossible our achievement of profitability. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete. We regard the protection of our trade secrets, copyrights, trademarks, trade dress, databases, and domain names as critical to our success. We strive to protect our intellectual property rights by relying on federal, state, and common law rights and other rights provided under foreign laws. These laws are subject to change at any time and could further restrict our ability to protect or enforce our intellectual property rights. In addition, the existing laws of certain foreign countries in which we operate may not protect our intellectual property rights to the same extent as do the laws of the United States. We also have a practice of entering into confidentiality and invention assignment agreements with our employees and contractors, and often enter into confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. In addition, from time to time we make our technology and other intellectual property available to others under license agreements, including open-source license agreements and trademark licenses under agreements with our partners for the purpose of co-branding or co-marketing our products or services. However, these contractual arrangements and the other steps we have taken to protect our intellectual property rights may not prevent the misappropriation of our proprietary information, infringement of our intellectual property rights, disclosure of trade secrets, and other proprietary information, or deter independent development of similar or competing technologies or duplication of our technologies, and may not provide an adequate remedy in the event of such misappropriation or infringement.

Obtaining and maintaining effective intellectual property rights is expensive, as is the costs of defending our rights. We make business decisions about when to file applications or registrations to protect our intellectual property and rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. We are seeking or may seek to protect certain of our intellectual property rights through filing applications for copyrights, trademarks, and domain names in a number of jurisdictions, a process that is expensive and may not be successful in all jurisdictions. Even where we have intellectual property rights, they may later be found to be unenforceable or have a limited scope of enforceability. In addition, we may not seek to pursue such protection in every jurisdiction. In particular, we believe it is important to maintain, protect, and enhance our brand.

Accordingly, we pursue the registration of domain names and our trademarks and service marks in the United States and in some jurisdictions outside of the United States. We may, over time, increase our investment in protecting innovations through investments in filings, registrations or similar steps to protect our intellectual property, and these processes are expensive and time-consuming.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. We may not always detect infringement of our intellectual property rights, and defending or enforcing our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. Litigation may be necessary to enforce our intellectual property rights, protect our proprietary rights, or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and results of operations. We may also incur significant costs in enforcing our trademarks against those who attempt to imitate our brand and other valuable trademarks and service marks. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, countersuits, and adversarial proceedings such as oppositions, inter partes review, post-grant review, re-examination, or other post-issuance proceedings, that attack the validity and enforceability of our intellectual property rights. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

If we fail to maintain, protect, and enhance our intellectual property rights, our business, financial condition, and results of operations may be harmed.

We may in the future be subject to claims that we violated intellectual property rights of others, which are extremely costly to defend and could require us to pay significant damages and limit our ability to operate.

Companies in our industry, and other intellectual property rights holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, intellectual property rights, including use of an individual’s likeness and related trademarks, are a key asset of the celebrity influencers we work with and any use by us of such assets are often heavily negotiated. Our future success depends in part on not infringing upon the intellectual property rights of others. We have in the past and may in the future receive notices that claim we have misappropriated, infringed, or otherwise misused other parties’ intellectual property rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover our technology.

Any intellectual property claim against us or parties indemnified by us, regardless of merit, could be time consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense, be infeasible, or make us less competitive in the market. Such disputes could also disrupt our business, which would adversely impact our customer satisfaction and ability to attract customers. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Additionally, we may be obligated to indemnify our customers in connection with litigation and to obtain licenses or refund subscription fees, which could further exhaust our resources. In the case of infringement or misappropriation caused by technology that we obtain from third parties, any indemnification or other contractual protections we obtain from such third parties, if any, may be insufficient to cover the liabilities we incur as a result of such infringement or misappropriation. Any of these results could harm our results of operations.

We may be subject to legal proceedings and litigation, including intellectual property disputes, which are costly to defend and could materially harm our business and results of operations.

We may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits, and regulatory inquiries, audits, and investigations regarding data privacy, security, labor, and employment, consumer protection, practice of medicine, and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights, and other rights. A portion of the technologies we use incorporates open-source software, and we may face claims claiming ownership of open-source software or patents related to that software, rights to our intellectual property, or breach of open-source license terms, including a demand to release material portions of our source code or otherwise seeking to enforce the terms of the applicable open-source license. We may also face allegations or litigation related to our acquisitions, securities issuances, or business practices, including public disclosures about our business. Litigation and regulatory proceedings, and particularly the healthcare regulatory and class action matters we could face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our solution or require us to stop offering certain features, all of which could negatively impact our acquisition of customers and revenue growth. We may also become subject to periodic audits, which could likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory, and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements. These matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition, and results of operations.

Changes in accounting rules, assumptions, or judgments could materially and adversely affect us, including recent statements from the SEC regarding SPAC-related companies.

Accounting rules and interpretations for certain aspects of our financial reporting are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions or judgments could significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating financial statements from prior period(s). Any of these circumstances could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

For example, on April 12, 2021, the Staff of the SEC issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “Staff Statement”). In the Staff Statement, the Staff of the SEC expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Following the issuance of the Staff Statement, we restated our previously filed financial statements for the Non-Reliance Periods (as defined in our Current Report on Form 8-K filed with the SEC on May 4, 2021). As part of this restatement, we identified a material weakness in our internal control over financial reporting.

As a result of such material weakness, such restatement, the change in accounting for our Public Warrants and Private Placement Warrants (as defined in Note 15 – Common Stock to the unaudited condensed consolidated financial statements included in ITEM 1, Part I of this quarterly report on Form 10-Q), and Parent Warrants (as defined in Note 3 – Recapitalization to the unaudited condensed consolidated financial statements included in ITEM 1, Part I of this quarterly report on Form 10-Q), and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this quarterly report on Form 10-Q, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.

We face the risk of product liability claims and may not be able to maintain or obtain insurance.

Our business involves third-party medical providers performing medical consultations and, if warranted, prescribing medication to our customers, as well as the fulfillment and distribution of pharmaceuticals, including compounded pharmaceuticals, by our affiliated pharmacies. This activity, as well as the sale of other products on our platform, exposes us to the risk of product liability claims. We may be subject to product liability claims if products obtained or prescribed through our platform cause, or merely appear to have caused, an injury. Claims may be made by customers, third-party service providers or manufacturers of products and services we make available. Although we have product liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverages may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business.

We may be subject to claims against us even if the apparent injury is due to the actions of others or misuse of the prescribed medication or other product. These liabilities could prevent or interfere with our growth and expansion efforts. Defending a suit, regardless of merit, could be costly, could divert management attention, and may result in adverse publicity or result in reduced acceptance of our platform and offerings.

Our business could be disrupted by catastrophic events and man-made problems, such as power disruptions, data security breaches, and terrorism.

Our systems are vulnerable to damage or interruption from the occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war, terrorist attack, or incident of mass violence, which could result in lengthy interruptions in access to our platform. In addition, acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, access to our platform could be interrupted. If our systems or those of our vendors or suppliers, including our affiliated pharmacies, were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver our platform and solution to our customers would be impaired or we could lose critical data. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business, financial condition, and results of operations could be harmed. We have implemented a disaster recovery program that allows us to move website traffic to a backup data center in the event of a catastrophe. This allows us the ability to move traffic in the event of a problem, and the ability to recover in a short period of time. However, to the extent our disaster recovery program does not effectively support the movement of traffic in a timely or complete manner in the event of a catastrophe, our business and results of operations may be harmed.

We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business, financial condition and results of operations that may result from interruptions in access to our platform as a result of system failures.

Risks Related to Our Results of Operations and Additional Capital Requirements

We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

Hims & Hers has incurred net losses on an annual basis since its inception. Hims & Hers incurred net losses of $75.2 million, $72.1 million, and $18.1 million in the years ended December 31, 2018, 2019, and 2020, respectively. Hims & Hers had an accumulated deficit of $171.3 million as of December 31, 2020. We expect our costs will increase substantially in the foreseeable future and we expect our losses will continue as we expect to invest significant additional funds towards growing our platform, growing our provider network, growing the capabilities of our affiliated pharmacies and enhancing our pharmacy fulfillment system, operating as a public company, and as we continue to invest in increasing our customer base, hiring additional employees, and developing new products and technological capabilities (including our mobile application) to enhance our customers’ experience on our platform. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. To date, we have financed our operations principally from the sale of our equity, revenue from our platform, and the incurrence of indebtedness. Hims & Hers’ historical cash flows from operations were negative for the years ended December 31, 2018, 2019, and 2020. We may not generate positive cash flows from operations or achieve profitability in any given period, and our limited operating history may make it difficult to evaluate our current business and our future prospects.

We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing and highly regulated industries, including increasing expenses as we continue to grow our business. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which would be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business, results of operations, and financial condition would be adversely affected.

Our quarterly results of operations, as well as our key metrics, may fluctuate on a quarterly and annual basis, which may result in us failing to meet the expectations of industry and securities analysts or our investors.

Our results of operations have in the past, and could in the future, vary significantly from quarter-to-quarter and year-to-year and may fail to match the expectations of securities analysts because of a variety of factors, many of which are outside of our control and, as a result, should not be relied upon as an indicator of future performance. As a result, we may not be able to accurately forecast our results of operations and growth rate. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our results of operations include:
•new developments on our platform or in our product offerings;
•our ability to attract and retain providers to our platform;
•changes in our pricing policies and those of our competitors;
•our ability to execute our plans to add treatment options and provider expertise for additional medical conditions;
•long-term treatment outcomes of customers on our platform;
•medical, technological, or other innovations in our industry or in connection with specific products that we make available on our platform;
•our ability to maintain relationships with customers, partners, and suppliers;
•our ability to retain key members of our executive leadership team;
•successful expansion of licensure and capabilities of our affiliated pharmacies;
•breaches of security or privacy;
•the amount and timing of operating costs and capital expenditures related to the expansion of our business;
•costs related to litigation, investigations, regulatory enforcement actions, or settlements;
•changes in the legislative or regulatory environment, including with respect to practice of medicine, telehealth, privacy or data protection, or enforcement by government regulators, including fines, orders, or consent decrees;
•announcements by competitors or other third parties of significant new products or acquisitions or entrance into certain markets;
•our ability to make accurate accounting estimates and appropriately recognize revenue for our platform and offerings for which there are no relevant comparable products;
•instability in the financial markets;
•global economic conditions;
•the duration and extent of the COVID-19 pandemic; and
•political, economic, and social instability, including terrorist activities, and any disruption these events may cause to the global economy.

The impact of one or more of the foregoing and other factors may cause our results of operations to vary significantly. As such, we believe that quarter-to-quarter comparisons of our results of operations may not be meaningful and should not be relied upon as an indication of future performance.

We rely significantly on revenue from customers purchasing subscription-based prescription products and services and may not be successful in expanding our offerings.

To date, the vast majority of our revenue has been, and we expect it to continue to be, derived from customers who purchase subscription-based prescription products and services through the platform. In our subscription arrangements, customers select a cadence at which they wish to receive product shipments and services. These customers generate a substantial majority of our revenue. The introduction of competing offerings with lower prices for consumers, fluctuations in prescription prices, changes in consumer purchasing habits, including an increase in the use of mail-order prescriptions, changes in the regulatory landscape, and other factors could result in changes to our contracts or a decline in our revenue, which may have an adverse effect on our business, financial condition, and results of operations. Because we derive a vast majority of our revenue from customers who purchase subscription-based prescription products and services, any material decline in the use of such offerings could have a pronounced impact on our future revenue and results of operations, particularly if we are unable to expand our offerings overall.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

We are subject to the reporting requirements of the Exchange Act, the listing standards of the New York Stock Exchange (“NYSE”), and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to continue investing substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new or existing laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

The rules and regulations applicable to public companies has made it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in filings required of a public company, our business and financial condition have become more visible than they have been in the past, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products or services, or enhance our existing platform and associated offerings, enhance our operating infrastructure and acquire complementary businesses and technologies. In order to achieve these objectives, we may make future commitments of capital resources. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and our key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in our key metrics. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, fair value of stock-based compensation, consolidation of variable interest entities, and accounting for business combinations. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors.

We identified a material weakness in our internal control over financial reporting. If we do not adequately address this material weakness or if other material weaknesses or significant deficiencies in our internal control over financial reporting are discovered, this could adversely affect our business and the market price of our Class A common stock.

We identified a material weakness in our internal control over financial reporting as of December 31, 2020, the disclosure of which may have an adverse impact on the price of our Class A common stock (please refer to Part I, ITEM 4 of this quarterly report on Form 10-Q for further discussion). A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020, and our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of December 31, 2020. The material weakness led to incorrect presentation of our Public Warrants, Parent Warrants, and Private Placement Warrants in prior periods, which resulted in the restatement of (i) the Company’s audited financial statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from April 9, 2019 (inception) through December 31, 2019 and (ii) the condensed consolidated unaudited financial statements included in the Company’s quarterly reports on Form 10-Q for (a) the three months ended March 31, 2020, (b) the three and six months ended June 30, 2020, and (c) the three and nine months ended September 30, 2020, the three months ended September 30, 2019 and the period from April 9, 2019 (inception) through September 30, 2019.

Although no material misstatement of Hims’ historical financial statements was identified, we were required to restate the consolidated financial statements of the Company. We have taken, and intend to continue to take, certain remedial actions intended to address the identified material weakness in our internal control over financial reporting. Our remediation plan at this time includes continuing to enhance our internal and external technical accounting resources by hiring additional personnel and increasing communication with third-party professionals with whom we consult regarding the application of complex accounting transactions. However, we can give no assurance that such measures will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future. Additionally, significant costs and resources may be needed to remediate any material weakness (including the material weakness identified) or any internal control deficiencies that may arise in the future.

If we cannot produce reliable and timely financial reports, investors may lose confidence in our financial reporting and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Moreover, if we are unable to remediate, evaluate, and test our internal controls on a timely basis in the future, management will be unable to conclude that our internal controls are effective and our independent registered public accounting firm will be unable to express an unqualified opinion on the effectiveness of our internal control over financial reporting. Any actual or perceived weaknesses or deficiencies that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal control over financial reporting, could have an adverse impact on our business and the market price of our Class A common stock.

We may not be able to timely and effectively implement controls and procedures required by Section 404(a) and/or 404(b) of the Sarbanes-Oxley Act.

We are required to provide management’s attestation on internal controls pursuant to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those previously required of us as a privately-held company. When we cease to be an emerging growth company (“EGC”)

as of the end of the fiscal year ending December 31, 2021, we will also be subject to auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and the relevant increased disclosure obligations.

Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) and/or 404(b) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Class A common stock.

Adverse tax laws or regulations could be enacted or existing laws could be applied to us or our customers, which could subject us to additional tax liability and related interest and penalties, increase the costs of our solution, and adversely impact our business.

The application of federal, state, local, and international tax laws to services provided electronically is evolving. New income, sales, use, value-added, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time (possibly with retroactive effect) and could be applied solely or disproportionately to services provided over the internet or could otherwise materially affect our financial position and results of operations.

In addition, state, local, and foreign tax jurisdictions have differing rules and regulations governing sales, use, value-added, and other taxes, and these rules and regulations can be complex and are subject to varying interpretations that may change over time. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us (possibly with retroactive effect). If we are required to collect and pay back taxes and associated interest and penalties, and if the amount we are required to collect and pay exceeds our estimates and reserves, or if we are unsuccessful in collecting such amounts from our customers, we could incur potentially substantial unplanned expenses, thereby adversely impacting our results of operations and cash flows. Imposition of such taxes on our services going forward or collection of sales tax from our customers in respect of prior sales could also adversely affect our sales activity and have a negative impact on our results of operations and cash flows.

One or more states may seek to impose incremental or new sales, use, value added, or other tax collection obligations on us, including for past sales by us or our resellers and other partners. A successful assertion by a state, country, or other jurisdiction that we should have been or should be collecting additional sales, use, value added, or other taxes on our solutions could, among other things, result in substantial tax liabilities for past sales, create significant administrative burdens for us, discourage users from utilizing our solutions, or otherwise harm our business, results of operations, and financial condition.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.

There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties, and interest may adversely impact our results of operations.

Risks Related to Ownership of our Securities

Our dual class common stock structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, Andrew Dudum, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of our Class V common stock have 175 votes per share, while shares of our Class A common stock have one vote per share. Mr. Dudum, our Chief Executive Officer, Co-Founder and a member of our Board of Directors, including his affiliates and permitted transferees, hold all of the issued and outstanding shares of Class V common stock. Accordingly, Mr. Dudum holds, directly or indirectly, approximately 90% of the outstanding voting power and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Dudum may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale, and might ultimately affect the market price of shares of Class A common stock.

We cannot predict the impact our dual class structure will have on the price of our Class A common stock.

We cannot predict whether our dual class common stock structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices will not be investing in our Class A common stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of our Class A common stock less attractive to other investors. As a result, the market price of shares of our Class A common stock could be adversely affected.

As a “controlled company” within the meaning of NYSE listing standards, we qualify for exemptions from certain corporate governance requirements. We have the opportunity to elect any of the exemptions afforded a controlled company.

Because Mr. Dudum controls more than a majority of the total voting power following the consummation of the Merger, we are a “controlled company” within the meaning of NYSE listing standards. Under NYSE Listing Rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE rules regarding corporate governance:
•the requirement that a majority of its board of directors consist of independent directors;
•the requirement to have a nominating and corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities;
•the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities; and
•the requirement of an annual performance evaluation of the nominating, corporate governance and compensation committees.

Currently, eight of our nine directors have been determined by our Board of Directors to be independent. We also have an independent compensation committee in addition to an independent audit committee. We do not have a nominating committee. The typical functions of this committee are addressed by our full Board of Directors. For as long as the “controlled company” exemption is available, our Board of Directors in the future may not consist of a majority of independent directors and may not have an independent nominating committee or compensation committee. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE rules regarding corporate governance.

Delaware law and our certificate of incorporation and bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our certificate of incorporation, bylaws and the Delaware General Corporation Law (the “DGCL”) contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board of Directors and therefore depress the trading price of our Class A common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our Board of Directors or taking other corporate actions, including effecting changes in our management. Among other things, our certificate of incorporation and/or bylaws include provisions regarding:
•Class V common stock that is entitled to 175 votes per share;
•the ability of our stockholders to take action by written consent in lieu of a meeting for so long as Mr. Dudum and his affiliates and permitted transferees beneficially own a majority of the voting power of the then-outstanding shares of our capital stock;
•the ability of our Board of Directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•the limitation of the liability of, and the indemnification of, our directors and officers;
•the requirement that a special meeting of stockholders may be called only by a majority of the entire Board of Directors, the chairperson of the Board of Directors or the Chief Executive Officer which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
•controlling the procedures for the conduct and scheduling of Board of Directors and stockholder meetings;
•the ability of our Board of Directors to amend the bylaws, which may allow our Board of Directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and
•advance notice procedures with which stockholders must comply to nominate candidates to our Board of Directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board of Directors, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board of Directors or management.

In addition, our certificate of incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

Our certificate of incorporation designates a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders, employees, or agents.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder, (iii) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against us governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Securities Act, and, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Notwithstanding the foregoing, the provisions of Article XII of our certificate of incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

These choice of forum provisions in our certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and we have chosen to take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” which could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we have chosen to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will lose our EGC status on December 31, 2021 and qualify as a large accelerated filer based on our market capitalization as of June 30, 2021, according to Rule 12b-2 of the Securities Exchange Act of 1934, as amended. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. Because we will lose our EGC status on December 31, 2021, we intend to adopt all accounting pronouncements currently deferred under the EGC election according to public company standards, which will be reflected in our 2021 Annual Report.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible. We will remain a smaller reporting company until December 31, 2021, when we will lose our smaller reporting company status.

The price of our Class A common stock may be volatile.

The price of our Class A common stock may fluctuate due to a variety of factors, including:
•changes in the industries in which we operate;
•variations in our operating performance and the performance of our competitors in general;
•material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;
•actual or anticipated fluctuations in our quarterly or annual results of operation;

•publication of research reports by securities analysts about us or our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;
•additions and departures of key personnel;
•changes in laws and regulations affecting its business;
•commencement of, or involvement in, litigation involving us;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of our Class A common stock available for public sale;
•sales of shares of Class A common stock by the PIPE Investors;
•the recent restatement of our previously filed financial statements for the Non-Reliance Periods; and
•general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our Class A common stock regardless of our operating performance.

The sale or the perception of future sales of a substantial number of shares of our Class A common stock could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock.

Immediately following the completion of the Merger, the former Hims stockholders owned approximately 83.5% of the total outstanding shares of Class A common stock and Class V common stock.

Although the Sponsor is subject to certain lock-up restrictions regarding the transfer of shares of Class A common stock, these shares may be sold after the expiration of the applicable lock-up under the Sponsor Agreement, dated as of September 30, 2020. In addition, the lock-up restrictions applicable to certain shares of Class A common stock held by former Hims stockholders expired in July 2021. We have filed a resale shelf registration statement on Form S-1 (No. 333-252814) that relates to the offer and sale from time to time by the selling securityholders named in that prospectus of up to 174,516,077 shares of Class A common stock. The market price of our Class A common stock could decline if the holders of currently or previously restricted shares sell them or are perceived by the market as intending to sell them.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A common stock.

Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, the market price and volume for shares of our Class A common stock could be adversely affected.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that will increase our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations will result in increased general and administrative expenses and a diversion of management’s time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Recent Sales of Unregistered Securities

On July 2, 2021, we consummated the acquisition of YoDerm, Inc. (“Apostrophe”), pursuant to which we issued 8,074,935 shares of restricted Class A common stock to former equityholders of Apostrophe representing a portion of the consideration for such transaction, which securities were valued at $50.7 million for accounting purposes. For more detail regarding the transaction, see Note 4 – Acquisitions to the unaudited condensed consolidated financial statements included in ITEM 1, Part I of this quarterly report on Form 10-Q. We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act, in reliance on the exemption afforded by Section 4(a)(2) thereof.

In July and August 2021, we issued a total of 226,790 shares of Class A common stock upon the cashless exercise of Parent Warrants (as defined in Note 3 – Recapitalization to the unaudited condensed consolidated financial statements included in ITEM 1, Part I of this quarterly report on Form 10-Q) issued to former Hims equityholders in the Merger. At the time of exercise, the warrants were exercisable on a cashless basis for 0.267 shares of Class A common stock per warrant. We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act, in reliance on the exemption afforded by Section 3(a)(9) thereof.

Issuer Purchases of Equity Securities

On August 9, 2021, we redeemed an aggregate total of 248,710 Parent Warrants and Public Warrants (as defined in Note 15 – Common Stock to the unaudited condensed consolidated financial statements included in ITEM 1, Part I of this quarterly report on Form 10-Q) at a price of $0.10 per warrant and made an immaterial redemption payment to the holders of redeemed warrants. For more detail regarding the warrant redemption, see Note 15 – Common Stock to the unaudited condensed consolidated financial statements included in ITEM 1, Part I of this quarterly report on Form 10-Q.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit No.	Description
31.1	Certification of the Chief Executive Officer required by Rule 13a-14(a) or Rule 15d-14(a).*

31.2	Certification of the Chief Financial Officer required by Rule 13a-14(a) or Rule 15d-14(a).*

32.1	Certification of the Chief Executive Officer required by Rule 13a-14(b) or Rule 15d-14(b) and 18 U.S.C. 1350**

32.2	Certification of the Chief Financial Officer required by Rule 13a-14(b) or Rule 15d-14(b) and 18 U.S.C. 1350**

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase

104	Cover Page Interactive Data File - The cover page from this Quarterly Report on Form 10-Q is formatted in iXBRL

*	Filed herewith
**	Furnished herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.
November 10, 2021

Hims & Hers Health, Inc.

By:	/s/ Spencer Lee
Name: Spencer Lee
Title: Chief Financial Officer
(Principal Financial and Accounting Officer)